      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997

                                                      REGISTRATION NO. 333-21865
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              HARTFORD LIFE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                            06-1470915
         (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                              200 HOPMEADOW STREET
                          SIMSBURY, CONNECTICUT 06089
                                 (860) 843-7716
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                GREGORY A. BOYKO
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                              HARTFORD LIFE, INC.
                              200 HOPMEADOW STREET
                          SIMSBURY, CONNECTICUT 06089
                                 (860) 843-7716
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

  GEORGE W. BILICIC, JR., ESQ.         MICHAEL S. WILDER, ESQ.             ANDREW S. ROWEN, ESQ.
    CRAVATH, SWAINE & MOORE        THE HARTFORD FINANCIAL SERVICES          SULLIVAN & CROMWELL
       825 EIGHTH AVENUE                     GROUP, INC.                      125 BROAD STREET
    NEW YORK, NEW YORK 10019                HARTFORD PLAZA                NEW YORK, NEW YORK 10004
         (212) 474-1000              HARTFORD, CONNECTICUT 06115               (212) 558-4000
                                            (860) 547-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: At such time or times after the Registration Statement becomes effective, as determined by market conditions.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                   SUBJECT TO COMPLETION, DATED MAY 23, 1997

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED      , 1997
                                  $650,000,000

                              HARTFORD LIFE, INC.
              $200,000,000       % NOTES DUE                , 2004
              $200,000,000       % NOTES DUE                , 2007
           $250,000,000       % DEBENTURES DUE                , 2027
[HARTFORD LOGO]
HARTFORD LIFE
                            ------------------------

    The     % Notes Due             , 2004 (the "    % Notes"), the     % Notes
Due             , 2007 (the "    % Notes") and the     % Debentures Due
            , 2027 (the "    % Debentures" and, collectively with the     %
Notes and the     % Notes, the "Offered Debt Securities" or the "Securities")
will be unsecured obligations of Hartford Life, Inc. (the "Company"). Interest
on each of the     % Notes, the     % Notes and the     % Debentures is payable
semiannually on             and             of each year, commencing
            , 1997. Each series of Securities may be redeemed, in whole or in part, at the option of the Company, at any time at a redemption price equal to any accrued and unpaid interest plus the greater of the principal amount thereof and an amount equal to Discounted Remaining Fixed Amount Payments, as defined in "Description of the Securities -- Redemption" in this Prospectus Supplement. The Securities will not be subject to any sinking fund. See "Description of the Securities" in this Prospectus Supplement.

    Each series of the Offered Debt Securities will be issued in fully registered form only in denominations of $1,000 and any integral multiple thereof. Such securities will be represented by global securities ("Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in "Description of Debt Securities -- Global Debt Securities" in the accompanying Prospectus, Offered Debt Securities in definitive form will not be issued.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
  THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                                                         INITIAL PUBLIC
                                                            OFFERING       UNDERWRITING     PROCEEDS TO
                                                            PRICE(1)       DISCOUNT(2)     COMPANY(1)(3)
                                                        ---------------- ---------------- ----------------
Per      % Note Due           , 2004...................        %                %                %
Total..................................................        $                $                $
Per      % Note Due           , 2007...................        %                %                %
Total..................................................        $                $                $
Per      % Debenture Due           , 2027..............        %                %                %
Total..................................................        $                $                $

---------------
(1) Plus accrued interest, if any, from         , 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $1,000,000 payable by the Company.
                            ------------------------

    Each series of the Securities offered hereby is offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Securities will be ready for delivery in book-entry form only through the
facilities of DTC in New York, New York on or about             , 1997, against
payment therefor in immediately available funds.

                       Underwriters of the       % Notes
GOLDMAN, SACHS & CO.

                A.G. EDWARDS & SONS, INC.


                                NATIONSBANC CAPITAL MARKETS, INC.


                                            PAINEWEBBER INCORPORATED


                                                       SALOMON BROTHERS INC


                       Underwriters of the       % Notes
GOLDMAN, SACHS & CO.

                 BANCAMERICA SECURITIES, INC.


                                  CHASE SECURITIES INC.


                                               FIRST CHICAGO CAPITAL MARKETS,
                                               INC.


                     Underwriters of the       % Debentures
GOLDMAN, SACHS & CO.

                 CITICORP SECURITIES, INC.


                                  CREDIT SUISSE FIRST BOSTON


                                    LEHMAN BROTHERS


                                    J.P. MORGAN & CO.

                            ------------------------

         The date of this Prospectus Supplement is             , 1997.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     THROUGH AND INCLUDING                   , 1997, (THE 40TH DAY AFTER THE
DATE OF THIS PROSPECTUS SUPPLEMENT), ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" IN THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

     FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements incorporated herein by reference to the Company's Form 10. See "Available Information" in the accompanying Prospectus. Unless the context otherwise requires, the "Company" means Hartford Life, Inc. and its consolidated subsidiaries. See "Glossary of Selected Insurance and Other Terms" for the definitions of certain insurance-related terms which are printed in boldface type the first time they appear in this Prospectus Supplement.


     Unless otherwise indicated, financial information, operating statistics and ratios applicable to the Company set forth in this Prospectus Supplement are based on United States generally accepted accounting principles ("GAAP") rather than STATUTORY ACCOUNTING PRACTICES.

                                    GENERAL

     The Company is a leading insurance and financial services company with operations that provide (i) annuity products such as individual VARIABLE ANNUITIES and FIXED MVA ANNUITIES, deferred compensation and retirement plan services and mutual funds for savings and retirement needs to over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers and (iii) employee benefits products such as group life and group disability insurance for the benefit of over 15 million individuals. According to the latest publicly available data identified below, with respect to the United States, the Company is the largest writer of both total individual annuities and individual variable annuities based on sales for the year ended December 31, 1996, the eighth largest consolidated life insurance company based on STATUTORY ASSETS as of December 31, 1995, and the largest writer of group short-term disability benefit plans and the second largest writer of group long-term disability insurance based on full-year 1995 new PREMIUMS and PREMIUM EQUIVALENTS.


     The Company's assets have grown at a compound annual growth rate of 36%, from $23 billion in 1992 to $80 billion in 1996. The Company has achieved rapid growth of assets by pursuing a strategy of selling diverse and innovative products through multiple distribution channels, achieving cost efficiencies through economies of scale and improved technology, maintaining effective risk management and prudent UNDERWRITING techniques and capitalizing on its brand name and customer recognition of the Hartford stag logo (the "Stag Logo"), one of the most recognized symbols in the financial services industry. During this period, the Company has attained strong market positions for its principal product offerings -- annuities, individual life insurance and employee benefits. In particular, the Company holds the leading market position in the individual variable annuity industry based on sales for the year ended December 31, 1996. The Company's sales of individual variable annuities grew from $1.8 billion in 1992 to $9.3 billion in 1996, and, for the year ended December 31, 1996, the Company had a 13% market share (according to information compiled by Variable Annuities Research and Data Service ("VARDS")). During this period of growth, the Company's separate account assets, which are generated principally by the sale of annuities, grew from 36% of total assets at December 31, 1992 to 62% of total assets at December 31, 1996. The Company believes that such asset growth stems from various factors including the variety and quality of its product offerings, the performance of its products, the effectiveness of its multiple channel distribution network, the quality of its customer service and the overall growth of the variable annuity industry and the stock and bond markets. However, there is no assurance that the Company's historical growth rate will continue.


     Management believes the Company's substantial growth in assets, together with management's effort to control expenses, has made the Company one of the most efficient competitors in the insurance industry. In 1995, the Company had the ninth lowest ratio of GENERAL INSURANCE EXPENSES to statutory assets, an industry measure of operating efficiency, of the fifty largest U.S. life insurers, based on statutory assets. The Company's ratio improved to .64% in 1996, from .72% in 1995 and 1.38% in 1992, as compared with the average ratio of 1.50% for the fifty largest U.S. life insurers for the year ended December 31, 1995, based on information compiled by A.M. Best Company, Inc. ("A.M. Best").

                             ANALYSIS OF NET INCOME

     As shown in the following table, the Company's operating results by segment reflect: (i) strong results from its Annuity, Individual Life Insurance and Employee Benefits segments, offset by (ii) results in its Guaranteed Investment Contracts segment, from which management expects no material income or loss in the future as described herein, and (iii) results in the Company's corporate operation (the "Corporate Operation"). In response to the results in the Guaranteed Investment Contracts segment in 1994, the Company undertook a thorough review of the guaranteed investment contract market and determined to substantially withdraw from the GENERAL ACCOUNT guaranteed rate contract ("GRC") business in 1995. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the investment portfolio of Closed Book GRC (as defined below). Because the Company does not expect any material income or loss from the Guaranteed Investment Contracts segment in the years subsequent to 1996, management believes that future earnings will be dependent on income from the Annuity, Individual Life Insurance and Employee Benefits segments, net of the Corporate Operation.

     In the first quarter of 1997, net income increased by $24 million, or 62%, to $63 million from $39 million in the first quarter of 1996 due to growth in the Annuity, Individual Life Insurance and Employee Benefits segments of 30%, 22% and 13%, respectively, and the elimination of losses in the Guaranteed Investment Contracts segment. These results were partially offset by higher unallocated expense in the Corporate Operation primarily due to an increase in interest expense related to the Pre-Offering Indebtedness. See "-- Company Financing Plan".

                                                                                     FOR THE
                                                                                  THREE MONTHS
                                             FOR THE YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                            ---------------------------------    ---------------
                                            1992   1993   1994   1995   1996     1996     1997
                                            ----   ----   ----   ----   -----    ----   --------
                                                               (IN MILLIONS)
Annuity...................................  $ 35   $ 54   $ 84   $113   $ 145    $ 33     $ 43
Individual Life Insurance.................    17     21     27     37      44       9       11
Employee Benefits.........................    36     48     53     67      78      16       18
Guaranteed Investment Contracts(1)........    21     30      1    (67)   (225)    (15)      --
Corporate Operation(2)....................   (16)   (28)   (14)     3     (18)     (4)     (10)
Unallocated net realized capital gains
  (losses)(3).............................     8      5     --     (3)     --      --        1
Cumulative effect of changes in accounting
  principles(4)...........................   (47)    --     --     --      --      --       --
                                            ----   ----   ----   ----    ----     ---     ----
  Net income..............................  $ 54   $130   $151   $150   $  24    $ 39     $ 63
                                            ====   ====   ====   ====    ====     ===     ====

---------------
(1) The Company substantially withdrew from the general account GRC business in 1995. Management expects no material income or loss from the Guaranteed Investment Contracts segment in the future as described herein.

(2) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any segment such as items related to the ITT Spin-Off (as defined herein). For a discussion of the Corporate Operation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".

    The following table details the components of the Corporate Operation:

                                                                                     FOR THE
                                                                                  THREE MONTHS
                                             FOR THE YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                            ---------------------------------    ---------------
                                            1992   1993   1994   1995   1996     1996     1997
                                            ----   ----   ----   ----   -----    ----   --------
                                                               (IN MILLIONS)
Unallocated income and expense............  $(11)  $ (3)  $ (7)  $(14)  $ (18)   $ (4)    $(10)
Group medical business....................    (5)   (25)    (7)    (1)      1      --       --
ITT Spin-Off related items and other......    --     --     --     18      (1)     --       --
                                            ----   ----   ----   ----    ----     ---     ----
          Total Corporate Operation.......  $(16)  $(28)  $(14)  $  3   $ (18)   $ (4)    $(10)
                                            ====   ====   ====   ====    ====     ===     ====

(3) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.

(4) Reflects the cumulative effect of adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.

                                SEGMENT ANALYSIS

     Annuity net income has grown at a compound annual rate of 43%, from $35 million in 1992 to $145 million in 1996. This segment offers individual variable annuities and fixed MVA annuities, deferred compensation and retirement plan services, mutual funds, investment management services and other financial products. As indicated above, the Company is the largest writer of individual annuities (according to information compiled by Life Insurance Marketing and Research Association ("LIMRA")) and the largest writer of individual variable annuities (according to information compiled by VARDS). In 1996, the Company sold $9.8 billion of individual annuities, of which $9.3 billion were individual variable annuities; of the Company's total individual annuities, $6.6 billion were sold through broker-dealers and $3.2 billion were sold through banks. The Company's variable annuity product offerings include the Putnam Capital Manager Variable Annuity and The Director, two of the four highest selling variable annuity contracts in the United States for the year ended December 31, 1996. These variable annuity products allow customers to save for retirement on a tax-deferred basis through a variety of mutual funds provided by the Company. The Company's fixed MVA annuity also provides customers a tax-deferred savings vehicle with fixed rates for guaranteed periods. As of December 31, 1996, such fixed rates ranged from 3.4% to 9.3% and averaged 6.53%, while the periods over which such rates are to be paid ranged from one to ten years and averaged approximately seven years. The Company has distribution arrangements to sell its individual annuity products with approximately 1,350 national and regional broker-dealers and approximately 450 banks. Management believes that it has established a strong distribution franchise through its long-standing relationships with the members of its bank and broker-dealer network and is committed both to expanding sales through these established channels of distribution and promoting new distributors for all its products and services.

     Individual Life Insurance net income has grown at a compound annual rate of 27%, from $17 million in 1992 to $44 million in 1996. This segment, which focuses on the high-end estate and business planning markets, sells a variety of individual life insurance products, including VARIABLE LIFE and UNIVERSAL LIFE INSURANCE policies. The Company believes that it is one of the leading competitors in the high-end estate and business planning markets as indicated by its relatively high average face value per POLICY. The Company has distribution arrangements to sell its individual life insurance products in the United States with approximately 137,000 licensed life insurance agents.

     Employee Benefits net income has grown at a compound annual rate of 21%, from $36 million in 1992 to $78 million in 1996. This segment sells group insurance products, including group life and group disability insurance and corporate-owned life insurance ("COLI"), and engages in certain international operations. As indicated above, the Company is the largest writer of group short-term disability benefit plans and the second largest writer of group long-term disability insurance, as well as the fourth largest writer of group life insurance, based on full-year 1995 new premiums and premium equivalents (according to information reported to the Employee Benefits Plan Review ("EBPR")). Management believes that, as a result of the Company's name recognition, the value-added nature of its managed disability products and its effective claims administration, it is one of the leading sellers in the "large case" group market (companies with over 1,000 employees) and that further growth opportunities exist in the "small" and "medium case" group markets. The Company uses an experienced group of employees to distribute its Employee Benefits products through a variety of distribution outlets, including insurance agents, brokers, associations and THIRD-PARTY ADMINISTRATORS.

     Guaranteed Investment Contracts net income has declined from net income of $21 million in 1992 to a net loss of $225 million in 1996. The results of this segment have been primarily affected by prepayments substantially in excess of assumed and historical levels of mortgage-backed securities ("MBSs") and collateralized mortgage obligations ("CMOs") supporting a block of traditional general account GRC written by the Company prior to 1995 ("Closed Book GRC"). The Company substantially withdrew from the general account GRC business in 1995 and now writes a limited amount of such business primarily as an accommodation to customers. For example, in the first quarter of 1997 the Company wrote $13 million of general account GRC (most of which was renewals to existing customers), representing an expected annual net income of less than $30,000. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the Closed Book GRC investment portfolio. The Company expects no material income or loss from the Guaranteed Investment Contracts segment in the future. For a discussion of Closed Book GRC and the risk of future losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC".

     The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. The Corporate Operation includes (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as items related to the ITT Spin-Off (as defined below).

     The Company's principal insurance subsidiaries currently are rated "A+ (superior)" by A.M. Best and have claims-paying ability ratings of "AA" from Standard and Poor's ("S&P") and "AA+" from Duff & Phelps Credit Rating Co. ("Duff & Phelps"), and one such insurance subsidiary, Hartford Life Insurance Company ("Hartford Life"), has an insurance financial strength rating of "Aa3" from Moody's Investors Service, Inc. ("Moody's").

     The Company is a direct subsidiary of Hartford Accident and Indemnity Company ("Hartford Accident and Indemnity") and an indirect subsidiary of The Hartford Financial Services Group, Inc. (formerly known as ITT Hartford Group, Inc.) ("The Hartford"). The Hartford is among the largest domestic and international providers of commercial property-casualty insurance, property-casualty REINSURANCE and personal lines (including homeowners and auto) coverages. On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) ("ITT") distributed all of the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date (the transactions relating to such distribution are referred to herein as the "ITT Spin-Off"). As a result of the ITT Spin-Off, The Hartford became an independent, publicly traded company.

                               BUSINESS STRATEGY

     Management believes that its corporate strategies will maintain and enhance its position as a market leader within the financial services industry and will maximize stockholder value. In addition, the Company's strong positions in each of its businesses, coupled with the growth potential management believes exists in its markets, provide opportunities to increase sales of its products and services, as individuals increasingly save and plan for retirement, protect themselves and their families against disability or death and prepare their estates for an efficient transfer of wealth between generations. Management has established the following strategic priorities for the Company:

     LEVERAGE THE COMPANY'S MULTIPLE CHANNEL DISTRIBUTION NETWORK. Management believes that the Company's multiple channel distribution network provides a distinct competitive advantage in selling its products and services to a broad cross-section of customers throughout varying economic and market cycles. The Company has access to a variety of distribution outlets through which it sells its products and services, including approximately 1,350 national and regional broker-dealers, approximately 450 banks (including 21 of the 25 largest banks in the United States), 137,000 licensed life insurance agents, 2,900 insurance brokers, 244 third-party administrators and 165 associations. In particular, the Company believes that the bank and broker-dealer network employed by its Annuity segment is among the largest in the insurance industry. Management believes that this extensive distribution system generally provides the Company with greater opportunities to access its customer base than its competitors and allows the Company to introduce new products and services quickly through this established distribution network as well as new channels of distribution. For example, the Company sells fixed MVA annuities, variable annuities, mutual funds, SINGLE PREMIUM VARIABLE LIFE INSURANCE and Section 401(k) plan services through its broker-dealer and bank distribution systems.

     OFFER DIVERSE AND INNOVATIVE PRODUCTS. The Company provides its customers a diverse mix of products and services aimed at serving their needs throughout the different stages of their lives and during varying economic cycles. The Company offers a variety of variable and fixed MVA annuity products with funds managed both internally and by outside money managers such as Wellington Management Company, LLP ("Wellington"), Putnam Financial Services, Inc. ("Putnam") and Dean Witter InterCapital, Inc. ("Dean Witter"). The Company also regularly develops and brings to market innovative products and services. For example, the Company was the first major seller of individual annuities to successfully develop and market fixed annuities with an MVA feature which protects the Company from losses due to higher interest rates in the event of early surrender. The Company also was a leader in introducing the "managed disability" approach to the group disability insurance market. This approach focuses on early claimant intervention in an effort to facilitate a claimant's return to work and to contain costs.

     CAPITALIZE ON ECONOMIES OF SCALE, CUSTOMER SERVICE AND TECHNOLOGY. As a result of its growth and attention to maintaining low expenses, the Company believes it has achieved advantageous economies of scale and operating efficiencies in its businesses which together enable the Company to competitively price its products for its distribution network and policyholders. For example, as noted above, the Company is the eighth largest consolidated life insurance company based on statutory assets as of December 31, 1995, with a ratio (as of such date) of general insurance expenses to statutory assets that is less than half the average ratio for the fifty largest U.S. life insurers. In addition, the Company has reduced its individual annuity expenses as a percentage of total individual annuity account value to 28 BASIS POINTS in 1996 from 43 basis points in 1992. In addition, the Company believes that it maintains high-quality service for its customers and utilizes computer technology to enhance communications within the Company and throughout its distribution network in order to improve the Company's efficiency in marketing, selling and servicing its products. In 1996, the Company received one of the five Quality Tested Service Seals awarded by DALBAR Inc. ("DALBAR"), a recognized independent research organization, for its achievement of the highest tier of customer service in the variable annuity industry.

     CONTINUE PRUDENT RISK MANAGEMENT. The Company's product designs, prudent underwriting standards and risk management techniques protect it against DISINTERMEDIATION risk and greater than expected MORTALITY and MORBIDITY. As of December 31, 1996, the Company had limited exposure to disintermediation risk on approximately 99% of its insurance liabilities through the use of NON-GUARANTEED SEPARATE ACCOUNTS, MVA features, policy loans, SURRENDER CHARGES and non-surrenderability provisions. With respect to the Company's individual annuities, 97% of the related total account value was subject to surrender charges as of December 31, 1996. The Company also enforces disciplined claims management to protect the Company against greater than expected mortality and morbidity. The Company regularly monitors its underwriting, mortality and morbidity assumptions to determine whether its experience remains consistent with these assumptions and to ensure that the Company's product pricing remains appropriate.

     BUILD ON BRAND NAME AND FINANCIAL STRENGTH. Management believes that the combined effect of the above-mentioned strengths, The Hartford's 187-year history and customer recognition of the Stag Logo have produced a distinguished brand name for the Company. The Company's financial strength, characterized by sound ratings and a balance sheet of well-protected liabilities and highly rated assets, also has enhanced the Company's brand name within the financial services industry. Management believes that brand awareness, an established reputation and financial strength will continue to be important factors in maintaining distribution relationships, enhancing investment advisory alliances and generating new sales with customers.

               RELATIONSHIP BETWEEN THE COMPANY AND THE HARTFORD


     The Hartford is the controlling stockholder of the Company and beneficially owns 100% of the outstanding Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). On May 21, 1997, the Company offered up to 26 million shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock" and, together with the Class B Common Stock, the "Common Stock"), including 3 million shares to cover the underwriters' over-allotment options if exercised in full (the "Equity Offerings"). The Company expects to complete the Equity Offerings on May 28, 1997. Upon completion of the Equity Offerings, The Hartford will continue to own shares of Common Stock which will represent approximately 96.1% of the combined voting power of all the outstanding Common Stock and approximately 83.2% of the economic interest in the Company (or approximately 95.6% and 81.4%, respectively, if the over-allotment options of the underwriters in the Equity Offerings are exercised in full). The Hartford has advised the Company that its current intention is to continue to hold all the shares of Class B Common Stock it beneficially owns. However, The Hartford generally has no contractual obligation to retain its shares of Class B Common Stock.


     Promptly following the completion of the Equity Offerings, The Hartford and the Company expect to elect two additional directors of the Company who will be persons not currently or formerly associated with The Hartford or the Company. The Board of Directors of the Company (the "Board of Directors") will then consist of ten members, including eight who are directors and/or officers of The Hartford. The Hartford will have the ability to change the size and composition of the Company's Board of Directors.

     For additional information concerning the Company's relationship with The Hartford following the Equity Offerings, see "Certain Relationships and Transactions".

                             COMPANY FINANCING PLAN

     Historically, for financial reporting purposes, The Hartford internally allocated a portion of its third-party indebtedness (referred to as the "Allocated Advances") to the Company's life insurance subsidiaries. Cash was contributed to the life insurance subsidiaries in connection with certain of such Allocated Advances. In February 1997, the Company (i) declared a dividend of $1.184 billion payable to Hartford Accident and Indemnity, (ii) obtained a line of credit from a syndicate of four banks (the "Line of Credit") in the amount of $1.3 billion, (iii) borrowed $1.084 billion under the Line of Credit and (iv) paid to Hartford Accident and Indemnity the $1.184 billion dividend, which consisted of the $1.084 billion in cash borrowed under the Line of Credit and $100 million in the form of a promissory note executed by the Company for the benefit of Hartford Accident and Indemnity (the "$100 Million Promissory Note"). $893 million of such dividend constituted a repayment of the Allocated Advances. In addition, on April 4, 1997, the Company declared and paid a dividend of $25 million to Hartford Accident and Indemnity in the form of a promissory note executed by the Company for the benefit of Hartford Accident and Indemnity (the "$25 Million Promissory Note" and, together with the $100 Million Promissory Note, the "Promissory Notes"). The Line of Credit and the Promissory Notes are hereinafter referred to as the "Pre-Offering Indebtedness".


     The Company expects to use the estimated net proceeds from the Equity Offerings of $607.5 million (assuming no exercise of the underwriters' over-allotment options) to make a capital contribution of at least $150 million to its life insurance subsidiaries, to reduce the Pre-Offering Indebtedness and for other general corporate purposes.


     The Company will use the net proceeds from the offering of Securities made hereby (the "Debt Offering") to further reduce the Pre-Offering Indebtedness. For a description of certain transactions effected prior to the Debt Offering and the actions taken concurrently with or promptly after the Debt Offering, see "Company Financing Plan".

     The closing of the offerings of the   % Notes, the   % Notes and the   %
Debentures are not conditioned on one another.

                     CERTAIN FACTORS AFFECTING THE COMPANY
                           AND THE INSURANCE INDUSTRY

     Prospective purchasers of the Offered Debt Securities should consider, among other things, the following factors affecting the Company and the insurance industry: (i) The Hartford's control of the Company through its beneficial ownership of approximately 96.1% of the combined voting power of all the outstanding Common Stock and approximately 83.2% of the economic interest in the Company (or approximately 95.6% and 81.4%, respectively, if the over-allotment options of the underwriters in the Equity Offerings are exercised in full); (ii) the importance of the Company's ratings assigned by nationally recognized statistical rating organizations and the impact of such ratings on the Company's ability to compete with other insurance companies, financial intermediaries and other financial institutions; (iii) the potentially negative impact on the Company's results of operations of certain economic and market factors, including the level of volatility in the markets in which the Company invests and the overall investment returns provided thereby; (iv) the importance of relationships the Company has with certain third parties in connection with the distribution or investment management of the Company's annuity and life insurance products; (v) the extensive regulation and supervision to which the Company is subject, the various regulatory initiatives that may affect the Company in the future and the other legal actions involving the Company; (vi) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(vii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards by the Financial Accounting Standards Board ("FASB"); and (viii) the competition the Company faces from other life insurance companies, as well as certain banks, securities brokerage firms, investment advisors and certain other financial intermediaries. Reference also is made to the Company's Form 10 incorporated herein by reference for a fuller discussion of such factors. See "Available Information" in the accompanying Prospectus.

                             COMPANY FINANCING PLAN

     The Company was formed in December 1996 to serve as the holding company for Hartford Life and Accident Insurance Company ("Hartford Life and Accident") and its subsidiaries. In connection with such formation, Hartford Accident and Indemnity contributed its ownership of all the outstanding capital stock of Hartford Life and Accident to the Company and the Company issued to Hartford Accident and Indemnity all the outstanding shares of capital stock of the Company. Subsequent to the initial capitalization of the Company, the following transactions took place or will take place:

     (1) Historically, for financial reporting purposes, The Hartford internally allocated the Allocated Advances to the Company's life insurance subsidiaries. Cash was contributed to the life insurance subsidiaries in connection with certain of such Allocated Advances. In February 1997, the Company (i) declared a dividend of $1.184 billion payable to Hartford Accident and Indemnity, (ii) obtained the $1.3 billion Line of Credit, (iii) borrowed $1.084 billion under the Line of Credit and (iv) paid to Hartford Accident and Indemnity the $1.184 billion dividend, which consisted of the $1.084 billion in cash borrowed under the Line of Credit and the $100 Million Promissory Note. $893 million of such dividend constituted a repayment of the Allocated Advances. In addition, on April 4, 1997, the Company declared and paid a dividend of $25 million to Hartford Accident and Indemnity in the form of the $25 Million Promissory Note.


     (2) On May 21, 1997, the Company offered up to 26 million shares of its Class A Common Stock in the Equity Offerings (including 3 million shares to cover the underwriters' over-allotment options if exercised in full). The Company expects to complete the Equity Offerings on May 28, 1997 and to receive net proceeds therefrom of $607.5 million (assuming no exercise of the underwriters' over-allotment options). The Company expects to use such net proceeds from the Equity Offerings to make a capital contribution of at least $150 million to its life insurance subsidiaries, to reduce the Pre-Offering Indebtedness and for other general corporate purposes.


     (3) The Company will use the net proceeds of the Debt Offering to further
reduce the Pre-Offering Indebtedness. The closing of the offerings of the   %
Notes, the   % Notes and the   % Debentures are not conditioned on one another.

     Upon the completion of the Debt Offering, the Company will have $350 million of debt securities and/or preferred stock remaining available for sale in the public markets pursuant to the shelf registration statement, which may be issued at any time following the Debt Offering. See "Use of Proceeds", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


     Upon completion of the Equity Offerings, Hartford Accident and Indemnity may cancel a portion of the then outstanding Promissory Notes in light of the Company's capital structure and its ability to access the capital markets. However, Hartford Accident and Indemnity is not legally obligated to effect any such cancellation in whole or in part.

                                 CAPITALIZATION


     The table below sets forth the capitalization of the Company as of March 31, 1997 under the following circumstances: (i) on a historical basis (which includes the borrowing of $1.084 billion under the Line of Credit and the payment of a $1.184 billion dividend to Hartford Accident and Indemnity, consisting of the $1.084 billion in cash borrowed under the Line of Credit and the $100 Million Promissory Note, with $893 million of such dividend constituting a repayment of the Allocated Advances); (ii) on a pro forma basis to give effect to the reclassification of the 1,000 shares of authorized common stock of the Company into Class B Common Stock and the authorization of the Class A Common Stock and the declaration and payment to Hartford Accident and Indemnity of a $25 million dividend in the form of the $25 Million Promissory Note (together, the "Pre-Offering Transactions"); (iii) on an as adjusted basis to give effect to the issuance and sale in the Equity Offerings of 23 million shares of Class A Common Stock at an initial public offering price of $28.25 per share and the application of the estimated net proceeds of $607.5 million (assuming no exercise of the underwriters' over-allotment options) to make a capital contribution to the Company's insurance subsidiaries, to reduce the Pre-Offering Indebtedness and for other general corporate purposes; and (iv) as further adjusted to give effect to the completion of the Debt Offering promptly following the Equity Offerings and the application of the estimated net proceeds therefrom to further reduce the Pre-Offering Indebtedness. As of March 31, 1997, the pro forma ratio of total debt to total capital, excluding net unrealized losses on investments, net of tax, of $93 million and after giving effect to the completion of the Debt Offering following the Equity Offerings, would be 32.6% (or 29.6% if the underwriters' over-allotment options in the Equity Offerings are exercised in full). See "Use of Proceeds". To the extent the Debt Offering is not consummated, the Pre-Offering Indebtedness of the Company that would otherwise have been repaid from the net proceeds of the Debt Offering will remain outstanding.



                                                                                      AS OF MARCH 31, 1997
                                                                 ---------------------------------------------------------------
                                                                                 PRO FORMA
                                                                                    FOR         AS ADJUSTED       AS FURTHER
                                                                               PRE-OFFERING     FOR EQUITY       ADJUSTED FOR
                                                                 HISTORICAL    TRANSACTIONS      OFFERINGS       DEBT OFFERING
                                                                 ----------    -------------    -----------    -----------------
                                                                                          (IN MILLIONS)
Borrowings under Line of Credit(1).............................    $1,084         $ 1,084         $   693           $    43
Short-term debt due parent(2)..................................       100             125              82                82
Long-term debt:
    % Notes Due           , 2004 offered hereby................        --              --              --               200
    % Notes Due           , 2007 offered hereby................        --              --              --               200
    % Debentures Due           , 2027 offered hereby...........        --              --              --               250
                                                                   ------          ------          ------            ------
  Total debt...................................................    $1,184         $ 1,209         $   775           $   775
                                                                   ------          ------          ------            ------
Stockholder's equity:
  Preferred Stock, par value $.01 per share; 50,000,000 shares
    authorized; no shares issued and outstanding...............        --              --              --                --
  Common stock, par value $.01 per share; 1,000 shares
    authorized; 100 shares issued and outstanding,
    historical.................................................        --              --              --                --
  Class A Common Stock, par value $.01 per share; 600,000,000 shares authorized; no shares issued and outstanding;
    23,000,000 shares issued and outstanding, as adjusted and
    as further adjusted........................................        --              --              --                --
  Class B Common Stock, par value $.01 per share; 600,000,000 shares authorized; 114,000,000 shares issued and
    outstanding, pro forma, as adjusted and as further
    adjusted...................................................        --               1               1                 1
  Capital surplus..............................................       585             584           1,192             1,192
  Net unrealized capital gains (losses) on investments, net of
    tax........................................................       (93)            (93)            (93)              (93)
  Retained earnings............................................       432             407             407               407
                                                                   ------          ------          ------            ------
    Total stockholder's equity.................................       924             899           1,507             1,507
                                                                   ------          ------          ------            ------
        Total capitalization...................................    $2,108         $ 2,108         $ 2,282           $ 2,282
                                                                   ======          ======          ======            ======


---------------
(1) Represents $1.084 billion borrowed under the Line of Credit on February 18, 1997, with interest payable at the two-month Eurodollar rate, determined as described below, plus 15 basis points (5.65% at the inception of the borrowing) and principal payable on or before February 9, 1998. The Eurodollar rate is determined by taking the average one, two, three or six-month rate (based upon the applicable interest period selected by the Company) at which deposits in U.S. dollars are offered by each of the four participating lenders in London, England to prime banks in the London interbank market, plus an applicable margin (based upon the Company's current public debt ratings).
(2) Represents (i) the $100 Million Promissory Note executed by the Company for the benefit of Hartford Accident and Indemnity, with interest payable at the two-month Eurodollar rate, determined as described above with respect to the Line of Credit, plus 15 basis points (initially 5.60% upon the execution of the $100 Million Promissory Note) and principal payable on February 19, 1998, and (ii) the $25 Million Promissory Note executed by the Company for the benefit of Hartford Accident and Indemnity, with interest payable at the one-month Eurodollar rate, determined as described above with respect to the Line of Credit, plus 15 basis points (initially 5.84% upon the execution of the $25 Million Promissory Note) and principal payable on April 3, 1998.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Offered Debt Securities, estimated to be approximately $645.3 million (after deducting the estimated expenses), will be used to reduce the Pre-Offering Indebtedness. The Pre-Offering Indebtedness was incurred to pay a $1.184 billion dividend to Hartford Accident and Indemnity, $893 million of such dividend constituting a repayment of the Allocated Advances. The Pre-Offering Indebtedness to be repaid has an interest rate of approximately 5.65% and matures in February 1998.

     Upon the completion of the Debt Offering, the Company will have $350 million of debt securities and/or preferred stock remaining available for sale in the public markets pursuant to the shelf registration statement, which may be issued at any time following the Debt Offering. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated income statement data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company and its subsidiaries. The Company's consolidated financial statements have been audited by Arthur Andersen LLP, independent public accountants, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996. The Company's consolidated financial statements as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 were derived from audited consolidated financial statements of certain of the Company's subsidiaries and The Hartford and include all adjustments that management considers necessary for a fair presentation of the data for such periods. The selected consolidated income statement data and balance sheet data for the three months ended March 31, 1996 and 1997, presented below, were derived from the Company's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations to be expected for the full fiscal year. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements, the notes thereto and the other financial information included elsewhere in this Prospectus Supplement, the accompanying Prospectus and incorporated herein by reference to the Company's Form 10.



                                                                                                        AS OF OR FOR
                                                                                                      THE THREE MONTHS
                                                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                    -----------------------------------------------   -----------------
                                                     1992      1993      1994      1995      1996      1996      1997
                                                    -------   -------   -------   -------   -------   -------   -------
                                                                                                        (IN MILLIONS,
                                                                     (IN MILLIONS)                       UNAUDITED)
INCOME STATEMENT DATA
Revenues:
  Premiums and other considerations................ $ 1,273   $ 1,755   $ 2,139   $ 2,643   $ 3,069   $   941   $   679
  Net investment income............................   1,038     1,160     1,403     1,451     1,534       362       375
  Net realized capital gains (losses)..............      10         7         1        (4)     (219)       --         1
                                                    -------   -------   -------   -------    ------   -------
    Total revenues.................................   2,321     2,922     3,543     4,090     4,384     1,303     1,055
                                                    -------   -------   -------   -------    ------   -------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...   1,663     1,903     2,254     2,395     2,727       651       659
  Amortization of deferred policy acquisition
    costs..........................................      74       188       149       205       241        66        83
  Dividends to policyholders(1)....................      48       228       419       675       635       286        54
  Interest expense(2)..............................      26        25        29        35        55        11        16
  Other insurance expense..........................     360       377       469       554       695       230       143
                                                    -------   -------   -------   -------    ------   -------
    Total benefits, claims and expenses............   2,171     2,721     3,320     3,864     4,353     1,244       955
                                                    -------   -------   -------   -------    ------   -------
Income before income tax expense...................     150       201       223       226        31        59       100
Income tax expense.................................      49        71        72        76         7        20        37
Income before cumulative effect of changes in
  accounting principles............................     101       130       151       150        24        39        63
Cumulative effect of changes in accounting
  principles(3)....................................     (47)       --        --        --        --        --        --
                                                    -------   -------   -------   -------    ------   -------
    Net income..................................... $    54   $   130   $   151   $   150   $    24   $    39   $    63
                                                    =======   =======   =======   =======    ======   =======
BALANCE SHEET DATA
General account invested assets.................... $13,514   $15,866   $18,078   $20,072   $19,830             $19,593
Separate account assets(4).........................   8,550    16,314    22,847    36,296    49,770              51,413
All other assets...................................   1,430     7,454     9,324     9,594    10,333              10,496
                                                    -------   -------   -------   -------    ------
  Total assets..................................... $23,494   $39,634   $50,249   $65,962   $79,933             $81,502
                                                    =======   =======   =======   =======    ======
Policy liabilities................................. $13,040   $20,863   $25,208   $26,318   $26,239             $25,817
Separate account liabilities(4)....................   8,550    16,314    22,847    36,296    49,770              51,413
Allocated Advances from parent(2)(5)...............     375       425       525       732       893                  --
All other liabilities..............................     802     1,107     1,283     1,439     1,757               3,348
                                                    -------   -------   -------   -------    ------
  Total liabilities................................ $22,767   $38,709   $49,863   $64,785   $78,659             $80,578
                                                    =======   =======   =======   =======    ======
Stockholder's equity(5)(6)......................... $   727   $   925   $   386   $ 1,177   $ 1,274             $   924
                                                    =======   =======   =======   =======    ======
Stockholder's equity, excluding net unrealized
  capital gains (losses), net of tax(5)............ $   727   $   931   $ 1,116   $ 1,221   $ 1,245             $ 1,017
                                                    =======   =======   =======   =======    ======

                                                                                                        As of or for
                                                                                                      the Three Months
                                                       As of or for the Year Ended December 31,        Ended March 31,
                                                    -----------------------------------------------   -----------------
                                                     1992      1993      1994      1995      1996      1996      1997
                                                    -------   -------   -------   -------   -------   -------   -------
                                                                                                        (in millions,
                                                                     (in millions)                       unaudited)
OTHER FINANCIAL DATA (AFTER TAX)
Analysis of Net Income:
  Annuity.........................................  $    35   $    54   $    84   $   113   $   145   $    33   $    43
  Individual Life Insurance.......................       17        21        27        37        44         9        11
  Employee Benefits...............................       36        48        53        67        78        16        18
  Guaranteed Investment Contracts.................       21        30         1       (67)     (225)      (15)       --
  Corporate Operation(7)..........................      (16)      (28)      (14)        3       (18)       (4)      (10)
  Unallocated net realized capital gains
    (losses)(8)...................................        8         5        --        (3)       --        --         1
  Cumulative effect of changes in accounting
    principles(3).................................      (47)       --        --        --        --        --        --
                                                    -------   -------   -------   -------   -------   -------   -------
      Net income..................................  $    54   $   130   $   151   $   150   $    24   $    39   $    63
                                                    =======   =======   =======   =======   =======   =======   =======
Ratio of earnings to fixed charges(9).............      5.5       7.2       7.0       6.2       1.5       5.5       6.5
Selected Segment Data
Annuity:
  Individual annuity sales........................  $ 2,212   $ 4,232   $ 7,005   $ 6,947   $ 9,841   $ 2,240   $ 2,572
  Group annuity sales.............................      326       370       366       495       634        90       165
  Account value
    General account...............................    3,779     4,767     5,499     6,892     7,411     6,950     7,522
    Guaranteed separate account(10)...............    2,663     3,989     7,026     8,996     9,130     8,790     9,189
    Non-guaranteed separate account(11)...........    5,451    11,003    14,282    21,970    34,219    24,996    36,007
                                                    -------   -------   -------   -------   -------   -------   -------
        Total account value.......................  $11,893   $19,759   $26,807   $37,858    50,760   $40,736   $52,718
                                                    =======   =======   =======   =======   =======   =======   =======
Individual Life Insurance:
  Individual life sales...........................  $    90   $    96   $    94   $   107   $   130   $    22   $    24
  Account value
    General account...............................      816     1,127     1,456     1,579     1,998     1,622     2,023
    Separate account..............................       --       736       836       979     1,238     1,034     1,307
                                                    -------   -------   -------   -------   -------   -------   -------
        Total account value.......................  $   816   $ 1,863   $ 2,292   $ 2,558   $ 3,236   $ 2,656   $ 3,330
                                                    =======   =======   =======   =======   =======   =======   =======
Employee Benefits:
  Group insurance premiums........................  $   841   $   856   $   974   $ 1,103   $ 1,329   $   290   $   362
  Group insurance reserves........................    1,056     1,224     1,412     1,633     1,934     1,684     1,991
  Total group insurance invested assets...........    1,046     1,212     1,400     1,617     1,917     1,668     1,973
  COLI account value
    General account...............................      864     1,549     2,308     3,566     4,028     3,923     3,853
    Separate account..............................       --        --       897     3,484     4,441     3,537     4,352
                                                    -------   -------   -------   -------   -------   -------   -------
        Total COLI account value..................  $   864   $ 1,549   $ 3,205   $ 7,050   $ 8,469   $ 7,460   $ 8,205
                                                    =======   =======   =======   =======   =======   =======   =======
Guaranteed Investment Contracts:
  Guaranteed investment contract sales............  $ 1,608   $ 1,730   $ 1,732   $   893   $   169   $    70   $    41
  Account value
    General account...............................    5,673     6,216     7,257     5,722     4,124     5,318     3,758
    Guaranteed separate account...................      182       193       124       346       408       415       428
                                                    -------   -------   -------   -------   -------   -------   -------
        Total account value.......................  $ 5,855   $ 6,409   $ 7,381   $ 6,068   $ 4,532   $ 5,733   $ 4,186
                                                    =======   =======   =======   =======   =======   =======   =======
Statutory Data(12)
Gains from operations.............................  $    59   $    61   $    45   $   175   $   148
Gains (losses)....................................       70        10        29       (62)       23
                                                    -------   -------   -------   -------   -------
Net income........................................  $   129   $    71   $    74   $   113   $   171
                                                    =======   =======   =======   =======   =======
Capital and surplus...............................  $   824   $   956   $ 1,088   $ 1,224   $ 1,320
                                                    =======   =======   =======   =======   =======


                                                                                                              AS
                                                                                                           ADJUSTED
                                                                                                          FOR EQUITY
                                                                        HISTORICAL   PRO FORMA (13)       OFFERINGS
                                                                        ------      ----------------      ----------
                                                                            (IN MILLIONS, EXCEPT PER SHARE DATA,
                                                                                         UNAUDITED)
Capitalization Data as of March 31, 1997
Borrowings under Line of Credit.......................................  $1,084           $1,084             $  693
Short-term debt due parent............................................     100              125                 82
Stockholder's equity(5)(6)............................................     924              899              1,507

Pro Forma Per Share Data(14)
As of or for the Three Months Ended March 31, 1997:
  Net income(15)......................................................                   $ 0.51             $ 0.51
  Book value(16)......................................................                     7.89              11.00
As of or for the Year Ended December 31, 1996:
  Net income(15)......................................................                   $ 0.19             $ 0.23
  Book value(16)......................................................                     8.40              11.43

 (1) Growth in dividends to policyholders is a result of the November 1992 acquisition from Mutual Benefit Life Insurance Company of a block of participating LEVERAGED COLI business and the subsequent growth in the leveraged COLI business from 1993 to 1995. Policyholder dividends are expected to decline in the future since sales of new leveraged COLI policies have been terminated as a result of the Health Insurance Portability and Accountability Act of 1996.

 (2) For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances from parent was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense prior to December 31, 1996 represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Such interest expense paid was treated as dividends for tax and statutory accounting purposes. The increase in Allocated Advances from parent in 1995 was attributable to the ITT Spin-Off.

 (3) Reflects the cumulative effect of adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.

 (4) Includes both non-guaranteed and guaranteed separate accounts.

 (5) The Company has received capital contributions and paid or accrued dividends to its stockholder for the five-year period ended December 31, 1996 and for the three months ended March 31, 1996 and 1997, as set forth in the table below. The capital contributions described below exclude those amounts classified as Allocated Advances from parent. Dividends exclude those amounts classified as interest expense with respect to the Allocated Advances from parent and paid to The Hartford as described in note (2) above.

                                                                                                      FOR THE
                                                                                                   THREE MONTHS
                                                      FOR THE YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                                --------------------------------------------      ---------------
                                                1992      1993      1994      1995      1996      1996      1997
                                                ----      ----      ----      ----      ----      ----      -----
                                                                                                   (IN MILLIONS,
                                                               (IN MILLIONS)                        UNAUDITED)
        Capital contributions................   $ --      $100      $ 50      $180      $ --      $ --      $  --
        Dividends............................     --        24        17       226        --        --        291
                                                ----      ----      ----      ----      -----     -----     -----
            Net contributions................   $ --      $ 76      $ 33      $(46)     $ --      $ --      $(291)
                                                ====      ====      ====      ====      =====     =====     =====

 (6) Stockholder's equity beginning December 31, 1994 reflects the adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. See Note 2 of notes to consolidated financial statements of the Company incorporated herein by reference.

 (7) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".

     The following table details the components of the Corporate Operation:

                                                                                                    FOR THE
                                                                                                 THREE MONTHS
                                                           FOR THE YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                         ------------------------------------    -------------
                                                         1992    1993    1994    1995    1996    1996     1997
                                                         ----    ----    ----    ----    ----    ----     ----
                                                                                                 (IN MILLIONS,
                                                                    (IN MILLIONS)                UNAUDITED)
        Unallocated income and expense.................. $(11)   $ (3)   $ (7)   $(14)   $(18)   $ (4)    $(10)
        Group medical business..........................   (5)    (25)     (7)     (1)      1      --       --
        ITT Spin-Off related items and other............   --      --      --      18      (1)     --       --
                                                         ----    ----    ----    ----    ----    ----     ----
            Total Corporate Operation................... $(16)   $(28)   $(14)   $  3    $(18)   $ (4)    $(10)
                                                         ====    ====    ====    ====    ====    ====     ====

 (8) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.

 (9) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before federal income taxes and fixed charges. "Fixed charges" consist of interest expense and an imputed interest component for rental expense.

(10) Guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and on which the Company contractually guarantees a minimum return, subject, in most cases, to an MVA feature if the relevant product is surrendered prior to the end of the applicable guarantee period.

(11) Non-guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and as to which the Company does not guarantee a minimum return.

(12) Statutory data has been derived from Annual Statements of Hartford Life and Accident, Hartford Life and ITT Hartford Life and Annuity Insurance Company filed with insurance regulatory authorities, each in accordance with statutory accounting practices. Gains (losses) are net of IMR and taxes.

(13) The pro forma data as of or for the three months ended March 31, 1997 reflects the Pre-Offering Transactions, as if such transactions had occurred as of such date. The pro forma data as of or for the year ended December 31, 1996 reflects the borrowing of $1.084 billion under the Line of Credit, the execution of the $100 Million Promissory Note, the payment of $1.184 billion as a dividend to Hartford Accident and Indemnity ($893 million of such dividend constituting a repayment of the Allocated Advances from parent) and the Pre-Offering Transactions, as if such transactions had occurred as of such date.


(14) Pro forma per share data is calculated based upon the 114 million shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings plus an assumed issuance of 8.67 million shares (for the three months ended March 31, 1997) and 11.06 million shares (for the year ended December 31, 1996), as applicable, of Class A Common Stock in the Equity Offerings (the number of shares which would result in estimated net proceeds equal to the excess of the amount of the February and April 1997 dividends over, with respect to the March 31, 1997 data, the earnings for the year ended December 31, 1996 and the three months ended March 31, 1997 and the Allocated Advances from parent and, with respect to the December 31, 1996 data, the earnings for the year ended December 31, 1996 and the Allocated Advances from parent, as applicable).



(15) As adjusted net income per share is calculated based upon the 114 million shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings, an assumed issuance of 8.67 million shares (for the three months ended March 31, 1997) and 11.06 million shares (for the year ended December 31, 1996), as applicable, of Class A Common Stock in the Equity Offerings (as discussed in note (14) above) and an additional assumed issuance of 4.47 million shares of Class A Common Stock (the number of shares which would result in a reduction of the Pre-Offering Indebtedness and Allocated Advances from parent by $118 million). As adjusted net income per share is based upon historical amounts adjusted to reflect a reduction in interest expense, net of tax, from historical levels that would result from the completion of the Equity Offerings. The foregoing assumes that the Company does not cancel any portion of the Promissory Notes. See "Company Financing Plan".



(16) As adjusted book value per share, as of March 31, 1997, represents total stockholder's equity, as of such date, together with the effect of the Pre-Offering Transactions and the $607.5 million of estimated net proceeds from the issuance and sale of 23 million shares of Class A Common Stock. As adjusted book value per share, as of December 31, 1996, represents total stockholder's equity, as of such date, together with the effect of the borrowing of $1.084 billion under the Line of Credit, the execution of the $100 Million Promissory Note, the payment of $1.184 billion as a dividend to Hartford Accident and Indemnity ($893 million of such dividend constituting a repayment of the Allocated Advances from parent), the Pre-Offering Transactions and the $607.5 million of estimated net proceeds from the issuance and sale of 23 million shares of Class A Common Stock. The foregoing assumes that the Company does not cancel any portion of the Promissory Notes. See "Company Financing Plan".

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations of the Company is prepared as if the Company were a separate entity for all periods presented and should be read in conjunction with the "Selected Consolidated Financial Data", the Company's consolidated financial statements, the notes thereto and the other financial information included elsewhere in this Prospectus Supplement and the accompanying Prospectus and incorporated herein by reference to the Company's Form 10.

GENERAL

     The Company is a leading insurance and financial services company that provides pre-retirement savings, estate planning and employee benefit products. The Company offers variable and fixed annuities, retirement plan services, mutual funds and life and disability insurance on both an individual and group basis. Prior to the completion of the Equity Offerings, the Company operated its businesses as part of The Hartford.

     The Company attempts to attain a pre-determined return on stockholder's equity for each of its business segments. Management facilitates this "bottom-line" approach by operating the Company as a series of micro-enterprises within each of its business segments. These micro-enterprises are managed by individuals with accountability for the profit or loss of the specific operation. The Company assigns capital to each micro-enterprise based on internal formulae and each of the managers is expected to earn the Company's targeted return on the assigned capital.

     The Company derives its revenues principally from (i) asset management fees and mortality and expense fees on separate accounts, (ii) premiums, (iii) net investment income on general account assets, including the general account portion of variable annuities, and (iv) certain other fees earned by the Company. The Company generates investment and mortality and expense fees primarily from the separate account assets deposited with the Company through the sale of individual annuities and variable life products. Premium revenues are derived primarily from the sale of individual life, group life and group disability insurance and COLI. The Company's operating expenses consist of insurance benefits provided, interest credited on general account liabilities, the cost of selling and servicing the various products sold by the Company, including commissions to the various sales representatives (net of any deferrals), and general business expenses.

     The Company's profitability depends in large part upon (i) the amount of its assets, (ii) the adequacy of its product pricing (which is primarily a function of competitive conditions, management's ability to assess and manage trends in mortality and morbidity experience as compared to the level of benefit payments and its ability to maintain expenses within pricing assumptions), (iii) the maintenance of the Company's target spreads between its customer CREDITED RATES and its earned investment rates and (iv) the PERSISTENCY of its policies and premiums (which determines the recoverability of the costs incurred in selling a policy). External factors, such as the impact of legislation on the Company's products, also affect the Company's profitability.

     From time to time, the Company has acquired certain COLI and individual life insurance and annuity blocks of businesses from distressed carriers. These acquisitions have contributed to the Company's growth in assets. The Company assumed COLI blocks of business of approximately $5.6 billion in 1992 and $300 million in 1993 from Mutual Benefit Life Insurance Company ("Mutual Benefit") and individual life insurance and annuity policies of $3.2 billion in 1993 from Fidelity Bankers Life Insurance Company ("Fidelity Bankers"), $434 million in 1994 from Pacific Standard Life Insurance Company ("Pacific Standard") and $77 million in 1996 from Investors Equity Life Insurance Company of Hawaii ("Investors Equity").

     The Company's income prior to the cumulative effect of changes in the Company's accounting principles grew from $101 million in 1992 to $151 million in 1994, a compound annual growth rate of

22%, due in part to internal growth and the acquisitions discussed above. In 1995 and 1996, the Company's net income fell to $150 million and $24 million, respectively, mainly due to losses within the Guaranteed Investment Contracts segment. Because the Company does not expect any material income or loss from the Guaranteed Investment Contracts segment in the years subsequent to 1996, management believes that future earnings will be dependent on income from the Annuity, Individual Life Insurance and Employee Benefits segments, net of the Corporate Operation. Net income of these segments, net of the Corporate Operation, was $150 million, $217 million and $249 million in 1994, 1995 and 1996, respectively, representing a compound annual growth rate over such period of 29%.

     The results of the Guaranteed Investment Contracts segment were materially and adversely affected by lower investment rates and earnings in the investment portfolio supporting such segment due to prepayments on MBSs and CMOs substantially in excess of assumed and historical levels, as well as the interest rate rise in 1994, which caused a mismatch in the duration of such assets and liabilities. In 1995, the Company substantially withdrew from the general account GRC business. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the Closed Book GRC investment portfolio. As a result, due to the foregoing actions, management expects that the net income (loss) from this segment in the years subsequent to 1996 will be immaterial. See "-- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC".

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

  COMPARISON OF CONSOLIDATED RESULTS

     The following table details the Company's consolidated net income for the three months ended March 31, 1996 and 1997.

                                                                                FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996       1997
                                                                           ------     ------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
Revenues:
  Premiums and other considerations......................................  $  941     $  679
  Net investment income..................................................     362        375
  Net realized capital gains (losses)....................................      --          1
                                                                           ------     ------
     Total revenues......................................................   1,303      1,055
                                                                           ------     ------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses.........................     651        659
  Amortization of deferred policy acquisition costs......................      66         83
  Dividends to policyholders.............................................     286         54
  Interest expense(1)....................................................      11         16
  Other insurance expense................................................     230        143
                                                                           ------     ------
     Total benefits, claims and expenses.................................   1,244        955
                                                                           ------     ------
Income before income tax expense.........................................      59        100
Income tax expense.......................................................      20         37
                                                                           ------     ------
     Net income..........................................................  $   39     $   63
                                                                           ======     ======

---------------
(1) For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances from parent was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense prior to December 31, 1996 represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Such interest expense paid was treated as dividends for tax and statutory accounting purposes.

     Revenues decreased $248 million, or 19%, to $1.055 billion in the first quarter of 1997 from $1.303 billion in the first quarter of 1996 due to a decrease in revenues from COLI of $365 million primarily due to significantly less premiums from leveraged COLI as a result of the Health Insurance Portability and Accountability Act of 1996 (the "HIPA Act of 1996"). This legislation phases out the deductability of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. Leveraged COLI will continue to contribute to the profitability of the Company (although such contribution will be reduced in the future due to the effects of this legislation). As a result, net income contributed by COLI may be lower in the future (particularly during 1999 and later years). The decrease in COLI revenues was partially offset by an increase in revenues of $117 million, or 15%, in the Company's other operations, primarily due to a $79 million increase in group insurance revenues and a $47 million increase in revenues from the Annuity segment. Similar factors caused benefits, claims and expenses to decrease by $289 million, or 23%, to $955 million in the first quarter of 1997 from $1.244 billion in the first quarter of 1996.

     Net income increased $24 million, or 62%, to $63 million in the first quarter of 1997 from $39 million in the first quarter of 1996 due to growth in the Annuity, Individual Life Insurance and Employee Benefits segments of 30%, 22% and 13%, respectively, and the elimination of losses in the Guaranteed Investment Contracts segment, partially offset by higher unallocated expense in the Corporate Operation primarily due to an increase in interest expense of $5 million to $16 million in the first quarter of 1997 from $11 million in the first quarter of 1996. This increase was primarily related to the Pre-Offering Indebtedness.

  COMPARISON OF SEGMENT RESULTS

     The following table details the Company's net income by segment for the three months ended March 31, 1996 and 1997.

                                                                                  FOR THE
                                                                               THREE MONTHS
                                                                                ENDED MARCH
                                                                                    31,
                                                                               -------------
                                                                               1996     1997
                                                                               ----     ----
                                                                               (IN MILLIONS,
                                                                                UNAUDITED)
Annuity......................................................................  $ 33     $ 43
Individual Life Insurance....................................................     9       11
Employee Benefits............................................................    16       18
Guaranteed Investment Contracts(1)...........................................   (15)      --
Corporate Operation(2).......................................................    (4)     (10)
Unallocated net realized capital gains (losses)(3)...........................    --        1
                                                                                ---     ----
  Net income.................................................................  $ 39     $ 63
                                                                                ===     ====

---------------
(1) The Company substantially withdrew from the general account GRC business in 1995. Management expects no material income or loss from the Guaranteed Investment Contracts segment in the future as described herein.

(2) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any segment such as items related to the ITT Spin-Off. For a discussion of the Corporate Operation, see
    "-- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".

(3) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.

     The following tables detail the Annuity segment's sales, account value and individual annuity sales by distribution channel as of or for the three months ended March 31, 1996 and 1997.

                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
ANNUITY
  Quarterly sales by product
     Individual variable annuities.......................................  $ 2,200   $ 2,452
     Fixed MVA/Other individual annuities................................       40       120
     Mutual funds........................................................       --        88
     Group annuities.....................................................       90       165
  Account value
     Individual annuities
       General account...................................................  $ 2,576   $ 2,924
       Guaranteed separate account.......................................    8,790     9,024
       Non-guaranteed separate account...................................   21,259    31,666
                                                                           -------   -------
          Total account value............................................  $32,625   $43,614
                                                                           =======   =======
     Group annuities
          Total account value............................................  $ 8,111   $ 9,104
  Individual variable annuity total account value
     Beginning total account value, January 1............................  $20,691   $32,397
       Sales and other deposits..........................................    2,200     2,457
       Acquisitions......................................................       --        --
       Market appreciation...............................................      842      (155)
       Surrenders........................................................     (210)     (444)
                                                                           -------   -------
     Ending total account value, March 31................................  $23,523   $34,255
                                                                           =======   =======
  Individual annuity sales by distribution channel
     Broker-dealers......................................................  $ 1,509   $ 1,703
     Banks...............................................................      731       869
                                                                           -------   -------
          Total..........................................................  $ 2,240   $ 2,572
                                                                           =======   =======

     The following tables detail the Individual Life Insurance segment's sales, account value, insurance in force and revenues excluding a block of business acquired from Investors Equity as of or for the three months ended March 31, 1996 and 1997.

                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
INDIVIDUAL LIFE
  Quarterly sales by product
     Variable life.......................................................  $    10   $    15
     Universal life/Interest-sensitive WHOLE LIFE........................       11         8
     TERM LIFE...........................................................        1         1
     Other...............................................................       --        --
                                                                           -------   -------
          Total..........................................................  $    22   $    24
                                                                           =======   =======
  Total account value....................................................  $ 2,656   $ 3,330
  Total IN FORCE.........................................................  $48,567   $52,277
  Revenues excluding block of business acquisition from Investors
     Equity..............................................................  $   113   $   118

     The following tables detail the Employee Benefits segment's group insurance premiums, group insurance reserves and COLI account value as of or for the three months ended March 31, 1996 and 1997.

                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
EMPLOYEE BENEFITS
  Group insurance premiums
     Group disability....................................................  $   106   $   152
     Group life..........................................................      101       118
     Other...............................................................       83        92
                                                                           -------   -------
          Total..........................................................  $   290   $   362
                                                                           =======   =======
  Group insurance reserves
     Group disability....................................................  $ 1,048   $ 1,296
     Group life..........................................................      328       409
     Other...............................................................      308       286
                                                                           -------   -------
          Total..........................................................  $ 1,684   $ 1,991
                                                                           =======   =======
  COLI account value
     General account.....................................................  $ 3,923   $ 3,853
     Separate account....................................................    3,537     4,352
                                                                           -------   -------
          Total..........................................................  $ 7,460   $ 8,205
                                                                           =======   =======

     The following tables detail the Guaranteed Investment Contracts segment's sales and account value as of or for the three months ended March 31, 1996 and 1997.

                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
GUARANTEED INVESTMENT CONTRACTS
  Guaranteed investment contract sales
     General account.....................................................  $    28   $    13
     Separate account....................................................       42        28
                                                                           -------   -------
          Total..........................................................  $    70   $    41
                                                                           =======   =======
  Account value
     General account.....................................................  $ 5,318   $ 3,758
     Guaranteed separate account.........................................      415       428
                                                                           -------   -------
          Total..........................................................  $ 5,733   $ 4,186
                                                                           =======   =======

  COMPARISON OF ANNUITY SEGMENT RESULTS

     The following table details the Annuity segment's net income for the three months ended March 31, 1996 and 1997.

                                                                                  FOR THE
                                                                               THREE MONTHS
                                                                                ENDED MARCH
                                                                                    31,
                                                                               -------------
                                                                               1996     1997
                                                                               ----     ----
                                                                               (IN MILLIONS,
                                                                               UNAUDITED)
Revenues:
  Premiums and other considerations........................................    $126     $164
  Net investment income....................................................     109      118
  Net realized capital gains (losses)......................................      --       --
                                                                               ----     ----
     Total revenues........................................................     235      282
                                                                               ----     ----
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...........................     105      118
  Amortization of deferred policy acquisition costs........................      44       55
  Dividends to policyholders...............................................      --       --
  Other insurance expense..................................................      35       42
                                                                               ----     ----
     Total benefits, claims and expenses...................................     184      215
                                                                               ----     ----
Income before income tax expense...........................................      51       67
Income tax expense.........................................................      18       24
                                                                               ----     ----
     Net income............................................................    $ 33     $ 43
                                                                               ====     ====

     Revenues increased $47 million, or 20%, to $282 million in the first quarter of 1997 from $235 million in the first quarter of 1996 primarily as a result of an increase in individual annuity account value, particularly individual variable annuity account value, which generated significantly higher fee income. As of March 31, 1997, individual annuity account value increased by $11.0 billion, or 34%, to $43.6 billion from $32.6 billion as of March 31, 1996. The growth in account value was the result of strong sales over the past twelve months, coupled with growth in the Company's separate accounts due to the rise in the stock market in the fourth quarter of 1996. Annuity sales were $2.57 billion in the first quarter of 1997, as compared with $2.24 billion for the first quarter of 1996, with variable annuities comprising $2.45 billion, or 96%, of such amount. Similar factors resulted in an increase in benefits, claims and expenses of $31 million, or 17%, to $215 million in the first quarter of 1997 from $184 million in the first quarter of 1996.

     Net income increased $10 million, or 30%, to $43 million in the first quarter of 1997 from $33 million in the first quarter of 1996 as the total average account value for this segment increased $12.4 billion, or 32%, to $51.7 billion in the first quarter of 1997 from $39.3 billion in the first quarter of 1996.

  COMPARISON OF INDIVIDUAL LIFE INSURANCE SEGMENT RESULTS

     The following table details the Individual Life Insurance segment's net income for the three months ended March 31, 1996 and 1997.

                                                                                 FOR THE
                                                                              THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                             ---------------
                                                                             1996       1997
                                                                             ----       ----
                                                                              (IN MILLIONS,
                                                                               UNAUDITED)
Revenues:
  Premiums and other considerations........................................  $ 88       $ 78
  Net investment income....................................................    34         40
  Net realized capital gains (losses)......................................    --         --
                                                                             ----       ----
     Total revenues........................................................   122        118
                                                                             ----       ----
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...........................    70         55
  Amortization of deferred policy acquisition costs........................    21         26
  Dividends to policyholders...............................................    --         --
  Other insurance expense..................................................    18         20
                                                                             ----       ----
     Total benefits, claims and expenses...................................   109        101
                                                                             ----       ----
Income before income tax expense...........................................    13         17
Income tax expense.........................................................     4          6
                                                                             ----       ----
     Net income............................................................  $  9       $ 11
                                                                             ====       ====

     Revenues decreased $4 million, or 3%, to $118 million in the first quarter of 1997 from $122 million in the first quarter of 1996 primarily as a result of an assumption of a block of business from Investors Equity, which increased revenues by $9 million in the first quarter of 1996, and a shift in the Company's mix of business towards variable universal life insurance, which generates less revenues than traditional life insurance. Similar factors resulted in benefits, claims and expenses decreasing by $8 million, or 7%, to $101 million in the first quarter of 1997 from $109 million in the first quarter of 1996.

     Net income increased $2 million, or 22%, to $11 million in the first quarter of 1997 from $9 million in the first quarter of 1996 primarily due to strong sales over the past twelve months, which increased the amount of individual life insurance in force, and favorable mortality experience. Individual life insurance sales were $24.4 million in the first quarter of 1997, as compared with $22.5 million in the first quarter of 1996.

  COMPARISON OF EMPLOYEE BENEFITS SEGMENT RESULTS

     The following table details the Employee Benefits segment's net income for the three months ended March 31, 1996 and 1997.

                                                                                 FOR THE
                                                                              THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                             ---------------
                                                                             1996       1997
                                                                             ----       ----
                                                                              (IN MILLIONS,
                                                                               UNAUDITED)
Revenues:
  Premiums and other considerations........................................  $727       $435
  Net investment income....................................................   137        143
  Net realized capital gains (losses)......................................    --         --
                                                                             ----       ----
     Total revenues........................................................   864        578
                                                                             ----       ----
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...........................   376        416
  Amortization of deferred policy acquisition costs........................     1          2
  Dividends to policyholders...............................................   286         54
  Other insurance expense..................................................   176         76
                                                                             ----       ----
     Total benefits, claims and expenses...................................   839        548
                                                                             ----       ----
Income before income tax expense...........................................    25         30
Income tax expense.........................................................     9         12
                                                                             ----       ----
     Net income............................................................  $ 16       $ 18
                                                                             ====       ====

     Revenues decreased $286 million, or 33%, to $578 million in the first quarter of 1997 from $864 million in the first quarter of 1996 due to a decrease in revenues from COLI of $365 million. The decrease in COLI revenues resulted from significantly less leveraged COLI premiums as a result of the HIPA Act of 1996. Such decrease was partially offset by a $79 million increase, or 25%, in group insurance revenues. Similar factors resulted in benefits, claims and expenses decreasing by $291 million, or 35%, to $548 million in the first quarter of 1997 from $839 million in the first quarter of 1996.

     Net income increased $2 million, or 13%, to $18 million in the first quarter of 1997 from $16 million in the first quarter of 1996 primarily due to growth in group insurance premiums and favorable morbidity experience. Premiums from group insurance were $362 million in the first quarter of 1997, as compared with $290 million in the first quarter of 1996.

  COMPARISON OF GUARANTEED INVESTMENT CONTRACTS SEGMENT RESULTS

     The following table details the Guaranteed Investment Contracts segment's net loss for the three months ended March 31, 1996 and 1997.

                                                                               FOR THE THREE
                                                                                MONTHS ENDED
                                                                                 MARCH 31,
                                                                               --------------
                                                                               1996      1997
                                                                               -----     ----
                                                                               (IN MILLIONS,
                                                                                 UNAUDITED)
Revenues:
  Premiums and other considerations..........................................  $   1     $ 1
  Net investment income......................................................     72      71
  Net realized capital gains (losses)........................................     --      --
                                                                               -----     ---
     Total revenues..........................................................     73      72
                                                                               -----     ---
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses.............................     93      70
  Amortization of deferred policy acquisition costs..........................      1      --
  Dividends to policyholders.................................................     --      --
  Other insurance expense....................................................      2       2
                                                                               -----     ---
     Total benefits, claims and expenses.....................................     96      72
                                                                               -----     ---
Loss before income tax expense...............................................    (23)     --
Income tax benefit...........................................................     (8)     --
                                                                               -----     ---
     Net loss................................................................  $ (15)    $--
                                                                               =====     ===

     This segment had no net income in the first quarter of 1997, as compared with a $15 million loss in the first quarter of 1996, consistent with management's expectations that net income (loss) from Closed Book GRC in the years subsequent to 1996 will be immaterial based on the Company's current projections for the performance of the assets and liabilities associated with Closed Book GRC.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

  SEGMENT DISCUSSION

     The following table details the Company's net income by segment for the five-year period ended December 31, 1996.

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
                                                        1992    1993    1994    1995    1996
                                                        ----    ----    ----    ----    -----
                                                                    (IN MILLIONS)
Annuity...............................................  $ 35    $ 54    $ 84    $113    $ 145
Individual Life Insurance.............................    17      21      27      37       44
Employee Benefits.....................................    36      48      53      67       78
Guaranteed Investment Contracts.......................    21      30       1     (67)    (225)
Corporate Operation(1)................................   (16)    (28)    (14)      3      (18)
Unallocated net realized capital gains (losses)(2)....     8       5      --      (3)      --
Cumulative effect of changes in accounting
  principles(3).......................................   (47)     --      --      --       --
                                                        -----   ----    ----    ----    ------
     Net Income.......................................  $ 54    $130    $151    $150    $  24
                                                        =====   ====    ====    ====    ======

---------------
(1) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items. See "-- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".

(2) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.

(3) Reflects the cumulative effect of adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.


     The Annuity segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired. The variety of products sold within this segment reflects the diverse nature of the market. These products include individual variable annuities, fixed MVA annuities, deferred compensation and retirement plan services for municipal governments and corporations, STRUCTURED SETTLEMENT CONTRACTS and other special purpose annuity contracts, investment management contracts and mutual funds. The Annuity segment distributes its products primarily through broker-dealers and financial institutions for individual sales, and through employees of the Company for institutional sales. Account value in this segment has grown from $12 billion in 1992 to $51 billion in 1996, which, along with favorable expense trends, has resulted in an increase in this segment's net income from $35 million in 1992 to $145 million in 1996, a compound annual growth rate of 43%.


     The Individual Life Insurance segment focuses on individuals' needs regarding the transfer of wealth between generations, as well as the protection of individuals and their families against lost earnings resulting from death. The chief products sold in this market include both variable and fixed universal life insurance-type contracts (including interest-sensitive whole life insurance), as well as single premium variable life and term life insurance products. The Individual Life Insurance segment distributes its products through insurance agents, broker-dealers and financial institutions, typically assisted by a dedicated group of Company employees. Life insurance in force has increased from $29 billion in 1992 to $52 billion in 1996, of which $4.4 billion was derived from acquisitions. The Company's growth in insurance in force, together with favorable mortality results and a declining expense ratio, has resulted in an increase in this segment's net income from $17 million in 1992 to $44 million in 1996, a compound annual growth rate of 27%.

     The Employee Benefits segment focuses on the needs of employers and associations to purchase group insurance products. A significant amount of the revenue and net income in this segment is derived from the sale of group life insurance and group long-term and short-term disability products. This segment also contains specialty businesses such as COLI, life/health reinsurance and several international operations of the Company. The Employee Benefits segment distributes its products through insurance agents and brokers, usually assisted by a dedicated group of Company employees. Group insurance premiums have increased from $841 million in 1992 to $1.329 billion in 1996, which, along with favorable underwriting results, disciplined claims and expense management and sales of COLI, have resulted in an increase in this segment's net income from $36 million in 1992 to $78 million in 1996, a compound annual growth rate of 21%.

     The Guaranteed Investment Contracts segment consists of GRC that are supported by assets held in either the Company's general account or a guaranteed separate account and includes Closed Book GRC. Historically, a significant majority of these contracts were sold as general account GRC with fixed rates and fixed maturities. The Company decided in 1995, after a thorough review of its GRC business, that it would significantly de-emphasize general account GRC, choosing to focus its distribution efforts on other products sold through other segments. As a result, the Company has substantially withdrawn from the general account GRC business. As discussed in "-- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Comparison of Guaranteed Investment Contracts Segment Results", this segment has reported significant losses in recent years. Management expects no material income or loss from the Guaranteed Investment Contracts segment in the future.

     The Company also maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items. For a further discussion of the Corporate Operation, see
"-- Results of Operations for the Years Ended December 1994, 1995 and
1996 -- Corporate Operation".

  COMPARISON OF CONSOLIDATED RESULTS

     The following table details the Company's consolidated net income for the three-year period ended December 31, 1996.

                                                                 FOR THE YEAR ENDED DECEMBER
                                                                             31,
                                                                 ----------------------------
                                                                  1994       1995       1996
                                                                 ------     ------     ------
                                                                        (IN MILLIONS)
Revenues:
  Premiums and other considerations............................  $2,139     $2,643     $3,069
  Net investment income........................................   1,403      1,451      1,534
  Net realized capital gains (losses)..........................       1         (4)      (219)
                                                                 ------     ------     ------
     Total revenues............................................   3,543      4,090      4,384
                                                                 ------     ------     ------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...............   2,254      2,395      2,727
  Amortization of deferred policy acquisitions costs...........     149        205        241
  Dividends to policyholders(1)................................     419        675        635
  Interest expense(2)..........................................      29         35         55
  Other insurance expense......................................     469        554        695
                                                                 ------     ------     ------
     Total benefits, claims and expenses.......................   3,320      3,864      4,353
                                                                 ------     ------     ------
Income before income tax expense...............................     223        226         31
Income tax expense.............................................      72         76          7
                                                                 ------     ------     ------
     Net income................................................  $  151     $  150     $   24
                                                                 ======     ======     ======

---------------
(1) Growth in dividends to policyholders is a result of the November 1992 acquisition from Mutual Benefit of a block of participating leveraged COLI business and the subsequent growth in the leveraged COLI business from 1993 to 1995. Policyholder dividends are expected to decline in the future since sales of new leveraged COLI policies have been terminated as a result of the HIPA Act of 1996.

(2) For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances from parent was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense prior to December 31, 1996 represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Such interest expense paid was treated as dividends for tax and statutory accounting purposes.

     PREMIUMS AND OTHER CONSIDERATIONS. Premiums and other considerations (including maintenance and expenses fees, COST OF INSURANCE charges and premiums on traditional life, group life and group disability contracts) increased $426 million, or 16%, to $3.069 billion in 1996 from $2.643 billion in 1995. This increase was principally the result of (i) a $216 million increase in the Annuity segment due to a substantial increase in aggregate fees earned on a larger block of separate account assets stemming from strong annuity sales and market appreciation and (ii) a $167 million increase in the Employee Benefits segment driven by an increase in group insurance premiums of $226 million in 1996 from strong group disability sales and renewals, partially offset by a decline in COLI premiums from 1995 levels primarily due to the enactment of the HIPA Act of 1996.

     Premiums and other considerations increased $504 million, or 24%, to $2.643 billion in 1995 from $2.139 billion in 1994. This increase primarily reflects a $505 million increase in the Employee Benefits segment, of which $376 million was due to growth in the COLI business and the remainder of which was due to increased group insurance premiums from strong group disability sales and renewals.

     NET INVESTMENT INCOME. Net investment income increased $83 million, or 6%, to $1.534 billion in 1996 from $1.451 billion in 1995 due to growth in general account assets, other than Closed Book GRC. Net investment income in Closed Book GRC declined by $130 million as the average assets supporting Closed Book GRC declined to $4.4 billion in 1996 from $6.2 billion in 1995. Excluding Closed Book GRC, net investment income increased $213 million, or 19%, to $1.327 billion in 1996 from $1.114 billion in 1995.

     Net investment income increased $48 million, or 3%, to $1.451 billion in 1995 from $1.403 billion in 1994 also due to growth in general account assets, other than Closed Book GRC. Net investment income in Closed Book GRC declined by $144 million as the average assets supporting Closed Book GRC declined to $6.2 billion in 1995 from $6.7 billion in 1994. Excluding Closed Book GRC, net investment income increased $192 million, or 21%, to $1.114 billion in 1995 from $922 million in 1994.

     NET REALIZED CAPITAL GAINS (LOSSES). In 1996, the Company's net realized capital losses were $219 million due to Closed Book GRC. For additional information on the losses related to Closed Book GRC, see "-- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC". The Company's net realized capital losses in 1995 and net realized capital gains in 1994 were immaterial.

     BENEFITS, CLAIMS AND CLAIM ADJUSTMENT EXPENSES. Benefits, claims and claim adjustment expenses increased $332 million, or 14%, to $2.727 billion in 1996 from $2.395 billion in 1995. This increase was caused primarily by (i) a $311 million increase in the Employee Benefits segment chiefly due to increased blocks of group disability and COLI business and (ii) a $99 million increase in the Annuity segment principally due to increased interest credited on general account liabilities, including the general account portion of the individual variable annuity products, partially offset by a decline of $124 million in Closed Book GRC as the average assets supporting Closed Book GRC declined to $4.4 billion in 1996 from $6.2 billion in 1995.

     Benefits, claims and claim adjustment expenses increased $141 million, or 6%, to $2.395 billion in 1995 from $2.254 billion in 1994. This increase principally reflects (i) a $173 million increase in the Employee Benefits segment primarily due to an increase in the COLI block of business to $7.1 billion in 1995 from $3.2 billion in 1994 and (ii) a $27 million increase in the Annuity segment due to increased interest credited on the growth in general account liabilities, including the general account portion of the individual variable annuity products, partially offset by (iii) the one-time effect of the reserves assumed in connection with the Pacific Standard acquisition in 1994, thereby creating a one-time increase in such expenses in 1994, and (iv) a decline of $50 million in Closed Book GRC as the average assets supporting Closed Book GRC declined to $6.2 billion in 1995 from $6.7 billion in 1994.

     AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS. In connection with the sale of individual life and annuity contracts, the Company defers certain policy acquisition costs ("DPAC"), records such costs as assets and amortizes such costs against earnings over the estimated life of the contracts. The amortization of DPAC increased $36 million, or 18%, to $241 million in 1996 from $205 million in 1995 primarily due to increased sales and total account value in the Annuity segment. In 1996, approximately 70% of the Company's DPAC related to its individual annuity business. The amortization of DPAC increased $56 million, or 38%, to $205 million in 1995 from $149 million in 1994 primarily due to an increase in assets in the Annuity segment and an increase in the individual life insurance in force.

     DIVIDENDS TO POLICYHOLDERS. The Company's dividends to policyholders arise out of the Company's leveraged COLI business, a substantial portion of which was written on a participating basis. Dividends to policyholders decreased $40 million, or 6%, to $635 million in 1996 from $675 million primarily due to the elimination of sales of leveraged COLI as a result of the enactment of the HIPA Act of 1996. Dividends to policyholders increased $256 million, or 61%, to $675 million in 1995 from $419 million in 1994 primarily due to the substantial growth of the COLI block of business from 1994.

     INTEREST EXPENSE. Interest expense increased $20 million, or 57%, to $55 million in 1996 from $35 million in 1995 primarily due to an increase in Allocated Advances from parent of $207 million at December 31, 1995 and $75 million at June 30, 1996. Interest expense increased $6 million, or 21%, to $35 million in 1995 from $29 million in 1994 mainly due to an increase in Allocated Advances from parent of $100 million in 1994. The increase in Allocated Advances from parent in June 1996 was in respect of a capital contribution by The Hartford to support the Company's business growth. Allocated Advances from parent increased in 1995 as a result of the increase of indebtedness of The Hartford associated with transactions in connection with the ITT Spin-Off, a portion of which indebtedness was allocated internally by The Hartford to the Company as Allocated Advances.

     OTHER INSURANCE EXPENSE. Other insurance expense, including premium taxes, commissions and other general expenses, net of deferral, increased $141 million, or 25%, to $695 million in 1996 from $554 million in 1995, primarily reflecting increased blocks of group disability and COLI and strong individual annuity and individual life insurance sales.

     Other insurance expense increased $85 million, or 18%, to $554 million in 1995 from $469 million in 1994 primarily reflecting factors largely similar to those described in the preceding paragraph as well as additional growth in the Individual Life Insurance segment due to the Pacific Standard acquisition in 1994.

     INCOME TAX EXPENSE. Income tax expense decreased $69 million in 1996 to $7 million in 1996 from $76 million in 1995 as a result of the charges associated with Closed Book GRC. See "-- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC". Income tax expense increased $4 million to $76 million in 1995 from $72 million in 1994 due to higher pre-tax income in the Annuity, Individual Life Insurance and Employee Benefits segments, partially offset by a decline in Closed Book GRC within the Guaranteed Investment Contracts segment. The Company's effective tax rate is below the statutory tax rate of 35% primarily due to the availability of the corporate dividends received deduction.

     NET INCOME. Net income decreased $126 million to $24 million in 1996 from $150 million in 1995, chiefly reflecting a $158 million decrease owing to the Guaranteed Investment Contracts segment, partially offset by growth in the Company's three other business segments. Net income was essentially unchanged in 1995 at $150 million from $151 million in 1994 primarily due to a $68 million decrease in the Guaranteed Investment Contracts segment, essentially offset by growth in the Company's three other business segments.

  COMPARISON OF ANNUITY SEGMENT RESULTS

     The following table details the Annuity segment's net income for the three-year period ended December 31, 1996.

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                     1994     1995      1996
                                                                     ----     ----     ------
                                                                          (IN MILLIONS)
Revenues:
  Premiums and other considerations................................  $264     $323     $  539
  Net investment income............................................   330      397        434
  Net realized capital gains (losses)..............................    --       --         --
                                                                     -----    -----     -----
     Total revenues................................................   594      720        973
                                                                     -----    -----     -----

Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...................   290      317        416
  Amortization of deferred policy acquisition costs................    90      117        174
  Dividends to policyholders.......................................    --       --         --
  Other insurance expense..........................................    85      118        159
                                                                     -----    -----     -----
     Total benefits, claims and expenses...........................   465      552        749
                                                                     -----    -----     -----

Income before income tax expense...................................   129      168        224
Income tax expense.................................................    45       55         79
                                                                     -----    -----     -----
     Net income....................................................  $ 84     $113     $  145
                                                                     =====    =====     =====

     Revenues increased $253 million, or 35%, to $973 million in 1996 from $720 million in 1995. This increase was principally the result of a $216 million increase in premiums and other considerations, reflecting a substantial increase in aggregate fees earned due to the Company's growing block of separate account assets. The average separate account assets of this segment increased to $37.2 billion in 1996 from $26.1 billion in 1995 primarily due to sales of individual annuities of approximately $10 billion in 1996 and $7 billion in 1995, as well as strong market appreciation in both 1996 and 1995. In addition, the average general account invested assets of this segment increased to $7.2 billion in 1996 from $6.2 billion in 1995 largely as a result of growth in the general account portion of the individual variable annuity products of the Company. The growth in this segment in 1996 also resulted in an increase in total benefits, claims and expenses of $197 million, or 36%, to $749 million in 1996 from $552 million in 1995. The 37% growth in average account value in 1996, coupled with an overall reduction in individual annuity expenses as a percentage of total individual annuity account value to 28 basis points in 1996 from 31 basis points in 1995, has contributed to the growth in net income of $32 million, or 28%, to $145 million in 1996 from $113 million in 1995. Similar factors generated an increase in 1995, as compared with 1994, in revenues of $126 million, or 21%, average general account invested assets of $1.1 billion, or 21%, average separate account assets of $8.0 billion, or 44%, total benefits, claims and expenses of $87 million, or 19%, net income of $29 million, or 35%, and a reduction in individual annuity expenses as a percentage of total individual annuity account value to 31 basis points in 1995 from 35 basis points in 1994.

  COMPARISON OF INDIVIDUAL LIFE INSURANCE SEGMENT RESULTS

     The following table details the Individual Life Insurance segment's net income for the three-year period ended December 31, 1996.

                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                      ---------------------------
                                                                      1994       1995       1996
                                                                      -----      -----      -----
                                                                             (IN MILLIONS)
Revenues:
  Premiums and other considerations................................   $ 277      $ 266      $ 313
  Net investment income............................................     113        142        159
  Net realized capital gains (losses)..............................       1         --         --
                                                                       ----       ----       ----
     Total revenues................................................     391        408        472
                                                                       ----       ----       ----

Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...................     252        217        266
  Amortization of deferred policy acquisition costs................      52         72         63
  Dividends to policyholders.......................................      --         --          1
  Other insurance expense..........................................      47         61         74
                                                                       ----       ----       ----
     Total benefits, claims and expenses...........................     351        350        404
                                                                       ----       ----       ----

Income before income tax expense...................................      40         58         68
Income tax expense.................................................      13         21         24
                                                                       ----       ----       ----
     Net income....................................................   $  27      $  37      $  44
                                                                       ====       ====       ====

     Revenues increased $64 million, or 16%, to $472 million in 1996 from $408 million in 1995. This increase was chiefly due to a $47 million increase in premiums and other considerations, reflecting the cost of insurance charges and variable life insurance fees applied to a larger block of business as insurance in force increased to $52 billion in 1996 from $48 billion in 1995. Total benefits, claims and expenses increased $54 million, or 15%, to $404 million in 1996 from $350 million in 1995. This increase also reflects the increase in the block of individual life insurance business. Additionally, in recent years, mortality results have been favorable. The combination of growth of the Company's business and favorable mortality experience resulted in an increase in net income in this segment of $7 million, or 19%, to $44 million in 1996 from $37 million in 1995.

     In addition, two other events, along with those mentioned above, influenced the results of 1995 as compared with 1994. In 1994, the Company assumed $218 million of individual life insurance reserves from Pacific Standard. This affected both revenues and total benefits, claims and expenses for 1994. Expenses were also positively influenced by the consolidation of the professional functions previously performed in Minneapolis, Minnesota into the Company's Simsbury, Connecticut operations. The combination of this acquisition, internal Company growth, expense management and favorable mortality experience caused net income in this segment to increase $10 million, or 37%, to $37 million in 1995 from $27 million in 1994.

  COMPARISON OF EMPLOYEE BENEFITS SEGMENT RESULTS

     The following table details the Employee Benefits segment's net income for the three-year period ended December 31, 1996.

                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                  1994       1995       1996
                                                                 ------     ------     ------
                                                                        (IN MILLIONS)
Revenues:
  Premiums and other considerations............................  $1,543     $2,048     $2,215
  Net investment income........................................     443        467        618
  Net realized capital gains (losses)..........................      --         --         --
                                                                 ------     ------     ------
     Total revenues............................................   1,986      2,515      2,833
                                                                 ------     ------     ------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...............   1,200      1,373      1,684
  Amortization of deferred policy acquisition costs............       3          4          4
  Dividends to policyholders(1)................................     419        675        634
  Other insurance expense......................................     283        362        396
                                                                 ------     ------     ------
     Total benefits, claims and expenses.......................   1,905      2,414      2,718
                                                                 ------     ------     ------
Income before income tax expense...............................      81        101        115
Income tax expense.............................................      28         34         37
                                                                 ------     ------     ------
     Net income................................................  $   53     $   67     $   78
                                                                 ======     ======     ======

---------------
(1) Growth in dividends to policyholders is a result of the November 1992 acquisition from Mutual Benefit of a block of participating leveraged COLI business and the subsequent growth in the leveraged COLI business from 1993 to 1995. Policyholder dividends are expected to decline in the future since sales of new leveraged COLI policies have been terminated as a result of the HIPA Act of 1996.

     Revenues increased $318 million, or 13%, to $2.833 billion in 1996 from $2.515 billion in 1995. This increase was largely the result of (i) a $167 million increase in premiums and other considerations, reflecting a $226 million increase in group insurance premiums from strong group disability sales and renewals, partially offset by a decline in leveraged COLI premiums primarily due to the enactment of the HIPA Act of 1996, and (ii) a $151 million increase in net investment income primarily due to an increase in the Company's COLI account value. Total benefits, claims and expenses increased $304 million, or 13%, to $2.718 billion in 1996 from $2.414 billion in 1995. This increase generally reflected an increased block of group disability business and other group insurance and an increase in the Company's COLI block of business, partially offset by a $41 million decrease in dividends to policyholders primarily due to the elimination of sales of leveraged COLI as a result of the enactment of the HIPA Act of 1996. This legislation phases out the deductibility of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. Leveraged COLI will continue to contribute to the profitability of the Company (although such contribution will be reduced in the future due to the effects of this legislation). As a result, net income contributed by COLI may be lower in the future (particularly during 1999 and later years). Expenses in the group insurance business, as a percentage of premiums, have declined over the past several years. This trend, along with favorable mortality and morbidity experience, as well as the factors mentioned above, resulted in an increase in net income in this segment of $11 million, or 16%, to $78 million in 1996 from $67 million in 1995.

     The Company had $306 million and $867 million of leveraged COLI sales in 1994 and 1995, respectively, which significantly affected the results of 1995 compared with 1994. Revenues increased $529 million, or 27%, in 1995 primarily due to a $353 million increase related to COLI premiums. Total benefits, claims and expenses increased $509 million, or 27%, in 1995 of which $344 million related to COLI. The additional growth in COLI, coupled with factors similar to those discussed above for 1996 compared with 1995, caused net income in this segment to increase $14 million, or 26%, to $67 million in 1995 from $53 million in 1994.

     In general, the growth in COLI account value has been a significant component of earnings for the Employee Benefits segment over the past three years, representing $26 million, or 33%, in 1996, $22 million, or 33%, in 1995 and $16 million, or 30%, in 1994 of this segment's total earnings.

     During 1994, 1995 and 1996, leveraged COLI sales generated revenues of $892 million, $1.226 billion and $1.298 billion, respectively, which represented 25%, 30% and 30% of the Company's total revenues.

  COMPARISON OF GUARANTEED INVESTMENT CONTRACTS SEGMENT RESULTS

     GENERAL. The following table details the Guaranteed Investment Contracts segment's net income (loss) for the three-year period ended December 31, 1996.

                                                                       FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                    1994     1995      1996
                                                                    ----     -----     -----
                                                                         (IN MILLIONS)
Revenues:
  Premiums and other considerations...............................  $ --     $   1     $   2
  Net investment income...........................................   481       377       251
  Net realized capital losses.....................................    --        --      (219)
                                                                    -----
                                                                       -
                                                                             ------    ------
     Total revenues...............................................   481       378        34
                                                                    -----
                                                                       -
                                                                             ------    ------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses..................   467       453       332
  Amortization of deferred policy acquisition costs...............     4        12         1
  Dividends to policyholders......................................    --        --        --
  Other insurance expense.........................................     8        16        47
                                                                    -----
                                                                       -
                                                                             ------    ------
     Total benefits, claims, and expenses.........................   479       481       380
                                                                    -----
                                                                       -
                                                                             ------    ------
Income (loss) before income tax expense (benefit).................     2      (103)     (346)
Income tax expense (benefit)......................................     1       (36)     (121)
                                                                    -----
                                                                       -
                                                                             ------    ------
     Net income (loss)............................................  $  1     $ (67)    $(225)
                                                                    ======   ======    ======

     The results of this segment have been materially and adversely affected by lower investment rates and earnings from the investment portfolio supporting Closed Book GRC due to prepayments on MBSs and CMOs substantially in excess of assumed and historical levels. Closed Book GRC also was negatively affected by an interest rate rise in 1994 which caused a mismatch in the duration of the related assets and liabilities.

     In 1995, the Company substantially withdrew from the general account GRC business and now writes a limited amount of such business primarily as an accommodation to customers. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the Closed Book GRC investment portfolio. As a result of the foregoing actions, management expects that the net income (loss) from this segment will be immaterial in the years subsequent to 1996.

     Revenues decreased $344 million to $34 million in 1996 from $378 million in 1995 due to $219 million in net realized capital losses and a decline in net investment income of $126 million. The net realized capital losses were the result of asset sales and an other than temporary impairment charge in respect of certain assets within the Closed Book GRC investment portfolio which contributed $84 million and $135 million, respectively, of net realized capital losses. Net investment income declined as the assets of this segment declined to $4.5 billion in 1996 from $6.1 billion in 1995. This decline in assets also was the principal cause of the decrease in benefits, claims and expenses of $101 million to $380 million in 1996 from $481 million in 1995. In addition, amortization of DPAC was lower in 1996 because the unamortized DPAC asset for all policies sold prior to January 1995 was fully amortized in 1995.

     Revenues decreased $103 million to $378 million in 1995 from $481 million in 1994 primarily due to lower net investment income on the assets supporting this segment as result of the MBS and CMO prepayments discussed above. Benefits, claims and expenses of $481 million in 1995 were essentially flat as compared with 1994 as a decline in assets to $6.1 billion in 1995 from $7.3 billion in 1994 was offset by higher credited rates on policies sold in 1994 due to the rise in the general level of interest rates, higher expenses and the DPAC amortization discussed above.

     CLOSED BOOK GRC. Closed Book GRC contains a segregated portfolio of assets monitored and managed by the Company on a liquidating basis; however, such designation as a "segregated" portfolio is only for internal management purposes and has no legal or regulatory effect. As of December 31, 1996, Closed Book GRC had general account assets of $3.6 billion and general account liabilities of $3.6 billion. Closed Book GRC assets consisted of $2.7 billion of fixed maturity securities (including $21 million of MBSs and $1.03 billion of CMOs), a $471 million market-neutral portfolio based on London interbank offered quotations for U.S. dollar deposits ("LIBOR") and $432 million of cash or short-term instruments. Of the $3.6 billion in Closed Book GRC liabilities remaining as of December 31, 1996, the scheduled maturity is as follows: $1.2 billion, or 33%, in 1997, $1.1 billion, or 31%, in 1998, $0.8 billion, or 22%, in 1999 and $0.5 billion, or 14%, thereafter.

     Although the Closed Book GRC asset portfolio as a whole is duration matched with its liabilities, certain investments continue to have a longer maturity than their corresponding liabilities and will need to be liquidated prior to maturity in order to meet the specific liability commitments. To protect the existing value of these investments, the Company entered into various interest rate swap, cap and floor transactions in late September 1996 with the objective of offsetting the market price sensitivity of hedged assets to changes in interest rates. The interest rate swap transactions primarily require the Company to pay fixed rates and receive variable rates. The swaps mature between 1997 and 2003. The interest rate caps mature between 1997 and 2000 and have a weighted average strike price of 7.49% (ranging from 4.5% to 8.8%). The interest rate floors mature between 1997 and 2001 and have a weighted average strike price of 5.62% (ranging from 3.7% to 6.75%). The caps and floors were entered into to support certain portfolio assets that are subject to prepayment or payment extension risk. As a result of the hedges, the Company substantially eliminated further fluctuation in the fair value of these investments due to interest rate changes, thereby substantially reducing the likelihood of any further loss on the assets due to such changes.

     During 1996, Closed Book GRC incurred a $51 million after-tax loss from operations as a result of negative interest spread, as compared with an after-tax loss from operations of $68 million in 1995. With the initiation of the hedge transactions discussed above, which eliminated the possibility that the fair value of Closed Book GRC investments would recover to their current amortized cost prior to sale, an other than temporary impairment loss of $82 million, after tax, was determined to have occurred and was recorded in September 1996. An additional other than temporary impairment loss of $6 million, after tax, occurred in the fourth quarter of 1996 bringing the total 1996 impairment to $88 million. Also, during the third quarter of 1996, Closed Book GRC had asset sales resulting in proceeds of approximately $500 million and a realized loss of $55 million, after tax. The asset sales were undertaken as a result of liquidity needs and favorable market conditions for certain securities. Other charges of $32 million, after tax, which primarily reflect an interest accrual on potential tax assessments, also were recorded in the third quarter of 1996. The interest accrual reflects the Company's assessment of the probable outcome of a United States Internal Revenue Service (the "Internal Revenue Service") examination of the tax treatment of certain hedges employed in respect of the products included in Closed Book GRC.

     In response to the losses associated with Closed Book GRC, the Company instituted an improved risk management process. The Company, among other actions, established a separate risk management unit and increased the frequency with which its material portfolios are reviewed. See "Business -- Investment Operations -- General". Management expects that the net income (loss) from Closed Book GRC in the years subsequent to 1996 will be immaterial based on the Company's current projections for the performance of the assets and liabilities associated with Closed Book GRC, the Company's expectations regarding future sales of assets from the Closed

Book GRC investment portfolio from time to time in order to make the necessary payments on maturing Closed Book GRC liabilities and the stabilizing effect of the hedge transactions. To date, such asset sales have been consistent with the Company's expectations. There are no legal or regulatory restrictions that affect the Company's ability to sell any of its general account assets to satisfy any obligations in respect of Closed Book GRC liabilities. In determining the projected Closed Book GRC net income in years subsequent to 1996, the Company assumed that yield spreads implicit in market values would be consistent with historic trends. In addition, the Company assumed that there would be no material credit losses in respect of assets supporting Closed Book GRC. However, no assurance can be given that, under certain unanticipated economic circumstances which result in the Company's assumptions proving inaccurate, further losses in respect of Closed Book GRC will not occur in the future.

  CORPORATE OPERATION

     GENERAL. The Corporate Operation includes (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and
(iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items.

     The following table details the components of the Corporate Operation (after tax) for the three-year period ended December 31, 1996:

                                                                       FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                                     -----------------------
                                                                     1994     1995     1996
                                                                     ----     ----     -----
                                                                          (IN MILLIONS)
Unallocated income and expense.....................................    (7)     (14)      (18)
Group medical business.............................................    (7)      (1)        1
ITT Spin-Off related items and other...............................    --       18        (1)
                                                                     ----     ----     -----
          Total Corporate Operation................................  $(14)    $  3     $ (18)
                                                                     =====    =====    ======

     UNALLOCATED INCOME AND EXPENSE. The Company includes in the Corporate Operation net investment income on assets representing surplus not assigned to any of its business segments, interest expense on Allocated Advances and certain other revenues and expenses not specifically allocable to any of its business segments. Excluding the impact of the other items described under "-- Group Medical Business" and "-- Other", the Corporate Operation experienced a net loss of $7 million, $14 million and $18 million in 1994, 1995, and 1996, respectively. The increase in the net loss experienced by the unallocated income and expense component of the Corporate Operation was principally due to the increase in interest expense reported over 1994, 1995 and 1996, which was partially offset by increased net investment income on capital contributions made to the Company's life insurance subsidiaries.

     In connection with the 1997 increase in the Company's indebtedness as a result of the borrowing under the Line of Credit and the execution of the $100 Million Promissory Note, the $25 Million Promissory Note and the issuance of the Securities offered hereby, interest expense is expected to increase in 1997 as compared with prior years.

     GROUP MEDICAL BUSINESS. The Company also previously marketed group medical insurance to its customers. The Company exited this business in 1993. Management had determined that the projected future return on assigned capital for the group medical business was inadequate. This decision allowed the Company to focus its group insurance operation on group life and group disability coverage. All known material obligations related to the Company's exit from the group medical business expired as of December 31, 1996. The Company's group medical business reported a net loss of $7 million and $1 million in 1994 and 1995, respectively, and net income of $1 million in 1996.

     OTHER. In addition, the effects of an insurance guaranty fund adjustment of $10 million in 1995 made to reflect lower than expected insolvencies in the insurance industry and the impact of certain assets and liabilities assumed by the Company in 1995 in connection with the ITT Spin-Off impacted the results of the Company's Corporate Operation. Prior to 1995, as a response to certain significant insolvencies experienced in the life insurance industry during the late 1980s and early 1990s, the Company took an approach which incorporated an assumption that more companies experiencing financial difficulties would be formally determined to be insolvent, resulting in increased assessments based on the Company's premiums. As more historical data became available from outside sources such as the National Organization of Life and Health Guaranty Associations, the Company re-estimated reserves based on specific state assessment data and determined that $10 million of such reserves could be released.

INTERCOMPANY ARRANGEMENTS

     The Company's relationship with The Hartford generally will be governed by a series of agreements to be entered into in connection with the Equity Offerings. These agreements generally will maintain the relationship between the Company and The Hartford in a manner consistent in all material respects with past practice. As a result, management believes that none of these arrangements will have a material impact on the results of operations and liquidity of the Company. In general, these arrangements are intended to remain in effect for so long as The Hartford continues to maintain controlling beneficial ownership of the Company.

     Under the terms of a master intercompany agreement between the Company, The Hartford and, with respect to certain sections thereof, Hartford Fire Insurance Company ("Hartford Fire") (the "Master Intercompany Agreement"), the Company and The Hartford will agree to provide to each other, after the completion of the Equity Offerings, services largely similar to those which they provided prior to the Equity Offerings. In addition, The Hartford will agree to license to the Company and certain of its subsidiaries all the trade names, service marks, logos (including the Stag Logo) and other trademarks currently used by the Company in its domestic and international operations. Furthermore, the Master Intercompany Agreement will (i) require the Company to obtain prior written approval from The Hartford with respect to certain corporate activities, (ii) provide for the assumption of liabilities and cross-indemnities allocating liabilities between the parties and (iii) grant certain registration rights to The Hartford and any other transferee in respect of at least 5% of the then outstanding Common Stock (together, the "Rights Holders"). The Master Intercompany Agreement will contain various termination provisions, including the ability of either party to terminate the agreement with respect to the provision of services, upon six months' written notice, in the event that The Hartford ceases to own 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote in the election of directors of the Company (other than securities having such power only upon the occurrence of a default or any other extraordinary contingency) (the "Voting Stock"). See "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement".

     A tax sharing agreement (the " Tax Sharing Agreement") will provide that The Hartford and its subsidiaries, including the Company, will file a consolidated federal income tax return and that The Hartford will have all the rights of a parent of a consolidated group. However, The Hartford and its subsidiaries will make payments to each other such that the amount of taxes each such party pays generally would be that amount it would be required to pay as a separate filer. As the controlling beneficial owner of the Company, The Hartford will control all the tax decisions in respect of the Company. The Tax Sharing Agreement will terminate when the Company ceases to be a subsidiary of The Hartford. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Tax Sharing Agreement and Tax Consolidation".

     Certain investment management agreements (the "Investment Management Agreements") will provide that the investment staff of The Hartford will implement the investment strategies of the Company and act as advisor to certain of the Company's non-guaranteed separate accounts and mutual funds for a fee based on the actual costs of providing such services. During their respective initial three-year terms, the Investment Management Agreements generally will not be terminable by The Hartford and will be terminable by the Company, upon six months' written notice, only if The Hartford fails to satisfy certain performance benchmarks. In general, either party may terminate any of the Investment Management Agreements upon and after the end of the initial three-year term, upon 180 days' prior written notice. The Investment Management Agreements relating to the Company's mutual funds are terminable at any time. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Investment Management Agreements".

     The Company will sublease its headquarters from Hartford Fire which currently leases it from a third party pursuant to a sale-leaseback arrangement. Hartford Fire will retain the right to purchase the facility and the renewal option in respect of such arrangement (such sublease, the "Simsbury Sublease"). The rental payments will be fixed (but not level) over the term of the lease and sublease. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Simsbury Sublease".

LIQUIDITY AND CAPITAL RESOURCES

  HOLDING COMPANY

     Management believes that the liquidity requirements of the Company will be met by funds from the operations of its subsidiaries. As a holding company, the Company's principal source of funds is dividends from its operating subsidiaries. For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. In return, the Company paid The Hartford certain dividends (so treated for tax and statutory accounting purposes) based on The Hartford's actual (third party) external borrowing costs. In general, the Company seeks to maintain a conservative liquidity position and actively manages its capital levels, asset/liability matching and the diversification, duration and credit quality of its investments to ensure that it is able to meet its obligations.

     Historically, The Hartford has provided capital, including the Allocated Advances, to the Company's insurance subsidiaries. Following the Equity Offerings, the Company intends to independently address any capital requirements that may arise. However, for so long as The Hartford maintains a controlling interest in the Company, any deterioration in the financial condition or ratings of The Hartford (as well as the Company) could have the effect of increasing the Company's borrowing costs and/or impairing its access to the capital markets. In addition, The Hartford will have the ability, through its controlling beneficial ownership of the Company and the terms of the Master Intercompany Agreement, to limit or otherwise restrict the Company's ability to raise common or preferred equity capital or incur debt. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement".

     The following table sets forth the historical amounts of capital contributed by The Hartford to the Company and the related dividends accrued or paid or interest expense paid by the Company to The Hartford in respect thereof.

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                     1992     1993     1994     1995     1996
                                                     ----     ----     ----     ----     ----
                                                                  (IN MILLIONS)
Capital contributed................................  $ --     $100     $ 50     $180     $ --
Cash received in respect of Allocated
  Advances(1)......................................    --       50      100       --      115
Dividends accrued or paid..........................    --       24       17      226       --
Interest accrued and paid..........................    26       25       29       35       55
                                                     ----     ----     ----     ----     ----
     Net Capital...................................  $(26)    $101     $104     $(81)    $ 60
                                                     ====     ====     ====     ====     ====

---------------

(1) Excludes non-cash Allocated Advances of $207 million in 1995 and $46 million in 1996.

     The payment of dividends to the Company from its life insurance subsidiaries is subject to certain regulatory restrictions. The payment of dividends by Connecticut-domiciled life insurers is limited under the insurance holding company laws of Connecticut. The Company adheres to these laws which require notice to and approval by the Connecticut Insurance Commissioner for the declaration or payment of any dividend that, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer's policyholder surplus as of December 31 of the preceding year or (ii) net gain from operations for the twelve-month period ending on the December 31 last preceding, in each case determined under statutory insurance accounting practices. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, it requires the approval of the Connecticut Insurance Commissioner. Based on these limitations and 1996 statutory results, the Company would be able to receive $132 million in dividends in 1997 from Hartford Life and Accident, the Company's direct wholly owned subsidiary, without obtaining the approval of the Connecticut Insurance Commissioner. See "Business -- Insurance
Regulation -- General Regulation at State Level".

     On February 20, 1997, the Company made a payment of $1.184 billion as a dividend to Hartford Accident and Indemnity. $893 million of such dividend constituted a repayment of the Allocated Advances. This dividend was paid with the $1.084 billion in cash borrowed by the Company under the Line of Credit, with interest payable at the two-month Eurodollar rate, determined as described below, plus 15 basis points (5.65% at the inception of the borrowing) and principal payable on or before February 9, 1998, and the $100 Million Promissory Note, with interest payable at the two-month Eurodollar rate, determined as described below with respect to the Line of Credit, plus 15 basis points (initially 5.60% upon the execution of the $100 Million Promissory Note) and principal payable on February 19, 1998. Under the terms of the Line of Credit, the Eurodollar rate is determined by taking the average one, two, three or six-month rate (based upon the applicable interest period selected by the Company) at which deposits in U.S. dollars are offered by each of the four participating lenders in London, England to prime banks in the London interbank market, plus an applicable margin (based upon the Company's current public debt ratings). The Line of Credit includes covenants that limit mergers, liens and dividends, as well as financial covenants that require minimum levels of consolidated statutory surplus, risk based capital and net worth, and certain other terms and provisions that are normal and customary for agreements of this type. In particular, for so long as the Line of Credit remains outstanding, its provisions limit the payment of cash dividends by the Company following the Equity Offerings for, among other things, the aggregate amount of cash dividends and distributions received by the Company from its insurance subsidiaries. In addition, on April 4, 1997, the Company made an additional payment of $25 million as a dividend to Hartford Accident and Indemnity. The dividend was paid in the form of the $25 Million Promissory Note, with interest payable at the one-month Eurodollar rate, determined as described above with respect to the Line of Credit, plus 15 basis points (initially 5.84% upon the execution of the $25 Million Promissory Note) and principal payable on April 3, 1998. See "Company Financing Plan".


     On May 21, 1997, the Company offered up to 26 million shares of its Class A Common Stock in the Equity Offerings (including 3 million shares to cover the underwriters' over-allotment options if exercised in full). The Company expects to complete the Equity Offerings on May 28, 1997. The Company intends to use the net proceeds of the Debt Offering, as well as a portion of the Equity Offerings, to substantially reduce the borrowing under the Line of Credit. See "Capitalization". The Company believes that, after giving effect to all of the foregoing transactions, it will have sufficient liquidity to service its debt obligations. Furthermore, the Company believes that because each of the transactions described in this and the foregoing paragraph took place at the holding company level (i.e., at the Company), they will have no impact on the statutory surplus of the Company's insurance subsidiaries, other than an increase in statutory surplus to the extent of capital contributions received from the Company in respect of the Equity Offerings.


     The Company's fixed maturity investments are classified as "available-for-sale" and, accordingly, are reflected in the Company's consolidated financial statements at fair value with the corresponding impact included as a component of stockholder's equity. Changes in interest rates, accordingly, can have a significant impact on stockholder's equity. The effect of Statement of Financial Accounting Standards ("SFAS") No. 115 on stockholder's equity, which represents the net unrealized capital gain (loss), net of tax, on fixed maturity investments, was a decrease of $725 million (including a cumulative adjustment with respect to the adoption of SFAS No. 115 which increased stockholder's equity by $103 million) as of December 31, 1994 and an increase of $679 million and $71 million as of December 31, 1995 and 1996, respectively.


     Based on the Company's historic cash flow and current financial results, management believes that the cash flow from the Company's operating activities over the next year will provide sufficient liquidity for the operations of the Company, as well as provide sufficient funds to enable the Company to make dividend payments, satisfy debt service obligations and pay other operating expenses. Management also believes that completion of the Equity Offerings and the continued execution of its business strategy for the Company will strengthen the financial position of the Company. Although the Company currently anticipates that it will be able to make dividend payments, satisfy debt service obligations and pay other operating and capital expenses for the foreseeable future, the Company can give no assurances as to whether the net cash provided primarily by dividends from Hartford Life and Accident and its other subsidiaries will provide sufficient funds for the Company to do so.



  OPERATING SUBSIDIARIES



     The principal sources of funds for the Company's operating subsidiaries are premiums, net investment income and other considerations, as well as maturities and sales of invested assets. These funds are used primarily to pay policy benefits, dividends to policyholders, claims, operating expenses, interest, commissions and dividends to stockholders, as well as to purchase new investments. The Company's life insurance and group disability products involve long-term liabilities that in general have reasonably predictable payout patterns. However, the Company's annuity products involve liabilities that are less certain as to payout timing and may be subject to unexpected increases in surrenders, which would result in increased liquidity needs. Accordingly, asset/liability management is important to maintaining appropriate liquidity for the Company's operations. The Company's investment strategies are designed to reasonably match the yields and estimated durations of its investments with the contractual obligations of its policies. The Company acquires investments that management believes will provide a predictable spread between investment earnings and amounts credited to policyholders and contractholders and will allow the Company to maintain sufficient liquidity in its investment portfolio in order to adequately satisfy policy and contract commitments under a broad range of adverse economic circumstances. In addition, the Company closely monitors market and other economic conditions that might affect the value and duration of its assets and the persistency of its liabilities. For a discussion of the Company's investment operations, see "Business -- Investment Operations".



     The Company maintained cash and short-term investments totaling $895 million, $1.2 billion, $837 million and $960 million as of December 31, 1994, 1995 and 1996 and March 31, 1997, respectively, and believes that its investment policies combined with the terms of its life insurance and annuity contracts are adequate to support its liquidity needs. Investment grade, public fixed maturity securities (including securities sold pursuant to Rule 144A of the Securities Act ("Rule 144A")) represented 99.5% of the Company's general account and guaranteed separate account investment portfolios at December 31, 1996. For a discussion of the Company's investment operations, see "Business -- Investment Operations".



     Interest rate fluctuations can affect the duration of contractual obligations as well as the value and duration of the assets supporting these obligations and expose the Company to disintermediation risk. The Company can respond to interest rate fluctuations in a number of ways, including changing investment strategies for new cash flows, adjusting interest crediting rates (subject to policy limitations in some instances) and adjusting the price on any new products.

     In addition, the Company closely evaluates and monitors the risk of early policyholder and contractholder surrender. Management believes that it has minimized the potential impact of surrenders, particularly with respect to its annuity business, by protecting approximately 99% of its insurance liabilities as of December 31, 1996 against early surrender through the use of non-guaranteed separate accounts, MVA features, policy loans, surrender charges and non-surrenderability provisions as detailed in the following table.

                                                             FOR THE YEAR ENDED DECEMBER 31, 1996
                                                       -------------------------------------------------
                                                             AMOUNT OF              PERCENTAGE OF TOTAL
                                                       INSURANCE LIABILITIES       INSURANCE LIABILITIES
                                                       ---------------------       ---------------------
                                                           (IN BILLIONS)
Non-guaranteed separate accounts.....................          $38.1                         56%
MVA feature..........................................           17.1                         25
Policy loans(1)......................................            4.0                          6
Non-surrenderability.................................            3.9                          6
                                                               -----                        ---
     Subtotal........................................           63.1                         93
Surrender charges on remaining liabilities...........            4.2                          6
                                                               -----                        ---
     Total...........................................          $67.3                         99%
                                                               =====                        ===

---------------
(1) Policy loans primarily relate to the Company's leveraged COLI business in which the Company earns a stated spread on assets that are loaned to the related policyholder.

     In particular, the Company uses surrender charges to limit the ability of individual and group annuity policyholders to withdraw from such contracts. The following table summarizes the Company's annuity policy reserves as of December 31, 1996 and 1995 based on such policyholders' ability to withdraw funds.

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                       1995                         1996
                                              ----------------------       ----------------------
                                                          PERCENTAGE                   PERCENTAGE
                                              POLICY       OF TOTAL        POLICY       OF TOTAL
                                              RESERVES     RESERVES        RESERVES     RESERVES
                                              -------     ----------       -------     ----------
                                                                 (IN MILLIONS)
Not subject to discretionary withdrawal.....  $ 1,363          3%          $ 1,807          3%
Subject to discretionary withdrawal with
  adjustment:
  With MVA..................................   37,445         86            48,160         89
  At contract value, less surrender charge
     of 5% or more..........................    1,743          4             1,592          3
Subject to discretionary withdrawal at
  contract value with no surrender charge or
  surrender charge of less than 5%..........    2,863          7             2,628          5
                                              -------       ----           -------       ----
     Total annuity policy reserves..........  $43,414        100%          $54,187        100%
                                              =======       ====           =======       ====

     Life insurance policies also are subject to surrender; however, they are less susceptible to surrender than annuity contracts because policyholders must generally undergo a new underwriting process and incur new policy acquisition costs in order to obtain new life insurance policies.

     Surrenders and other fund withdrawals on all insurance liabilities, including liabilities related to Closed Book GRC, totaled $3.0 billion, $5.2 billion and $5.8 billion, and benefits totaled $1.1 billion, $1.2 billion and $1.2 billion, in each of 1994, 1995 and 1996, respectively. Surrenders and other fund withdrawals totaled $1.4 billion and $1.5 billion, and benefits totaled approximately $400 million and $500 million, during the three months ended March 31, 1996 and 1997, respectively. Such surrenders and other fund withdrawals and benefits were met with cash from operations and required no significant sale of fixed maturity assets.

     The Company's asset for DPAC reflects those portions of acquisition costs, including commissions and certain underwriting expenses associated with acquiring insurance products, which are deferred and amortized over the lesser of the estimated or actual contract life. As of December 31, 1996, DPAC was $2.8 billion, having grown from $836 million as of December 31, 1992, principally owing to the growth in sales of the Company's annuity products. As of March 31, 1997, DPAC was $2.9 billion. In determining its DPAC deferral and amortization, the Company believes it sets its amortization and lapse assumptions and other key variables at reasonable and conservative levels, deferring only those acquisition expenses that are within pricing allowables (which is a measure of the amount of expenses permissible for deferral consistent with the Company's target returns over the expected life of a product). In contrast, GAAP generally allows companies to defer recoverable acquisition expenses independent of expected return. These assumptions and the recoverability of the asset are periodically monitored by the Company's internal actuarial and accounting professionals, with adjustments made, where appropriate, in accordance with SFAS No. 60 and SFAS No. 97. Approximately 70% of the Company's DPAC asset relates to the Company's individual annuity block of business. The DPAC asset in respect of the individual variable and fixed MVA annuity products has a weighted average life of less than nine years and approximately six years, respectively, at the time of sale. By comparison, the Company imposes surrender charges, on a declining basis, for seven years, although its fixed MVA annuities sold with a five or six year rate guarantee may be surrendered without penalty at the end of the guarantee period.

     To date, the Company's experience has been favorable, in the aggregate, compared with the assumptions used in its internal DPAC amortization models. The Company believes that its product design, its relationships with its wholesalers and retail distributors and the quality of its customer service have been contributing factors to this positive variance. However, if lapse levels were to substantially rise, the Company could determine that accelerated DPAC amortization would be necessary.

     For a discussion of potential material adverse effects to the Company's business, financial condition and results of operations in connection with any further downgrade in the ratings of the Company's insurance subsidiaries, see "Business -- Ratings".

RECENT ACCOUNTING PRONOUNCEMENTS

     For a discussion of certain enacted changes and recently proposed accounting principles, see notes to consolidated financial statements incorporated herein by reference to the Company's Form 10 and "Business -- Investment Operations -- Asset/Liability Management
Strategies -- Portfolio Hedging".

                                    BUSINESS

GENERAL


     The Company is a leading insurance and financial services company with operations that provide (i) annuity products such as individual variable annuities and fixed MVA annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs to over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers and (iii) employee benefits products such as group life and group disability insurance for the benefit of over 15 million individuals. According to the latest publicly available data, with respect to the United States, the Company is the largest writer of both total individual annuities and individual variable annuities based on new sales for the year ended December 31, 1996 (according to information compiled by LIMRA and VARDS, respectively), the eighth largest consolidated life insurance company based on statutory assets as of December 31, 1995, and the largest writer of group short-term disability benefit plans and the second largest writer of group long-term disability insurance based on full-year 1995 new premiums and premium equivalents (according to information reported to EBPR).



     The Company's assets have grown at a compound annual growth rate of 36%, from $23 billion in 1992 to $80 billion in 1996. The Company has achieved rapid growth of assets by pursuing a strategy of selling diverse and innovative products through multiple distribution channels, achieving cost efficiencies through economies of scale and improved technology, maintaining effective risk management and prudent underwriting techniques and capitalizing on its brand name and customer recognition of the Stag Logo, one of the most recognized symbols in the financial services industry. During this period, the Company has attained strong market positions for its principal product offerings -- annuities, individual life insurance and employee benefits. In particular, the Company holds the leading market position in the individual variable annuity industry based on sales for the year ended December 31, 1996. The Company's sales of individual variable annuities grew from $1.8 billion in 1992 to $9.3 billion in 1996, and, for the year ended December 31, 1996, the Company had a 13% market share (according to information compiled by VARDS). During this period of growth, the Company's separate account assets, which are generated principally by the sale of annuities, grew from 36% of total assets at December 31, 1992 to 62% of total assets at December 31, 1996. The Company believes that such asset growth stems from various factors including the variety and quality of its product offerings, the performance of its products, the effectiveness of its multiple channel distribution network, the quality of its customer service and the overall growth of the variable annuity industry and the stock and bond markets. However, there is no assurance that the Company's historical growth rate will continue.



     Management believes the Company's substantial growth in assets, together with management's effort to control expenses, has made the Company one of the most efficient competitors in the insurance industry. In 1995, the Company had the ninth lowest ratio of general insurance expenses to statutory assets, an industry measure of operating efficiency, of the fifty largest U.S. life insurers, based on statutory assets. The Company's ratio improved to .64% in 1996, from .72% in 1995 and 1.38% in 1992, as compared with the average ratio of 1.50% for the fifty largest U.S. life insurers for the year ended December 31, 1995, based on information compiled by A.M. Best.


     The Company is a newly-organized holding company formed in December 1996, which holds virtually all the annuity, individual life insurance and employee benefits operations of The Hartford. In addition, The Hartford owns certain life insurance operations internationally (through wholly owned subsidiaries in Spain, the United Kingdom and The Netherlands) acquired in connection with the acquisition of companies primarily engaged in property-casualty insurance. The Company is a direct subsidiary of Hartford Accident and Indemnity and an indirect subsidiary of Hartford Fire. Hartford Fire is a direct wholly owned subsidiary of Nutmeg Insurance Company, which is a direct wholly owned subsidiary of The Hartford. The Hartford is among the largest domestic and international providers of commercial property-casualty insurance, property-casualty reinsurance and personal lines (including homeowners and auto) coverages. On December 19, 1995, ITT distributed all the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date in connection with the ITT Spin-Off. As a result of the ITT Spin-Off, The Hartford became an independent, publicly traded company.

INDUSTRY OVERVIEW

     The life insurance and annuity industries recently have been influenced by certain savings trends and demographic factors. The United States Census Bureau reports that the number of individuals aged 45 to 64, which represents the Company's primary market, will grow from 55.7 million in 1996 to 71.1 million in 2005, making this age group the fastest growing segment of the U.S. population. In addition, the Bureau of Labor Statistics forecasts that individuals in the United States will live approximately 18.6 years beyond the age of their retirement. These emerging demographic trends have significantly influenced the growth of the Company as, in management's view, the "baby boomer" segment of the population has become increasingly concerned about retirement and the public's confidence in the ability of government-provided retirement benefits to meet retirement needs diminishes. The Company also has benefited as employer-provided defined benefit plans and other non-cash compensation have become used increasingly as a means to facilitate savings for retirement. Moreover, as the overall population ages, the Company believes that individuals will focus their attention on efficiently transferring wealth between generations. As a result, management believes that an increasing number of individuals will be attracted to the Company's variety of savings-oriented insurance products, with tax-advantaged status, in order to both fund their retirement years and protect accumulated savings.

     In addition, management believes that group life and group disability insurance will continue to be an important employee benefit due to the growing emphasis in recent years on the non-cash component of employee compensation. The Company also believes that the continued growth of small businesses may result in the overall growth of in force group insurance for the insurance industry. Management expects that an increased demand for high-quality services in the group insurance industry will result in continued growth in the Company's sales, particularly if the Company successfully expands the range of services offered in connection with its group disability products.

BUSINESS STRATEGY

     Management believes that its corporate strategies will maintain and enhance its position as a market leader within the financial services industry and will maximize stockholder value. In addition, the Company's strong positions in each of its businesses, coupled with the growth potential management believes exists in its markets, provide opportunities to increase sales of its products and services, as individuals increasingly save and plan for retirement, protect themselves and their families against disability or death and prepare their estates for an efficient transfer of wealth between generations. Management has established the following strategic priorities for the Company:

     LEVERAGE THE COMPANY'S MULTIPLE CHANNEL DISTRIBUTION NETWORK. Management believes that the Company's multiple channel distribution network provides a distinct competitive advantage in selling its products and services to a broad cross-section of customers throughout varying economic and market cycles. The Company has access to a variety of distribution outlets through which it sells its products and services, including approximately 1,350 national and regional broker-dealers, approximately 450 banks (including 21 of the 25 largest banks in the United States), 137,000 licensed life insurance agents, 2,900 insurance brokers, 244 third-party administrators and 165 associations. In particular, the Company believes that the bank and broker-dealer network employed by its Annuity segment is among the largest in the insurance industry. Management believes that this extensive distribution system generally provides the Company with greater opportunities to access its customer base than its competitors and allows the Company to introduce new products and services quickly through this established distribution network as well as new channels of distribution. For example, the Company sells fixed MVA annuities, variable annuities, mutual funds, single premium variable life insurance and Section 401(k) plan services through its broker-dealer and bank distribution systems.

     OFFER DIVERSE AND INNOVATIVE PRODUCTS. The Company provides its customers a diverse mix of products and services aimed at serving their needs throughout the different stages of their lives and during varying economic cycles. The Company offers a variety of variable and fixed MVA annuity products with funds managed both internally and by outside money managers such as Wellington, Putnam and Dean Witter. The Company also regularly develops and brings to market innovative products and services. For example, the Company was the first major seller of individual annuities to successfully develop and market fixed annuities with an MVA feature which protects the Company from losses due to higher interest rates in the event of early surrender. The Company also was a leader in introducing the "managed disability" approach to the group disability insurance market. This approach focuses on early claimant intervention in an effort to facilitate a claimant's return to work and to contain costs.

     CAPITALIZE ON ECONOMIES OF SCALE, CUSTOMER SERVICE AND TECHNOLOGY. As a result of its growth and attention to maintaining low expenses, the Company believes it has achieved advantageous economies of scale and operating efficiencies in its businesses which together enable the Company to competitively price its products for its distribution network and policyholders. For example, as noted above, the Company is the eighth largest consolidated life insurance company based on statutory assets as of December 31, 1995, with a ratio (as of such date) of general insurance expenses to statutory assets that is less than half the average ratio for the fifty largest U.S. life insurers. In addition, the Company has reduced its individual annuity expenses as a percentage of total individual annuity account value to 28 basis points in 1996 from 43 basis points in 1992. In addition, the Company believes that it maintains high-quality service for its customers and utilizes computer technology to enhance communications within the Company and throughout its distribution network in order to improve the Company's efficiency in marketing, selling and servicing its products. In 1996, the Company received one of the five Quality Tested Service Seals awarded by DALBAR, a recognized independent research organization, for its achievement of the highest tier of customer service in the variable annuity industry.

     CONTINUE PRUDENT RISK MANAGEMENT. The Company's product designs, prudent underwriting standards and risk management techniques protect it against disintermediation risk and greater than expected mortality and morbidity. As of December 31, 1996, the Company had limited exposure to disintermediation risk on approximately 99% of its insurance liabilities through the use of non-guaranteed separate accounts, MVA features, policy loans, surrender charges and non-surrenderability provisions. With respect to the Company's individual annuities, 97% of the related total account value was subject to surrender charges as of December 31, 1996. The Company also enforces disciplined claims management to protect the Company against greater than expected mortality and morbidity. The Company regularly monitors its underwriting, mortality and morbidity assumptions to determine whether its experience remains consistent with these assumptions and to ensure that the Company's product pricing remains appropriate.

     BUILD ON BRAND NAME AND FINANCIAL STRENGTH. Management believes that the combined effect of the above-mentioned strengths, The Hartford's 187-year history and customer recognition of the Stag Logo have produced a distinguished brand name for the Company. The Company's financial strength, characterized by sound ratings and a balance sheet of well-protected liabilities and highly rated assets, also has enhanced the Company's brand name within the financial services industry. Management believes that brand awareness, an established reputation and financial strength will continue to be important factors in maintaining distribution relationships, enhancing investment advisory alliances and generating new sales with customers.

Annuity

  GENERAL


     The Annuity segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired. The Company offers fixed and variable annuities, certain deferred compensation and retirement plan services, mutual funds, investment management services and certain other financial products. Growth in the Company's assets has been driven by its sale of variable annuities. Sales of individual annuities were approximately $9.8 billion in 1996, bringing individual annuity total account value to $41.7 billion as of December 31, 1996. Of the total individual annuity account value, $32.4 billion relates to variable annuities and $9.0 billion relates to fixed MVA annuities held in guaranteed separate accounts. Of the Company's $32.4 billion variable annuities in force, $29.9 billion, or 92%, is held in non-guaranteed separate accounts, as of December 31, 1996. In contrast, the next nine largest writers in the United States of variable annuities held an average of 70% of their variable annuities in force in non-guaranteed separate accounts, as of December 31, 1996, based on the Company's analysis of information compiled by VARDS. The following table sets forth the total account value by product and annual sales for the principal product offerings in the Annuity segment.


                 Annuity Segment Account Value and Annual Sales

                                                     As of or for the Year Ended December 31,
                                                ---------------------------------------------------
                                                 1992       1993       1994       1995       1996
                                                -------   --------   --------   --------   --------
                                                                   (in millions)
Account Value

Individual annuities
  General account.............................  $   614   $  1,255   $  1,714   $  2,439   $  2,783
  Guaranteed separate account(1)..............    2,663      3,989      7,026      8,996      8,960
  Non-guaranteed separate account(2)..........    3,578      8,670     11,594     18,466     29,907
                                                 ------    -------    -------    -------    -------
     Total account value......................  $ 6,855   $ 13,914   $ 20,334   $ 29,901   $ 41,650
                                                 ======    =======    =======    =======    =======
Group annuities
  General account.............................  $ 3,165   $  3,512   $  3,785   $  4,453   $  4,628
  Guaranteed separate account(1)..............       --         --         --         --        170
  Non-guaranteed separate account(2)..........    1,873      2,333      2,688      3,504      4,312
                                                 ------    -------    -------    -------    -------
     Total account value......................  $ 5,038   $  5,845   $  6,473   $  7,957   $  9,110
                                                 ======    =======    =======    =======    =======
ANNUAL SALES BY PRODUCT(3)
Individual variable annuities.................  $ 1,838   $  4,055   $  4,097   $  4,868   $  9,327
Fixed MVA/Other individual annuities..........      374        177      2,908      2,079        514
Mutual funds..................................       --         --         --         --         21
Group annuities...............................      326        370        366        495        634

---------------
(1) Guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and on which the Company contractually guarantees a minimum return, subject, in most cases, to an MVA feature if the relevant product is surrendered prior to the end of the applicable guarantee period. The assets are carried at fair value. Investment income and net realized capital gains and losses are not included in the Company's Consolidated Statements of Income. Revenues to the Company from the guaranteed separate accounts consist of investment earnings in excess of guaranteed amounts.

(2) Non-guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and as to which the Company does not guarantee a minimum return. The assets are carried at fair value. Investment income and net realized capital gains and losses accrue directly to the policyholders and are therefore not included in the Company's Consolidated Statements of Income. Revenues to the Company from the separate accounts consist of mortality and expense charges and other investment fees.

(3) Annual sales data excludes asset transfers between different products sold by the Company.

  INDIVIDUAL ANNUITIES

     The Company is the market leader in the annuity industry and sells both variable and fixed products, with single and flexible premium payment options, through a wide distribution network of broker-dealers and other financial institutions. Of the Company's total sales of individual annuities in 1996, 95% were variable annuities and 5% were fixed MVA and other individual annuities. The Company believes that its variable annuities have been particularly well received due to the Company's product offerings, fund performance, successful utilization of external wholesaling organizations, relationships with broker-dealers and banks and quality of customer service, as well as the relatively low level of interest rates and strong stock and bond market appreciation. VARDS ranked the Company the number one writer of individual variable annuities for the year ended December 31, 1996 with a 13% market share based on sales. At present, the Company has approximately 950,000 individual annuity contracts in force. The Company earns fees for managing annuity assets (based on its total account value) and maintaining policyholders' accounts.

     Each policyholder has a variety of equity and fixed income fund options within the Company's different products. Deposits of varying amounts may be made at regular or irregular intervals. The assets underlying the Company's variable annuities are principally managed by Wellington, Putnam, Dean Witter and the investment staff of The Hartford. For a discussion of the Investment Management Agreements that the Company will enter into with The Hartford, see "Certain Relationships and Transactions -- Intercompany Arrangements -- Investment Management Agreements". The value of these assets fluctuates in accordance with the investment performance of the funds selected by the policyholder. To encourage persistency, the Company's individual annuities are subject to withdrawal restrictions and surrender charges ranging initially from 6% to 7% of the contract's face amount which reduce to zero on a sliding scale, usually within seven policy years. The Company's individual annuity products, principally consisting of variable and fixed MVA annuities, generally are priced to earn an after-tax margin of approximately 35 to 40 basis points on average total account value and, in each of the past five years, the Company has achieved such earnings.

     Variable annuity products have advantages for the Annuity segment in comparison with traditional fixed annuity products. For variable annuities, the Company uses specified portions of the periodic premiums of a customer to purchase units in one or more mutual funds, as directed by the customer, who then assumes the investment performance risks and rewards. As a result, variable annuities permit policyholders to choose aggressive or conservative investment strategies as they deem appropriate without affecting the composition and quality of assets in the Company's general account. Management believes that the investment performance of its separate accounts in recent years has created a competitive advantage in the sale of its separate account products which makes these products attractive to potential customers.

     The growth of the Company's individual variable annuity account value has been considerable for the past several years due to strong sales, acquisitions, market appreciation and low levels of surrenders. The following table illustrates the growth in individual variable annuity account value from the beginning to the end of each calendar year listed below and the principal factors that caused the increase in account value for each such year.

                INDIVIDUAL VARIABLE ANNUITY TOTAL ACCOUNT VALUE

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------
                                         1992         1993          1994          1995          1996
                                        -------      -------      --------      --------      --------
                                                                (IN MILLIONS)
Beginning Total Account Value........   $ 2,169      $ 4,096      $  9,742      $ 13,078      $ 20,691
  Sales and Other Deposits...........     1,876        4,444         4,186         5,024         9,647
  Acquisitions.......................        --          827            --            --            --
  Market Appreciation................       209          724          (131)        3,440         3,406
  Surrenders.........................      (158)        (349)         (719)         (851)       (1,347)
                                         ------       ------       -------       -------       -------
Ending Total Account Value...........   $ 4,096      $ 9,742      $ 13,078      $ 20,691      $ 32,397
                                         ======       ======       =======       =======       =======

     The Company has made a strategic decision to align itself with a select group of high-quality independent money managers which have an interest in the continued growth in sales of the Company's products. Two of the four largest variable annuities (Putnam Capital Manager Variable Annuity and The Director) in the annuity industry, for the year ended December 31, 1996, are managed in part by Putnam and Wellington, respectively, each of which was selected by management as part of this strategy. The Company believes these relationships, and the name recognition of Wellington, Putnam and the Company's other independent money managers, greatly enhance the marketability of its annuities and strength of its product offerings.

     The following table illustrates the performance of certain of the funds available in respect of the Putnam Capital Manager Variable Annuity and The Director. The historical performance of these funds is not an indication of future performance.

                        SEPARATE ACCOUNT PERFORMANCE(1)

                                                                            ONE-YEAR      FIVE-YEAR
                                                                           ANNUALIZED     ANNUALIZED
                FUND                   TYPE OF FUND         ASSETS           RETURN         RETURN
------------------------------------ -----------------   -------------     ----------     ----------
                                                         (IN MILLIONS)
Putnam Capital Manager Variable
  Annuity
  Putnam VT Growth & Income......... Growth & Income        $ 5,551           21.92%         15.97%
  Putnam VT Voyager................. Aggressive Growth        3,161           12.94          16.03
  Putnam VT New Opportunities....... Aggressive Growth        1,486           10.17            N/A
                                     International
  Putnam VT Global Growth........... Stock                    1,322           17.18          12.11
  Putnam VT High Yield.............. High Yield                 761           12.81          13.48
  All other Putnam Capital Manager
     Variable Annuity non-guaranteed
     separate accounts..............                          3,143
                                                             ------
     Total Putnam Capital Manager
       Variable Annuity non-
       guaranteed separate
       accounts.....................                         15,424
                                                             ------
The Director
  Advisers.......................... Balanced                 5,126           16.59%         12.09%
  Capital Appreciation.............. Growth                   2,773           20.70          17.89
  Stock............................. Growth                   2,339           24.37          15.54
                                     International
  International Opportunities....... Stock                      886           12.93          10.03
  Dividend and Growth............... Growth & Income            816           22.91            N/A
  All other Director non-guaranteed
     separate accounts..............                          1,636
                                                             ------
     Total Director non-guaranteed
       separate accounts............                         13,576
                                                             ------
All other non-guaranteed separate
  account assets....................                            907
                                                             ------
     Total variable annuity general
       account assets...............                          2,490
                                                             ------
     Total individual variable
       annuity assets...............                        $32,397
                                                             ======

---------------
(1) The information included herein has been compiled by the Company, as of December 31, 1996, for the five largest mutual funds available within the Putnam Capital Manager Variable Annuity and The Director products (the two most popular variable annuity contracts sold by the Company).

     Fixed MVA annuities are fixed rate annuity contracts that guarantee that a specific sum of money will be paid in the future, either as a lump sum or as monthly income, to an ANNUITANT. In the event that a policyholder surrenders a policy prior to the end of a guarantee period, the MVA feature increases or decreases the cash surrender value of the annuity in respect of any interest rate decreases or increases, respectively, thereby protecting the Company from losses due to higher interest rates at the time of surrender (provided that the Company has appropriately matched its portfolio of assets supporting its fixed MVA annuities). The amount of such payments will not fluctuate due to adverse changes in the Company's investment return, mortality experience or expenses. The Company's primary fixed MVA annuities are CRC(R) and The Hartford Saver(R) and The Hartford Saver Plus(R) annuities (together, the "Saver Annuities"), which have terms of one, three, five, six, seven, eight, nine or ten years and an average term of approximately seven years. As of December 31, 1996, interest rates on these contracts ranged from 3.4% to 9.3% and averaged 6.53%. CRC is a yield-to-maturity product with guaranteed principal and interest payments and an MVA feature (and, in general, surrender charges) triggered in the event of the early surrender of the policy. The assets related to CRC are held in a separate account by the Company but the guaranteed rate is supported by the general account of the Company. The Saver Annuities are yield-to-maturity products similar to CRC that cap the MVA feature, thereby guaranteeing a minimum rate of return minus any surrender charge. As a result of the design of its fixed MVA annuities, the Company allocates less capital in respect of fixed MVA annuities than would be required for other fixed annuity products. The Company offers its fixed MVA annuities with terms designed to provide for a spread sufficient to meet its internal return-on-equity goals. As a result, the Company achieves a net investment spread on its fixed MVA annuities that is generally lower than the net investment spreads now earned by its peers for fixed annuities without MVA features. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General".

     In 1995, the Company, in conjunction with Pacific Mutual Life Insurance Company, formed American Maturity Life Insurance Company ("AML") (of which the Company owns 60%) in order to enter into a ten-year exclusive arrangement with the American Association of Retired Persons ("AARP") to sell annuities to its 33 million members through direct mail and advertising. The Company believes this relationship improves the Company's access to the growing market of senior Americans. The Company initially offered a fixed MVA annuity to AARP members, but there have been only limited sales of such product by AML due to the present interest rate environment. However, in 1997, the Company has begun to offer AARP members a variable annuity product in an effort to better realize the benefits of this relationship.

  DEFERRED COMPENSATION AND RETIREMENT PLAN SERVICES

     The Company believes that it is among the leading providers of retirement products and services, including asset management and plan administration, to municipalities pursuant to Section 457 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). At present, the Company administers approximately 900 Section 457 plans for governmental entities, of which the Company is the exclusive provider for 750 of such plans. These plans cover approximately 200,000 individuals. Traditionally, Section 457 plan assets have been held in the Company's general account but increasingly plan beneficiaries are transferring assets into mutual funds held in separate accounts. The Company offers a number of different funds, both fixed income and equity, to the employees in such Section 457 plans. Generally, the Company manages the fixed income funds offered in Section 457 plans administered by the Company. Wellington, Fidelity Distributors Corporation, Twentieth Century Investors Research Corporation and certain other mutual fund companies act as advisors to the equity funds offered in Section 457 plans administered by the Company. See "Certain Relationships and Transactions -- Intercompany
Arrangements -- Investment Management Agreements". The Section 457 savings and retirement plan market is a mature one in which, in the belief of management, any future growth principally will be achieved through the acquisition of business from competing companies and through increased contributions from existing participants and individuals eligible to be participants.

     The Company also provides products and services to plans created under
Section 401(k) and 403(b) of the Internal Revenue Code. Management believes that opportunities exist to expand its operations by building on the Company's distribution strength in the individual annuity and Section 457 markets. The Company also sees opportunities to market these products and services to small employers, which management expects to be the fastest growing area of the market.

     The deferred compensation and retirement plan services products form the majority of the Company's group annuity account value. In 1996, the Company earned approximately 20 basis points, after tax, on its average group annuity account value.

  MUTUAL FUNDS AND OTHER INVESTMENT MANAGEMENT SERVICES

     In September 1996, the Company launched eight retail mutual funds. Six of these funds are managed by Wellington and closely resemble the Company's Director variable annuity equity funds managed by Wellington. The other two funds are fixed income funds managed by the Company. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Investment Management Agreements". The Company has entered into agreements with over 150 financial services firms to distribute these mutual funds. However, because the Company is a recent entrant into the mutual fund business, there can be no assurance as to the Company's success in this business. Also, the Company manages institutional funds and provides certain other investment management services.

  STRUCTURED SETTLEMENT CONTRACTS AND OTHER SPECIAL PURPOSE ANNUITY CONTRACTS

     The Company also sells structured settlement contracts. These contracts provide for periodic payments to an injured person or survivor for a generally determinable number of years typically in settlement of a claim under a liability policy in lieu of a lump sum settlement. Approximately 40% of the Company's structured settlement contract sales relate to claims in respect of policies sold by agents of The Hartford's property-casualty insurance operations (who are paid an expense allowance). The remaining structured settlement contract sales are made through specialty brokers. The Company also markets other annuity contracts for special purposes such as the funding of terminated defined benefit pension plans.

     The Company reported revenues of $43.7 million, $69.2 million and $74.8 million from structured settlement and other special purpose annuity contracts, representing 1.2%, 1.7% and 1.7% of its total revenues, in 1994, 1995 and 1996, respectively.

  MARKETING AND DISTRIBUTION

     The Company's individual annuity distribution network has been developed based on management's strategy of utilizing multiple and competing distribution channels with variable costs in an effort to achieve the broadest distribution possible in the geographic areas in which the Company operates. The success of the Company's marketing and distribution system depends on its product offerings, fund performance, successful utilization of external wholesaling organizations, relationship with broker-dealers and banks (through which the sale of the Company's individual annuities to customers is consummated) and quality of customer service. See "-- Information Systems; Customer Service; Research and Development".

     In general, the Company sells approximately 70% of its individual annuities through broker-dealers and 30% of its individual annuities through banks. Management is engaged in continuous efforts to maintain and develop strong relationships with the broker-dealers and banks that sell the Company's products. The following table sets forth the Company's individual annuity sales by distribution channel for the five years ended December 31, 1996.

                INDIVIDUAL ANNUITY SALES BY DISTRIBUTION CHANNEL

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                      1992     1993     1994     1995     1996
                                                     ------   ------   ------   ------   ------
                                                                   (IN MILLIONS)
Broker-dealers.....................................  $1,548   $3,124   $5,433   $5,125   $6,637
Banks(1)...........................................     664    1,108    1,572    1,822    3,204
                                                     ------   ------   ------   ------   ------
     Total.........................................  $2,212   $4,232   $7,005   $6,947   $9,841
                                                     ======   ======   ======   ======   ======

---------------
(1) Includes sales by banks which are made through their affiliated broker-dealers.

     The Company maintains a network of approximately 1,350 broker-dealers and approximately 450 banks (including 21 of the 25 largest banks in the United States) through the use of wholesaling organizations, principally Planco Financial Services, Inc. ("Planco") and Essex National Securities, Inc. ("Essex"), and strategic alliances with Putnam and Dean Witter to sell its individual annuity products. The number of broker-dealers and banks in this network has more than doubled since 1992. Planco, Essex, Putnam and Dean Witter generated approximately 40%, 7%, 48% and 5%, respectively, of the Company's total individual annuity sales in 1996. The agreements governing these relationships have varying renewal and termination provisions but generally provide for ongoing continuation unless one of the parties elects otherwise or fails to reaffirm continuation on a periodic basis. The Company periodically negotiates renewal terms for these relationships and there can be no assurance that such renewal terms will remain acceptable to the Company or such parties. Should one or more of these relationships terminate, on a short-term basis or otherwise, there could be a material disruption in sales.

     The Putnam relationship commenced in 1988, Planco in 1986, Essex in 1990 and Dean Witter in 1994. Putnam is an investment management firm that sells the Company's individual variable annuity products, which are based on Putnam-managed funds, through broker-dealers and banks. Planco, a privately held independent wholesaling organization, distributes certain of the Company's products to broker-dealers and banks. Essex, a registered broker-dealer, wholesales a number of the Company's products to banks and other financial institutions. Dean Witter sells a proprietary variable annuity created by the Company based on Dean Witter-managed funds through its own network of broker-dealers, as well as the Company's CRC product.

     The Company also uses this distribution network to sell products other than individual annuities. Putnam and Planco sell single premium variable life products through broker-dealers and Planco sells Section 401(k) plan services and is the exclusive broker-dealer wholesaler for the Company's family of mutual funds. In addition to Planco, the Annuity segment uses internal personnel with extensive experience in the Section 457 market, as well as access to the Section 401(k) market, to sell its products and services in the deferred compensation and retirement plan market. Structured settlements are sold through The Hartford's property-casualty insurance operations and certain specialty brokers using a small group of internal personnel. Special purpose annuity contracts are sold through different organizations and distribution mechanisms depending on the ultimate use of the annuity contract.

INDIVIDUAL LIFE INSURANCE

  GENERAL

     The Individual Life Insurance segment sells a variety of individual life insurance products. The Company's in force life insurance consists of a variety of variable life, universal life, interest-sensitive whole life and term life insurance policies. The Company's business also includes traditional whole life, which was sold in prior years, and modified guaranteed life, which was acquired in the Fidelity Bankers and Pacific Standard acquisitions. The Company presently has policies in force for approximately 500,000 customers. The Company focuses in this segment particularly on the high-end estate and business planning markets and believes it is one of the leading competitors in these markets based on its relatively high average face value per policy. NEW ANNUALIZED WEIGHTED PREMIUMS of individual insurance life policies reached $130 million in 1996, $75 million of which was variable life, $46 million of which was universal life, traditional or interest-sensitive whole life and $7 million of which was term life. The Company also has recently begun to develop its single premium variable life business, which accounted for $20 million of the $75 million of variable life sales in 1996. In addition, through this segment the Company sells individual disability coverage for loss of income for professionals, corporate executives, business owners and administrative support personnel in the event of a disabling accident or illness. The Company has only recently entered the individual disability market and its current business in this area is immaterial.

     The following table illustrates, for the five years ended December 31, 1996, sales of individual life insurance and changes in individual life insurance account value and aggregate life insurance in force, with internal growth and acquisitions separately identified.

   INDIVIDUAL LIFE INSURANCE SEGMENT ANNUAL SALES, ACCOUNT VALUE AND IN FORCE

                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1992      1993      1994      1995      1996
                                               -------   -------   -------   -------   -------
                                                                (IN MILLIONS)
ANNUAL SALES(1)
  Variable life..............................  $    --   $     1   $    10   $    27   $    75
  Universal life/Interest-sensitive whole           77        80        72        71        46
     life....................................
  Term life..................................       11        13        10         7         7
  Other......................................        2         2         2         2         2
                                                  ----      ----    ------    ------    ------
       Total.................................  $    90   $    96   $    94   $   107   $   130
                                                  ====      ====    ======    ======    ======
ACCOUNT VALUE
Internal
  Variable life..............................  $    --   $     4   $    20   $   158   $   604
  Universal life/Interest-sensitive whole          708       872     1,066     1,265     1,534
     life....................................
  Other......................................      108       115       119       117       109
                                                  ----      ----    ------    ------    ------
       Total.................................  $   816   $   991   $ 1,205   $ 1,540   $ 2,247
                                                  ====      ====    ======    ======    ======
Acquisitions(2)
  Universal life/Interest-sensitive whole      $    --   $   136   $   251   $   197   $   208
     life....................................
  Modified guaranteed life...................       --       736       836       821       781
                                                  ----      ----    ------    ------    ------
       Total.................................  $    --   $   872   $ 1,087   $ 1,018   $   989
                                                  ====      ====    ======    ======    ======

                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1992      1993      1994      1995      1996
                                               -------   -------   -------   -------   -------
                                                                (IN MILLIONS)
IN FORCE
Internal
  Variable life..............................  $    --   $   158   $   700   $ 1,645   $ 4,946
  Universal life/Interest-sensitive whole       21,208    25,243    27,751    30,416    31,012
     life....................................
  Term life..................................    8,098    10,705    11,711    11,507    11,623
  Other......................................      114       125       131       144       155
                                               -------   -------   -------   -------   -------
       Total.................................  $29,420   $36,231   $40,293   $43,712   $47,736
                                               ========  ========  ========  ========  ========
Acquisitions(2)
  Universal life/Interest-sensitive whole      $    --   $ 1,583   $ 2,784   $ 2,578   $ 2,560
     life....................................
  Term life..................................       --        96       428       365       369
  MODIFIED GUARANTEED LIFE...................       --     1,416     1,715     1,624     1,478
                                               -------   -------   -------   -------   -------
       Total.................................  $    --   $ 3,095   $ 4,927   $ 4,567   $ 4,407
                                               ========  ========  ========  ========  ========

---------------
(1) Individual life insurance sales are recorded as new annualized weighted premiums, except that, prior to 1994, some of the related data is recorded on a paid weighted premium basis, which only records premium collected, and thus is not directly comparable.

(2) This data reflects the individual life insurance portion of the Fidelity Bankers, Pacific Standard and Investors Equity blocks of business assumptions.

  PRODUCTS

     VARIABLE LIFE. Variable life insurance provides a return linked to an underlying portfolio. The Company allows policyholders to determine their desired asset mix among a variety of mutual funds. As the total return on the investment portfolio increases or decreases, as the case may be, the death benefit or surrender value of the variable life policy may increase or decrease. The Company's single premium variable life product provides a death benefit to the policy beneficiary based on a single premium deposit. Variable life policies represented 58% of new annualized weighted premiums for individual life insurance products for the year ended December 31, 1996. The Company's variable life insurance portfolio also includes products with a second-to-die feature. These products are distinguished from other variable life insurance products in that two lives are insured rather than one, and the policy proceeds are paid upon the second death of the two insureds. Second-to-die policies are used in individual estate planning, often to fund estate taxes for a married couple.

     UNIVERSAL AND INTEREST-SENSITIVE WHOLE LIFE. Universal life and interest-sensitive whole life insurance coverages provide life insurance with adjustable rates of return based on current interest rates. The Company offers both flexible and fixed premium policies. These policies provide policyholders flexibility in the available coverage, the timing and amount of premium payments and the amount of the death benefit, provided there are sufficient policy funds to cover all policy charges for the coming period. Universal life and interest-sensitive whole life insurance policies represented 35% of new annualized weighted premiums for individual life insurance products for the year ended December 31, 1996. The Company also sells universal life insurance policies with a second-to-die feature similar to that of the variable life insurance product described above.

     OTHER. The Company also offers individual term life and individual disability insurance, although the Company has a limited presence in these markets. However, management believes there may be opportunities to successfully sell term insurance through banks and broker-dealers and is currently developing term insurance products to sell through these distribution channels. Also, the Company's individual disability insurance product is offered in a guaranteed renewable contract, designed to minimize the Company's risk by allowing for future premium increases in the event of greater than expected morbidity.

  MARKETING AND DISTRIBUTION

     The Individual Life Insurance distribution system is segregated into two product types: those products designed for high-end estate and business planning and those products designed for protection against lost income from death to cover basic needs such as mortgage payments (referred to as "middle income" sales). The high-end estate and business planning organization is managed through a sales office system of qualified life insurance professionals with specialized training in sophisticated life insurance sales. These employees have access to approximately 137,000 licensed life insurance agents. High-end sales also occur in certain regions of the United States through the ELAR partners ("ELAR"), a group of independent life insurance marketing organizations, each of which maintains a separate marketing agreement with the Company. The middle income sales force is led by a group of internal employees who use lead generation techniques to sell insurance through a collection of independent sales organizations. The success of the Company's marketing efforts in its Individual Life Insurance segment primarily depends on the breadth and quality of its life insurance products, the competitiveness of its pricing, its relationships with its third-party distributors and the quality of its customer service. See "-- Information Systems; Customer Service; Research and Development". Approximately 74% of the Company's new sales of individual life insurance policies (measured by new annualized weighted premiums) in 1996 were consummated through the Company's internal estate and business planning sales force and ELAR in conjunction with life insurance professionals, The Hartford's property-casualty agents and broker-dealers, 11% were sold to the middle income market through licensed life insurance agents and 15% were single premium variable life insurance contracts sold through the bank and broker-dealer distribution network of the Annuity segment. Approximately $12 million, or 9%, of the Company's 1996 sales in the Individual Life Insurance segment were consummated through The Hartford's property-casualty agents.

EMPLOYEE BENEFITS

  GENERAL

     The Employee Benefits segment consists of two areas of operation: Group Insurance and Specialty Insurance Operations. The Company markets group insurance products, including group life insurance , group short- and long-term managed disability, stop loss and supplementary medical coverage to employers and employer-sponsored plans and accidental death and dismemberment, travel and special risk coverage to employers and associations. The Company also offers disability underwriting, administration, claims processing services and reinsurance to other insurers and self-funded employer plans. The Specialty Insurance Operations unit consists of the Company's COLI business, life/health reinsurance operations and international operations.

     The following table sets forth, for the five years ended December 31, 1996, net earned premiums for group insurance products, reserves for group insurance products and the COLI account value held in the Company's general account and separate accounts.

         EMPLOYEE BENEFITS SEGMENT PREMIUMS, RESERVES AND ACCOUNT VALUE

                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------
                                            1992        1993        1994        1995        1996
                                           ------      ------      ------      ------      ------
                                                               (IN MILLIONS)
GROUP INSURANCE PREMIUMS
Group Disability......................     $  252      $  285      $  352      $  419      $  551
Group Life............................        274         291         308         361         432
Other.................................        315         280         314         323         346
                                           ------      ------      ------      ------      ------
     Total............................     $  841      $  856      $  974      $1,103      $1,329
                                           ======      ======      ======      ======      ======
GROUP INSURANCE RESERVES
Group Disability......................     $  549      $  691      $  857      $1,030      $1,268
Group Life............................        220         270         294         325         389
Other.................................        287         263         261         278         277
                                           ------      ------      ------      ------      ------
     Total............................     $1,056      $1,224      $1,412      $1,633      $1,934
                                           ======      ======      ======      ======      ======
COLI ACCOUNT VALUE
General Account.......................     $  864      $1,549      $2,308      $3,566      $4,028
Separate Account......................         --          --         897       3,484       4,441
                                           ------      ------      ------      ------      ------
     Total............................     $  864      $1,549      $3,205      $7,050      $8,469
                                           ======      ======      ======      ======      ======

  GROUP INSURANCE

     The Company provides life, disability and other group insurance coverage to large and small employers across the United States. The Company estimates that this aggregate coverage is maintained for the benefit of over 15 million individuals. The Company had approximately $1.3 billion of premiums for group insurance in 1996, of which $432 million is attributable to group life insurance coverage and $551 million is attributable to group disability coverage (and of which $23 million of such group life insurance premiums and $78 million of such disability premiums related to the acquisition of a block of business from North American Life Assurance Company of Toronto ("NAL")). The Company sells its product line to employers through brokers and consultants and to multiple employer groups through its relationships with trade associations. Management believes that the comparative quality of its underwriting and claims management provides a competitive advantage in the group disability insurance business. In addition, all group life insurance policies sold by the Company are term insurance, generally with one- to two-year rate guarantees. This allows the Company to make adjustments in rates or terms of its policies in order to minimize the adverse effect of various market trends.

     The Company is one of the largest participants in the "large case" market of the group disability insurance business. The large case market, as defined by the Company, generally consists of group disability policies covering over 1,000 employees in a particular company. As of December 31, 1996, the Company had approximately 530 group disability contracts in force in the large case market, covering an estimated 3 million employees. Management believes that further opportunities exist in the "small" and "medium case" group markets due to the Company's name recognition and reputation and managed disability and claims administration capabilities. The Company intends to continue to expand its operations in both the small and medium case markets. As of December 31, 1996, the Company had sold approximately 22,500 and 585 group disability contracts in the small and medium case markets, respectively, covering an estimated 600,000 and 335,000 employees, respectively. The Company's efforts in the group disability area focus on early intervention, return-to-work programs, reduction of long-term disability claims and successful rehabilitation. The

Company also works with disability claimants to improve the receipt rate of Social Security offsets (i.e., reducing payment of benefits by the amount of Social Security payments received).

     Managed disability coverage is the flagship product for the Company's group disability insurance operations. The Company emphasizes early claimant intervention in this coverage in an effort to facilitate a disabled claimant's return to work and to contain costs. The Company's newest generation of managed disability is the Ability Assurance(R) program in which the Company offers an expanded set of services to disabled employees of the Company's group disability customers. Management believes its individualized approach to claim servicing, as well as its incentive to control costs, leads to an overall reduction in the cost of group disability coverage for employers and thus provides an important competitive advantage.

     GROUP SHORT-TERM DISABILITY. Short-term disability benefit plans provide a weekly benefit amount (typically 60% to 70% of the employees earned income up to a specified maximum benefit) to insured employees when they are unable to work due to an accident or an illness. Most of these benefit plans begin providing benefits immediately for accidents, or typically following a one-week waiting period for sickness, and continue providing benefits for a limited term, generally 52 weeks or less. Short-term disability, excluding the NAL block of business, accounted for $104 million, or 8%, of net earned premiums from group insurance products for the year ended December 31, 1996.

     GROUP LONG-TERM DISABILITY. Long-term disability insurance provides a monthly benefit for those periods of time not covered by a short-term disability benefits plan when insured employees are unable to work due to disability. Employees may receive total or partial disability benefits. Most of these policies begin providing benefits following 90- or 180-day waiting periods and continue providing benefits until the employee reaches age 65-70. Long-term disability benefits are paid monthly and are limited to a portion, generally 50-70%, of the employee's earned income up to a specified maximum benefit. Premiums for long-term disability coverage are based upon expected claim incidence rates and duration of claims of the insured group, as well as assumptions concerning operating expenses and future interest rates. Long-term disability, excluding the NAL block of business, accounted for $369 million, or 28%, of net earned premiums from group insurance products for the year ended December 31, 1996.

     GROUP TERM LIFE. Group term life insurance provides term coverage to employees and their dependents for a specified period and has no accumulation of cash values. The Company works to distinguish itself from its competitors by offering innovative options for its basic group life insurance coverage, including portability of coverage and a living benefit option, whereby terminally ill policyholders can receive death benefits prior to their death. Premiums for group life insurance coverage are based upon the expected mortality of the insured group, as well as operating expense and interest rate assumptions. Group term life insurance, excluding the NAL block of business, accounted for $409 million, or 31%, of net earned premiums from group insurance products for the year ended December 31, 1996.

     OTHER. The Company also provides term life insurance, accidental death and dismemberment, travel accident, hospital indemnity, medicare supplement and other coverages primarily to individual members of various associations as well as employee groups. The Company provides excess of loss medical coverage (known as "stop loss" insurance) to employers who self-fund their medical plans and pay claims using the services of a third-party administrator.

  SPECIALTY INSURANCE OPERATIONS

     The Specialty Insurance Operations unit consists of a collection of niche businesses, including International Corporate Marketing Group ("ICMG"), which contains the Company's COLI operations, ITT Hartford International Life Reassurance Corporation ("HLRe"), a specialty reinsurer, and the Company's international operations.

     The Company is a leader in the COLI market and provides coverage for approximately 400,000 individuals. COLI is life insurance purchased by a company on the life of its employees, with the company named as the beneficiary under the policy. Through the purchase of COLI, corporations have been able to use the favorable tax treatment of life insurance to fund a variety of employee benefit liabilities such as post-retirement health care and non-qualified benefit programs. In 1992, the Company acquired the $5.6 billion COLI business of Mutual Benefit, an insurance company presently in insolvency proceedings. Under two coinsurance agreements between the Company and Mutual Benefit whereby Mutual Benefit reinsured the Company for $3.5 billion of the purchased business and certain newly written business, Mutual Benefit was required to secure the coinsured liabilities by depositing assets at least equal to 100% of the coinsured liabilities in certain trust accounts held for the benefit of the Company. These trust accounts were established in 1992 in an amount equal to $3.5 billion. The assets held in the two trust accounts comprise cash, Mutual Benefit's interest in policy loans on the coinsured business, certain investment-grade bonds and other securities that the trustee is permitted to hold under the terms of the trust agreements. The terms of these coinsurance agreements were approved by the New Jersey state court overseeing the insolvency of Mutual Benefit. Mutual Benefit subsequently assigned its rights and obligations under such coinsurance agreements, as well as the bulk of its business, to MBL Life Assurance Corporation ("MBL"). Mutual Benefit is currently subject to a final order of liquidation and, pending the disposition of certain assets unrelated to the Company, is expected to be dissolved. In addition, the rehabilitation plan under which MBL is operating the business assumed from Mutual Benefit, including the coinsurance arrangements, has been approved by the court. As a result of the security provided by these court-approved trusts, management believes that the Company is not affected by the outcome of Mutual Benefit's insolvency proceedings.

     The Company retained the Mutual Benefit dedicated COLI staff and formed ICMG, 60% of which is owned by the Company and 40% of which is owned by MBL. The Company has the right to acquire the remaining 40% of ICMG in November 1997 by paying MBL 40% of ICMG's earnings (which are substantially the same as its cash flow) over the following five years.

     Until the passage of the HIPA Act of 1996, the Company sold two principal types of COLI, leveraged and variable. The HIPA Act of 1996 phases out the deductibility of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The proceeds from such a policy help to fund general corporate liabilities such as deferred compensation plans or post-retirement obligations. This general account policy provides cash flow flexibility and optimizes certain tax advantages for a company or trust by allowing it to borrow the policy cash value and receive certain interest deductions on such policy loans. The Company's leveraged COLI product has been an important contributor to its profitability in recent years and will continue to contribute to the profitability of the Company although such contribution will be reduced in the future due to the effects of this legislation. VARIABLE COLI continues to be a product used by employers to fund non-qualified benefits or offset other post-employment benefits liabilities, but does not provide the same cash flow or tax advantages generated by leveraged COLI.

     In 1993, the Company also purchased HLRe (formerly known as American Skandia Life Reinsurance Corporation), a specialty insurance subsidiary that focuses on life/health reinsurance markets, especially the COLI market, from American Skandia Life Assurance Corporation. The leveraged COLI business of HLRe has been adversely affected by the HIPA Act of 1996 in a manner similar to the Company's ICMG COLI business. The Company recently signed an agreement to sell its conventional block of reinsurance to Cologne Life Reinsurance Company. This transaction, which the Company expects to close during 1997, will not have a material effect on the Company's results of operations.

     The Company recently initiated an international expansion strategy to diversify its risk exposure and expand its business opportunities in international markets. In June 1994, the Company consummated its initial international investment outside North America by forming ITT Hartford

Sudamericana Holding, S.A. ("HSH"), a joint venture with a group of Argentine insurance executives, of which the Company owns 60%. Through this joint venture, the Company operates several subsidiaries devoted to life insurance, retirement annuities, life insurance brokerage and pensions. In 1995, the Company expanded its activities in Argentina by initiating reinsurance coverage for Argentina's developing life insurance market. In 1996, HSH and Banco de Galicia y Buenos Aires, S.A. formed a joint venture to operate an insurance business in a number of countries throughout South America. The Company also recently has formed two Brazilian joint ventures, Icatu Hartford Capitalizacao, S.A. and Icatu Hartford Seguros, S.A., each with Itaborai Participacoes S.A. (known as Grupo Icatu), a broad-based financial services company in Brazil, to sell life insurance, savings products, specialty health insurance and pensions. Management views each of these international joint ventures as a long-term project. As of December 31, 1996, the Company had invested less than $100 million of start-up capital in all its existing international operations. The Company plans to pursue other international opportunities in Latin America from time to time as it deems appropriate.


  MARKETING AND DISTRIBUTION

     The Company uses an experienced group of Company employees to distribute its group insurance products and services through a variety of distribution outlets. These channels include insurance agents, brokers, associations and third-party administrators. The Company sells its COLI products through Company employees working with brokers and consultants specializing in the COLI market. The success of the Company's distribution efforts in the group insurance and specialty insurance markets primarily depends on the variety and quality of its product offerings, the Company's relationships with its third-party distributors and the quality of its customer service, particularly in the case of its disability products. See "-- Information Systems; Customer Service; Research and Development". In addition, the Company benefits from its historical and ongoing public relations and advertising campaign. In particular, the Company's recent Break Away(SM) campaign, designed to showcase the achievements of disabled athletes, has received favorable reviews in the market.

GUARANTEED INVESTMENT CONTRACTS

  GENERAL


     The Guaranteed Investment Contracts segment consists of GRC supported by either the Company's general account or a guaranteed separate account. Historically, a significant majority of these contracts was sold as general account contracts with fixed rates and fixed maturities. The Company decided in 1995, after a thorough review of the guaranteed investment contract market, to significantly de-emphasize general account GRC, choosing instead to focus its distribution efforts on products sold by its other segments and selling general account GRC primarily as an accommodation to customers. As a result, the Company substantially withdrew from the general account GRC business in 1995 and, since 1994, sales of these products have declined dramatically. From 1992 to 1994, the Company sold over $5 billion of GRC. In contrast, the Company sold only $169 million of GRC in 1996, $108 million of which was general account GRC. In the first quarter of 1997, the Company wrote $13 million of general account GRC (most of which were renewals to existing customers).


     The Company internally segregates its Guaranteed Investment Contracts segment into two distinct blocks of business which are separately managed. The Company's GRC business sold prior to December 31, 1994 (including amounts sold prior to this date where the cash was not received by the Company, and thus recorded as a sale, until early in 1995) is referred to as Closed Book GRC. Closed Book GRC contains a segregated portfolio of assets monitored and managed on a liquidating basis; however, such designation as a "segregated" portfolio is only for internal management purposes and has no legal or regulatory effect. Management expects that the net income or loss from Closed Book GRC in the years subsequent to 1996 will be immaterial. For a further discussion of Closed Book GRC, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC".


     The following table illustrates, for the five years ended December 31, 1996, new sales and account value for the Guaranteed Investment Contracts segment.

                          NEW SALES AND ACCOUNT VALUE

                                                          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------
                                                          1992     1993     1994     1995     1996
                                                         ------   ------   ------   ------   ------
                                                                       (IN MILLIONS)
Guaranteed investment contract sales...................  $1,608   $1,730   $1,732   $  893   $  169
Account value
     General account...................................   5,673    6,216    7,257    5,722    4,124
     Guaranteed separate account.......................     182      193      124      346      408
                                                         ------   ------   ------   ------   ------
          Total account value..........................  $5,855   $6,409   $7,381   $6,068   $4,532
                                                         ======   ======   ======   ======   ======

  PRODUCTS

     GENERAL ACCOUNT PRODUCTS. General account GRC provides a guaranteed rate of return on investment (generally for a fixed period of time) on funds deposited with the Company. Deposits can be made in a lump sum or in periodic payments. The customer may choose between a fixed rate of interest or a floating rate of interest tied to an index.

     SEPARATE ACCOUNT PRODUCTS. Separate account GRC either provides a limited guarantee of a certain rate of return on investment, with further upside potential if performance of the assets supporting the contract dictates, or a guaranteed rate of return tied to an index such as LIBOR. The assets supporting these products are held in a guaranteed separate account.

  MARKETING AND DISTRIBUTION

     Sales of GRC products are generated by an internal sales force of the Company. Historically, these individuals primarily sold GRC. Given that the Company has substantially withdrawn from the general account GRC business, these individuals now focus on other products sold by the Company and generally sell general account GRC primarily as an accommodation to customers.

INFORMATION SYSTEMS; CUSTOMER SERVICE; RESEARCH AND DEVELOPMENT

     The Company has significantly enhanced its systems capabilities in recent years. Over the last three years, the Company has spent over $20 million for systems technology and is projected to spend approximately $30 million over the next two years. The Company currently maintains a decentralized network of systems designed to meet the specific business needs of each of its units and is in the process of fully integrating this system throughout the Company. Management believes that such technology will improve workflow and document management, develop processing economies of scale and facilitate communications with customers. The Company also is on-line with many of its bank and broker-dealer distributors to facilitate the marketing, sales and servicing process.

     The Company focuses on the maintenance and expansion of its distribution system and customer base through quality customer service and efficient policy administration. In that regard, management continuously focuses attention on productivity improvements and process reassessments. As part of these efforts, the Company creates quality service standards based upon industry studies which are used to evaluate the Company's overall performance. Management believes its service performance compares favorably with other life insurance companies. The Company received one of the five Quality Tested Service Seals awarded in 1996 in the variable annuity industry by DALBAR, which recognized the Company's achievement of the highest tier of service in that industry. The Company's implementation of a new state-of-the-art administration and customer service system has further improved its ability to process new business applications, apply policyholder funds, pay commissions, respond to customer inquiries and provide valuable management information.

     The Company's product development process is largely market and customer driven, with each of the Company's units attempting to respond to and anticipate the needs of its customers. Employees from the Company's sales, actuarial, underwriting, accounting and administration operations are included in this process at an early stage to ensure that pricing and underwriting are coordinated and that administrative support is efficient and developed on a cost-effective basis. After the initiation of a product, the Company monitors sales and pricing assumptions to identify any adjustments necessary to maintain sufficient profitability. Also, the Company maintains close contact with the distributors to ensure that its new and established products and/or services satisfy the targeted customer needs.

UNDERWRITING AND PRICING

     The Company follows detailed and uniform underwriting practices and procedures for its Individual Life Insurance segment designed to properly assess and quantify risks before issuing coverage to qualified applicants. The Company has underwriters who evaluate policy applications on the basis of the information provided by the applicant and others. If the policy amount exceeds certain prescribed dollar limits, a prospective policyholder must submit to a variety of underwriting tests, such as medical examinations, electrocardiograms, blood tests, urine tests, treadmill tests, chest X-rays and inspection reports. Underwriting requirement limits are scrutinized against industry standards to prevent anti-selection and to stay abreast of industry trends. Acquired Immune Deficiency Syndrome ("AIDS") is expected to continue to adversely affect mortality for the life insurance industry. Where permitted by law, the Company has responded by considering AIDS information in underwriting and pricing decisions. At the present time, comprehensive blood test screening, including tests for the AIDS antibody, is performed on approximately 90% of all business written.

     The Company employs prudent underwriting standards to protect the quality of its group life and group disability insurance business. The Company has developed standard rating systems for each product line based on its past disability experience and relevant industry experience. The Company updates its manual rates on an ongoing basis and periodically reviews the quality of its group life and group disability underwriting. Company underwriters evaluate the risk characteristics of each prospective insured group. The premium rate quoted to a prospective insured group is based on a standard rate and, for larger groups, the group's past claims experience rate. Of the Company's group life and group disability insurance business, over 80% is renewal business from which the Company seeks annual rate increases where appropriate. The Company maintains a persistency rate of approximately 85% to 90% with respect to its group life and group disability insurance business.

     The Company is not obligated to accept any policy or group of policies from any distributor. Policies are underwritten on their merits and are not issued without having been examined and underwritten individually. In addition, the Company's policies generally afford it the flexibility to adjust dividend scales and to increase rates charged to its policyholders (subject to specified maximum charges) in order to provide for increased mortality and/or morbidity experience. Management believes that its underwriting standards produce mortality and morbidity results consistent with the assumptions used in product pricing, while also allowing competitive risk selection.

     Management believes that a competitive strength of the Company is its ability to coordinate underwriting and product pricing. Product pricing on group and individual insurance products is based on the expected pay-out of benefits calculated through the use of assumptions for mortality, morbidity, expenses, persistency and investment returns, as well as certain macroeconomic factors such as inflation. Investment-oriented products are priced based on various factors, including investment return, expenses and persistency, depending on the specific product features. Product specifications are designed to prevent greater than expected mortality and the Company periodically monitors mortality and morbidity assumptions. Ongoing internal underwriting audits, conducted at multiple levels, also monitor consistency of underwriting requirements and philosophy. The Company's underwriters have extensive experience in the field and the Company is committed to periodic retraining in order to keep its underwriters familiar with the latest industry trends.

RESERVES

     In accordance with applicable insurance regulations, the Company establishes and carries as liabilities actuarially determined reserves which are calculated to meet the Company's future obligations. The reserves are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Reserves include unearned premiums, premium deposits, claims reported but not yet paid, claims incurred but not reported and claims in the process of settlement. The Company's reserves for assumed reinsurance are computed on bases essentially comparable to direct insurance reserves.

     For the Company's individual life policies, universal life and interest-sensitive whole life reserves are set according to premiums collected, plus interest credited, less charges. Other fixed death benefit reserves are based on assumed investment yield, persistency, mortality and morbidity as per commonly used actuarial tables, expenses and margins for adverse deviations. For the Company's group disability policies, the level of reserves is based on a variety of factors including particular diagnoses, termination rates and benefit payments.

     The stability of the Company's annuity and other interest-sensitive life insurance reserves is enhanced by policy restrictions on withdrawal of funds. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period of approximately seven years. Such surrender charge is initially a percentage of the accumulation value, which varies by product, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect the Company from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates, thereby lengthening the effective duration of policy liabilities and improving the Company's ability to maintain profitability on such policies. In addition, the Company's fixed MVA annuities discourage surrender by policyholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Operating Subsidiaries". The Company's reserves comply in all material respects with state insurance department statutory accounting practices; however, in the Company's consolidated financial statements, life insurance reserves are determined in accordance with GAAP, which may vary from statutory accounting practices.

REINSURANCE

     The Company follows the standard industry practice of reinsuring ("CEDING") portions of its insurance risks with other insurance companies under traditional indemnity reinsurance agreements. This practice permits the Company to write policies in amounts larger than the risk it is willing to retain. Each of the Company's lines of business enters into reinsurance arrangements with different insurance carriers as it deems appropriate. In general, the Company has entered into yearly renewable term insurance contracts. The Company's method for allocating reinsurance obligations among such reinsurers varies by product line. As of December 31, 1994, 1995 and 1996, the amount of premiums ceded to third-party reinsurers totaled $184 million, $313 million and $413 million, respectively. The Company's principal unaffiliated reinsurers of individual life insurance policies at December 31, 1996 (and their corresponding A.M. Best rating as of June 30, 1996) were: Lincoln National Life Insurance Company ("A+"), Manulife Reassurance Corporation("A++"), Sun Life Assurance Company of Canada ("A++") and TMG Life Insurance Company ("A++"). As of December 31, 1996, the life insurance in force ceded to each of these reinsurers was $1.7 billion, $3.6 billion, $2.0 billion and $1.7 billion, respectively, which, in the aggregate, constituted approximately 21% of the Company's total ceded life insurance in force, other than amounts ceded in respect of COLI. As of December 31, 1996, the Company also ceded approximately $24 billion of individual and group life insurance in force to companies affiliated with The Hartford and assumed approximately $122 million of premiums relating to stop loss and short-term disability insurance sold by the Company but written by a number of The Hartford's property-casualty subsidiaries.

     Reinsurance does not discharge the Company's obligations to pay policy claims on the reinsured business. The Company remains responsible for policy claims to the extent the reinsurer fails to pay such claims. The Company therefore seeks to enter into reinsurance treaties with highly rated reinsurers that have passed an internal due diligence review. At December 31, 1996, excluding any reinsurance with its affiliates, of the $347 billion of gross insurance in force, the Company had ceded to reinsurers approximately $89 billion of insurance in force.

     The Company uses reinsurance to manage the net exposure in its individual life and group life insurance lines of business. The risks that are reinsured vary by product line. The Company does not currently reinsure any of the risks associated with group short-term disability insurance. As of January 1, 1997, the Company increased the level at which it retains the risk on any one individual life insurance policy to $2.5 million from $1.25 million. The Company reinsures mortality risk in excess of $1,000,000 on any single life covered by a group life insurance policy and retains no more than $8,000 of monthly benefits per insured life on group long-term disability policies. In addition, the Company reinsures its accidental death and dismemberment and group travel businesses for coverage exposure in excess of $250,000 per life and maintains catastrophic coverage of up to $200 million for exposure in excess of $500,000 where more than two policyholders are involved in a catastrophe. The Company's COLI business, which was acquired from Mutual Benefit, is 84% reinsured, primarily through Mutual Benefit and its successor, MBL Life Assurance Corporation, and assets have been placed in a security trust to support the reinsurance recoverable asset which was $3.5 billion in 1992 and $3.8 billion as of December 31, 1996.

INVESTMENT OPERATIONS

  GENERAL

     The Company's investment operations are managed by its investment strategy group which reports directly to senior management of the Company and consists of a risk management unit and portfolio management unit. The risk management unit is responsible for monitoring and managing the Company's asset/liability profile and establishing investment objectives and guidelines. The portfolio management unit is responsible for determining, within specified risk tolerances and investment guidelines, the general asset allocation, duration, CONVEXITY and other characteristics of the Company's general account and guaranteed separate account investment portfolios. The investment staff of The Hartford executes the strategic investment decisions of the portfolio management unit, including the identification and purchase of securities that fulfill the objectives of the investment strategy group.

     The primary investment objective of the Company for its general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters (including the management of the interest rate sensitivity of invested assets to that of policyholder obligations). The Company is exposed to two primary sources of investment risk: credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest, and interest rate risk, relating to the market price and/or cash flow variability associated with changes in market YIELD CURVES. The Company manages credit risk through industry and issuer diversification and asset allocation. The Company manages interest rate risk as part of its asset/liability management strategies, including the use of certain hedging techniques (which may include the use of certain financial derivatives), product design, such as the use of MVA features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of the Company's products (such as the resetting of credited interest rates for policies that permit such adjustments). For a further discussion of hedging strategies, including derivatives utilization, see "-- Asset/Liability Management Strategies", as well as notes to consolidated financial statements incorporated herein by reference to the Company's Form 10.


     The Company's separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $39.4 billion as of December 31, 1996, wherein the policyholder assumes substantially all of the risk and reward, and guaranteed separate accounts totaling $10.4 billion as of December 31, 1996, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. The investment strategy followed varies by fund choice, as outlined in the applicable fund prospectus or separate account plan of operations. Non-guaranteed products include variable annuities and variable life insurance contracts. The funds underlying such contracts are managed by the investment staff of The Hartford and a variety of independent money managers, including Wellington, Putnam and Dean Witter. Guaranteed separate account products primarily consist of modified guaranteed individual annuities and modified guaranteed life insurance, and generally include MVA features to mitigate the disintermediation risk in the event of surrenders. Virtually all the assets in the guaranteed separate accounts are fixed maturity securities and, as of December 31, 1996, $10.2 billion, or approximately 99%, of the fixed maturity securities portfolio within the guaranteed separate accounts was investment grade or better. See "-- Asset/Liability Management Strategies".


     The Company's general account consists of a diversified portfolio of investments. Although all the assets of the general account support all the Company's liabilities, the Company's investment strategy group has developed separate investment portfolios for specific classes of product liabilities within the general account. The investment strategy group works closely with the business lines to develop investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives, for each product line in order to achieve each such product line's individual risk and return objectives. For example, fixed maturities are managed according to duration and return guidelines based generally on the duration, cash payment and other characteristics of the underlying liabilities. Fixed maturities in the Company's general account are identified as available for sale and are carried at fair value with the net unrealized investment gains and losses reflected as a component of stockholder's equity. Equity securities are stated at fair value.

  EFFECTS OF INTEREST RATES ON INVESTMENT OPERATIONS

     Changes in interest rates can have significant effects on the Company's profitability. Under certain circumstances of interest rate volatility, the Company is exposed to disintermediation risk and reduction in net interest spread or profit margins. The Company's investment portfolio primarily consists of investment-grade, fixed maturity securities, including MBSs and CMOs. The fair value of these and the Company's other invested assets fluctuates depending on market and other general economic conditions as well as the interest rate environment. During periods of declining interest rates, MBSs and CMOs prepay faster as the underlying mortgages are prepaid and refinanced at lower interest rates. In addition, during such periods, the Company generally will not be able to reinvest the proceeds of any such prepayments at comparable yields. Conversely, during periods of rising interest rates, the rate of prepayments generally slows.

     From June 1991 to September 1993, interest rates fell more than 300 basis points. This dramatic decline in rates, combined with an unprecedented push by financial intermediaries to refinance mortgages, resulted in prepayment levels substantially above the expectations and historical experience for the entire investment community, including the Company.

     In particular, the duration of the Company's CMO holdings in the Closed Book GRC investment portfolio significantly shortened. Hedging performed to mitigate prepayment acceleration in this portfolio was insufficient to cover actual prepayment experience. As interest rates rose in 1994, prepayment activity declined as fast as it had accelerated during the falling interest rate environment, causing the duration of the CMO holdings in the Closed Book GRC investment portfolio to extend relative to expectations. Thus, the effect of actions taken by the Company to increase asset duration (to offset fast prepayments) in the Closed Book GRC investment portfolio in 1992 and 1993 was intensified by extension of the mortgage collateral for such portfolio in 1994. This produced a portfolio with assets having a longer duration than the related GRC liabilities. As a result, the Company's net income fell to $150 million in 1995 and $24 million in 1996.

     In response to the corresponding losses associated with the Closed Book GRC investment portfolio, the Company instituted an improved risk management process during 1995 and 1996, including the division of the Company's investment strategy group into two independently managed units -- a risk management unit and a portfolio management unit. The Company also reduced its exposure to MBSs and CMOs and recently enhanced its computerized analytical systems to allow for more effective management of its portfolio positions and potential exposures to identify potential asset/liability mismatches earlier. As a result, all material portfolios, including Closed Book GRC, are now reviewed on a monthly basis to determine if the net economic sensitivity of the assets and the related liabilities to interest changes is within a pre-determined range. The Company believes that the establishment of a separate risk management unit and more frequent review of all its material portfolios adds an important oversight mechanism to the Company's investment management operation.

     The assets and liabilities of the Company's material portfolios also are now stressed against parallel and non-parallel interest rate shifts of up to plus or minus 300 basis points along the yield curve. Based on recent interest rate volatility, a 300 basis point shift represents a shift of approximately three standard deviations occurring over the course of a full year and implicitly assumes that the affected portfolio is not managed. Since such a shift generally will occur over more than one day and the Company's portfolios are modeled and managed at least monthly, management believes that its monitoring process will minimize the effects of a dramatic interest rate shift. In the event of an interest rate shift of 100 basis points or more, the Company would immediately test all material portfolios for any potential asset/liability mismatches and would adjust any of its portfolios that failed to comply with its written guidelines. Thus, management believes that the quantification of the impact of interest rate shifts of greater than plus or minus 300 basis points is of limited value.

     The Company's analysis of non-parallel interest rate shifts is based upon a comparison of the "key rate" or "partial" durations of its assets and liabilities. At a minimum, the assets and liabilities are tested at the one, two, five, seven, ten and twenty-year points on the yield curve. When coupled with its analysis of parallel interest rate shifts, the Company is able to assess the risk of various interest rate shifts within 300 basis points, including parallel shifts along the yield curve as well as a flattening, steepening and other such non-parallel shifts on the yield curve. The results of such analyses demonstrate a very close matching of the Company's assets and liabilities, consistent with written portfolio guidelines maintained by the Company. By testing monthly, the Company believes that it can detect asset/liability mismatches earlier and take action to reduce the potential impact of interest rate fluctuations on the portfolio.

     In addition, the Company annually performs asset adequacy analysis for all of its life insurance subsidiaries. This includes cash flow testing for all material product lines. These analyses are accomplished by projecting, under a number of possible future interest rate scenarios, the anticipated cash flows from such business and the assets required to support such business. The first seven of these scenarios are required by state insurance laws. Projections also are made using several additional scenarios which involve more extreme fluctuations in future interest rates. The results of these tests demonstrate that the projected cash flows for the assets are sufficient to provide the cash flows needed for the liabilities under the scenarios tested.

  DESCRIPTION OF INVESTMENT ASSETS IN GENERAL ACCOUNT

     The following table sets forth by category the invested assets in the Company's general account as of December 31, 1996.

                          INVESTED ASSETS BY CATEGORY

                                                                      AS OF DECEMBER 31, 1996
                                                                  --------------------------------
                                                                                      PERCENT OF
                                                                                        TOTAL
                                                                                     INVESTED AND
                                                                                       SEPARATE
                                                                                    ACCOUNT ASSETS
                                                                     AMOUNT         --------------
                                                                  -------------
                                                                  (IN MILLIONS)
Fixed maturity securities, available-for-sale, at fair value....     $15,711              22.6%
Equity securities, available-for-sale, at fair value............         119               0.2
Policy loans, at outstanding balance(1).........................       3,839               5.5
Other investments at cost(2)....................................         161               0.2
                                                                     -------             -----
     Total general account invested assets......................      19,830              28.5
     Total separate account assets..............................      49,770              71.5
                                                                     -------             -----
       Total invested assets....................................     $69,600             100.0%
                                                                     =======             =====

---------------
(1) Policy loans, which have a current weighted average interest rate of 11.9%, are secured by the cash value of the related life insurance policy. These loans do not mature in the conventional sense but expire in conjunction with the related policy liabilities.

(2) The Company has approximately $2 million in commercial mortgages in its general account.

     The following table sets forth by category the fixed maturity securities, including CMOs, MBSs and other asset-backed securities ("ABSS"), held in the Company's general account as of December 31, 1996.

                     FIXED MATURITY SECURITIES BY CATEGORY


                                                                   AS OF DECEMBER 31, 1996
                                                          -----------------------------------------
                                                                            WEIGHTED
                                                                            AVERAGE
                                                             AMOUNT         YIELD(1)     PERCENTAGE
                                                          -------------     --------     ----------
                                                          (IN MILLIONS)
Fixed maturity securities:
  Corporates............................................     $ 7,587          6.80%          48.3%
  CMOs..................................................       2,150          6.58           13.7
  Gov't/gov't agencies -- U.S. (including municipals)...         621          5.85            3.9
  MBSs-Agency...........................................         402          7.36            2.6
  ABSs..................................................       2,693          6.31           17.1
  Gov't/gov't agencies -- Foreign.......................         395          7.24            2.5
  Commercial mortgage-backed securities.................       1,098          7.68            7.0
  Short-terms...........................................         765          5.97            4.9
                                                             -------          ----          -----
       Total............................................     $15,711          6.69%         100.0%
                                                             =======          ====          =====


---------------
(1) For the year ended December 31, 1996, the calculated yield on average fixed maturities excluding derivatives was 6.69%, while the calculated yield including derivative hedge income was 6.48%. The calculated yield represents earnings on fixed maturities, excluding net realized capital gains and losses (and excluding or including derivative hedge income, as applicable), divided by average fixed maturities.

     As of December 31, 1996, the Company had approximately 16.3% of its fixed maturity securities portfolio invested in MBSs and CMOs. MBSs and CMOs are subject to significant prepayment and payment extension risk, since underlying mortgages may be repaid more or less rapidly than scheduled. As a result, holders of MBSs and CMOs may receive prepayments which cannot be reinvested at yields comparable to the rates on such securities or may be forced to liquidate securities at a loss to meet liquidity obligations. The Company measures and manages prepayment and payment extension risk through option-adjusted modeling of the market price sensitivity (duration and convexity) of all of its assets, including MBSs and CMOs. For most MBSs and CMOs, prepayment risk causes "negative convexity". Convexity can be increased for a portfolio by adding securities or derivatives that have significant "positive convexity". In particular, the Company uses interest rate caps and floors to increase portfolio convexity and reduce the market price sensitivity of its MBSs and CMOs. At December 31, 1996, the net weighted average coupon and weighted average life for the Company's MBS portfolio was 7.74% and 5.2 years, respectively. At December 31, 1996, the net weighted average coupon of the mortgage collateral supporting the Company's CMO portfolio was 6.75%, and the weighted average life of the CMO portfolio was 4.6 years. The Company has reduced its exposure to CMOs and MBSs, from 24% of the total fixed maturity securities as of December 31, 1995 to 16.3% as of December 31, 1996.

     The following table sets forth, by category, the CMOs in the Company's general account as of December 31, 1996.

                     COLLATERALIZED MORTGAGE OBLIGATIONS(1)

                                                                  AS OF DECEMBER 31, 1996
                                                                 --------------------------
                                                                                 PERCENTAGE
                                                                  CARRYING           OF
                                                                    VALUE         INVESTED
                                                                 (AT MARKET)     CMO ASSETS
                                                                 -----------     ----------
                                                                     (IN
                                                                  MILLIONS)
    PAC........................................................    $   786           36.6%
    INVERSE FLOATERS...........................................        323           15.0
    PRINCIPAL-ONLY SECURITIES..................................        167            7.8
    INTEREST-ONLY SECURITIES...................................        126            5.9
    ACCRUAL SECURITIES.........................................        321           14.9
    SEQUENTIAL-PAY SECURITIES..................................         89            4.1
    FLOATERS...................................................        252           11.7
    Other......................................................         86            4.0
                                                                    ------          -----
         Total.................................................    $ 2,150          100.0%
                                                                    ======          =====

---------------
(1) As of December 31, 1996, approximately 56% of CMO holdings had implicit or explicit protection against prepayment.

     As of December 31, 1996, $15.66 billion or approximately 99.7% of the fixed maturity securities portfolio was investment-grade securities or better, and only $49 million or .3% of the fixed maturity securities portfolio was invested in below investment-grade securities (less than "BBB"). The following table sets forth the ratings of the fixed maturity securities in the Company's general account as of December 31, 1996.

              QUALITY DISTRIBUTION OF FIXED MATURITY SECURITIES(1)


                                                                AS OF DECEMBER 31, 1996
                                                        ----------------------------------------
                                                                           PERCENTAGE OF TOTAL
                                                           AMOUNT         GENERAL ACCOUNT ASSETS
                                                        -------------     ----------------------
                                                        (IN MILLIONS)
    U.S. Government/agency............................     $   353                   2.2%
    Short-term........................................         765                   4.9
    AAA...............................................       4,695                  29.9
    AA................................................       1,902                  12.1
    A.................................................       5,366                  34.2
    BBB...............................................       2,581                  16.4
    BB and below......................................          49                   0.3
                                                           -------                 -----
         Total fixed maturity securities..............     $15,711                 100.0%
                                                           =======                 =====


---------------
(1) The ratings referenced in this section are based on the S&P system or the equivalent rating of another nationally recognized rating organization or, if not rated, are internal ratings assigned by the Company based on the Company's internal analysis of such securities. The Company holds approximately 3.6% of non-rated securities.

     Although almost all fixed maturity securities held by the Company in its portfolio are investment grade and the Company believes that it maintains prudent issuer diversification, no assurance can be given that, under certain unanticipated economic circumstances, issuer defaults would not have a material adverse effect on the business, financial condition and results of operations of the Company.

     At December 31, 1996, approximately 10.3% of the Company's fixed maturity portfolio was invested in private placement securities (including Rule 144A offerings). These securities are not registered with the Commission and generally only can be purchased by certain institutional investors. Private placement securities are thus generally less liquid than public securities. However, covenants for private placements are generally designed to mitigate the impact of such increased liquidity risk. Most of the private placement securities in the Company's portfolio are rated by nationally recognized rating organizations. If such securities are not so rated, the Company assigns ratings for internal monitoring purposes based on the Company's general understanding of methodologies employed by the nationally recognized rating organizations.

     The estimated maturities of the Company's fixed and variable rate investments in its general account, along with their respective yields at December 31, 1996, are reflected in the table below. ABSs, MBSs and CMOs are distributed to maturity year based on the Company's estimate of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds reported in broker consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying mortgages and can be expected to vary from actual experience. Expected maturities differ from contractual maturities due to call or prepayment provisions.

                  FIXED MATURITY INVESTMENTS MATURITY SCHEDULE

                                                      ESTIMATED MATURITY
                            -----------------------------------------------------------------------
                             1997      1998      1999      2000      2001     THEREAFTER     TOTAL
                            ------    ------    ------    ------    ------    ----------    -------
                                                         (IN MILLIONS)
ABSS, MBSS AND CMOS(1)
  Variable rate(2)
     Amortized cost.......  $  185    $  111    $   80    $  233    $  157      $  891      $ 1,657
     Market value.........     183       131       171       226       148         851        1,710
     Pre-tax yield(3).....    5.97%     6.87%     6.60%     6.51%     6.63%       7.21%        7.09%
  Fixed rate
     Amortized cost.......  $  879    $  630    $  782    $  709    $  473      $1,188      $ 4,661
     Market value.........     880       626       773       706       468       1,180        4,633
     Pre-tax yield(3).....    6.38%     6.76%     6.49%     6.74%     6.76%       6.96%        6.69%
BONDS AND NOTES
  Variable rate(2)
     Amortized cost.......  $  183    $   72    $  113    $   90    $   16      $  248      $   722
     Market value.........     181        76        90        94        17         248          706
     Pre-tax yield(3).....    4.91%     5.74%     3.03%     5.97%     5.99%       6.72%        5.54%
  Fixed rate
     Amortized cost.......  $1,673    $  692    $  919    $  817    $  752      $3,766      $ 8,619
     Market value.........   1,692       689       918       821       751       3,791        8,662
     Pre-tax yield(3).....    6.35%     6.47%     6.43%     6.72%     6.84%       7.16%        6.80%
TOTAL FIXED MATURITIES
  Amortized cost..........  $2,920    $1,505    $1,894    $1,849    $1,398      $6,093      $15,659
  Market value............   2,936     1,522     1,952     1,847     1,384       6,070       15,711
  Pre-tax yield(3)........    6.25%     6.59%     6.26%     6.66%     6.78%       7.11%        6.74%

---------------
(1) With respect to the ABS, MBS and CMO portfolio of the Company, a 100 basis point increase in interest rates would be expected to decrease the duration of such portfolio from approximately 3.6 to 3.4 years; a 100 basis point decrease in interest rates would be expected to increase the duration of such portfolio from approximately 3.6 to 3.7 years. The maturities noted in this table would be significantly impacted if interest rates were to decrease by 100 basis points or increase by 300 basis points from December 31, 1996 levels.

(2) Variable rate securities are instruments for which the coupon rates move directly with or based upon an index rate. These securities include interest-only securities and inverse floaters, which represent less than 1% and 2.48%, respectively, of the Company's invested assets. Interest-only securities, for which cost approximates market, have an average life of 5.1 years and earn an average yield of 14.7%. Inverse floaters, for which cost approximates market, have an average life of 4.8 years and earn an average yield of 6.42%. Average yields are based upon estimated cash flows using prepayment speeds reported in broker consensus data.

(3) Pre-tax yields do not reflect yields on derivative instruments though derivative adjustments are included in fixed maturity amortized cost and market value.

  ASSET/LIABILITY MANAGEMENT STRATEGIES

     Derivatives play an important role in facilitating the management of interest rate risk, creating opportunities to efficiently fund obligations to policyholders and contractholders, hedge against risks that affect the value of certain liabilities and adjust broad investment risk characteristics as a result of any significant changes in market risks. As an end user of derivatives, the Company employs a variety of derivative financial instruments, including swaps, caps, floors, forwards and exchange-traded financial futures and options, in order to hedge exposure to price, foreign currency and/or interest rate risk on anticipated investment purchases or existing assets and liabilities. The notional amounts of derivatives contracts represent the basis upon which pay and receive amounts are calculated and are not reflective of credit risk for derivatives contracts. Credit risk for derivatives contracts is limited to the amounts calculated to be due to the Company on such contracts. The Company believes it maintains prudent policies regarding the financial stability and credit standing of its major counterparties and typically requires credit enhancement provisions to further limit its credit risk. Many of these derivatives contracts are bilateral agreements that are not assignable without the consent of the relevant counterparty. Notional amounts pertaining to derivative financial instruments of the Company totaled $10.9 billion at December 31, 1996 ($8.3 billion of which related to life insurance investments and $2.6 billion of which related to life insurance liabilities). Management believes that the use of derivatives allows the Company to sell more innovative products, capitalize on market opportunities and execute a more flexible investment strategy for its general account portfolio. The strategies described below are used by the Company to manage the aforementioned risks associated with its obligations.

     ANTICIPATORY HEDGING. For certain liabilities, the Company commits to the price of the product prior to receipt of the associated premium or deposit. The Company routinely executes anticipatory hedges to offset the impact of any changes in asset prices arising from interest rate changes pending the receipt of the premium or deposit payment and the resulting purchase of the assets. These hedges involve taking a long position in an interest rate futures position or entering into an interest rate swap with duration characteristics equivalent to the associated liabilities or anticipated investments. The notional amount of derivatives used for anticipatory hedges totaled $392 million and $718 million at December 31, 1996 and 1995, respectively.

     LIABILITY HEDGING. Several products obligate the Company to credit a return to the contractholder which is indexed to a market rate. In order to hedge risks associated with these products, the Company typically enters into interest rate swaps to convert the contract rate into a rate that trades in a more liquid and efficient market. This hedging strategy enables the Company to customize contract terms and conditions to customer objectives and satisfies the Company's asset/liability matching policy. Additionally, interest rate swaps are used to convert certain fixed contract rates into floating rates, thereby allowing them to be appropriately matched against floating rate assets. The notional amount of derivatives used for liability hedging totaled $2.6 billion and $1.7 billion at December 31, 1996 and 1995, respectively.

     ASSET HEDGING. To meet the various policyholder obligations and to provide investment risk diversification, the Company may combine two or more derivative financial instruments to achieve the investment characteristics that match the associated liability. The use of derivatives in this regard effectively transfers unwanted investment risks or attributes to others. The selection of the appropriate derivatives depends on the investment risk, the liquidity and efficiency of the market and the asset and liability characteristics. The notional amount of asset hedges totaled $2.4 billion and $3.0 billion at December 31, 1996 and 1995, respectively.

     PORTFOLIO HEDGING. The Company periodically compares the duration and convexity of its portfolios of assets to their corresponding liabilities and enters into portfolio hedges to reduce certain differences to acceptable levels. Portfolio hedges reduce the mismatch between assets and liabilities and offset the potential cash flow impact caused by interest rate changes. The notional amount of portfolio hedges totaled $5.5 billion and $4.2 billion at December 31, 1996 and 1995, respectively.

     The Company is committed to maintaining effective risk management discipline. Derivatives used by the Company must support at least one of the following objectives: to manage the risk arising from price, interest rate and foreign currency volatility, to manage liquidity or to control transaction costs. The Company has established credit limits, diversification standards and review procedures for all credit risk, whether borrower, issuer or counterparty.

     Each of the Company's segments utilizes the aforementioned derivatives strategies. In particular, the Annuity and Employee Benefits segments use anticipatory hedges to protect against adverse investment results from new business sales due to interim interest rate movements and the Annuity segment also uses a number of liability hedges in order to convert certain fixed rate liabilities into floating rate liabilities. In contrast, the Individual Life Insurance segment uses derivatives infrequently, other than utilizing certain liability hedges (such as the purchase of interest rate floors) to hedge against a dramatic decline in interest rates for products with long-term minimum credited rate guarantees. In June 1996, FASB issued an exposure draft of an accounting standard which, if adopted in the form in which it was issued, would require companies to report derivatives on the balance sheet at fair value with changes in fair value recorded in income or equity.

Under SFAS No. 115, derivatives linked to assets are currently reflected in the fair value of such assets reported on the Company's balance sheet. This exposure draft also would change the accounting for derivatives used in hedging strategies from traditional deferral accounting to a current recognition approach which could impact a company's income statement and balance sheet and expand the definition of a derivative instrument to include certain structured securities currently accounted for as fixed maturities. This exposure draft has drawn widespread criticism primarily because the required accounting treatment would not match the perceived economic effect of such hedging strategies. As a result of, among other things, the concerns and criticisms in comment letters and at public hearings held on this exposure draft, FASB continued to deliberate with regard to this exposure draft during the first quarter of 1997 and has emphasized that a final decision has not been reached. FASB has stated that it expects to conclude its review of this matter in the second quarter of 1997. The Company is unable to predict the form that the final accounting standard, if adopted, may take and believes it would be inappropriate to speculate on the effects of any such adoption at this time. However, the Company believes the adoption of a new accounting standard similar to this exposure draft could cause substantial volatility in the Company's reported net income if certain of the Company's current derivatives and hedging strategies were continued after the adoption of such accounting standard. Were the Company to continue to employ its current derivatives strategies, the Company's reported net income as a general matter would, in the short-term, be adversely affected as interest rates rise and positively affected as interest rates decline. In addition, if adopted in its present form, the Company would be required to make a cumulative effect adjustment to its net income and/or stockholder's equity, which adjustment would vary based on its then current holdings of derivatives and the economic and market circumstances present at the time such adjustment was implemented.

     For a discussion of (i) the investments of the Company segregated by major category, (ii) the types of derivatives related to the type of investment and their respective notional amounts and the accounting policies utilized by the Company for derivative financial instruments, see notes to consolidated financial statements incorporated herein by reference to the Company's Form 10.

  INSURANCE LIABILITY CHARACTERISTICS

     Insurance liabilities, other than non-guaranteed separate accounts, which were backed by $40.6 billion in total assets (including investments of $30.2 billion), totaled $30.8 billion (net of ceded reinsurance) at December 31, 1996. These insurance liabilities consisted of future policy benefits of $4 billion, other policyholder funds of $22.2 billion, guaranteed separate accounts of $10.4 billion and reinsurance recoverables of $(5.8) billion. Matching of the duration of the investments with respective policyholder obligations is an explicit objective of the Company's management strategy. The Company's insurance policy liabilities, along with estimated duration periods based on the Company's internal actuarial assumptions, can be summarized based on investment needs in the five categories described below at December 31, 1996.

                          ESTIMATED DURATION YEARS(1)


                                              BALANCE AT       LESS
                                             DECEMBER 31,      THAN       1-5      6-10      OVER 10
                DESCRIPTION                      1996         1 YEAR     YEARS     YEARS      YEARS
-------------------------------------------  ------------     ------     -----     -----     -------
                                                                  (IN BILLIONS)
Fixed rate asset accumulation vehicles.....     $ 13.8         $1.9      $ 8.2     $3.7       $  --
Indexed asset accumulation vehicles........        0.2          0.2         --       --          --
Interest credited asset accumulation
  vehicles.................................       13.6          4.2        5.1      3.7         0.6
Long-term payout liabilities...............        2.7          0.1        0.6      0.8         1.2
Short-term payout liabilities..............        0.5          0.5         --       --          --
                                                 -----         ----      -----     ----        ----
     Total.................................     $ 30.8         $6.9      $13.9     $8.2       $ 1.8
                                                 =====         ====      =====     ====        ====


---------------

(1) The duration of liabilities reflects management's assessment of the market price sensitivity of the liabilities to changes in market interest rates, and is not necessarily reflective of the projected liabilities' cash flows under any specific scenario.

     FIXED RATE ASSET ACCUMULATION VEHICLES. Products in this category require the Company to pay a fixed rate of interest for a specified period of time. The cash flows are not interest rate sensitive because the products include an MVA feature and the liabilities have protection against the early withdrawal of funds through surrender charges. The primary risk associated with these products is that the spread between investment return and credited rate is not sufficient to earn the Company's targeted return. Product examples include fixed rate annuities with an MVA feature and fixed rate GRC. Contract duration is reflected above and is dependent on the policyholder's choice of guarantee period. The weighted average credited policyholder rate for these policyholder liabilities was 6.71% at December 31, 1996.

     INDEXED ASSET ACCUMULATION VEHICLES. Products in this category are similar to the fixed rate asset accumulation vehicles, but require the Company to pay a rate that is determined by an external index. The amount and/or timing of cash flows will therefore vary based on the level of the particular index. The primary risks inherent in these products are similar to the fixed rate asset accumulation vehicles, with an additional risk of changes in the index adversely affecting profitability. Product examples include indexed GRC with an estimated duration of up to two years. The weighted average credited rate was 5.78% at December 31, 1996.

     INTEREST CREDITED ASSET ACCUMULATION VEHICLES. Products in this category credit interest to policyholders, subject to market conditions and minimum guarantees. Policyholders may surrender at book value but are subject to surrender charges for an initial period. The primary risks vary depending on the degree of insurance element contained in the product. Product examples include universal life insurance contracts and the general account portion of the Company's variable annuity products. Liability duration is short- to intermediate-term and is reflected in the table above. The average credited rate for these liabilities was 5.52% at December 31, 1996, excluding policy loans.

     LONG-TERM PAYOUT LIABILITIES. Products in this category are long-term in nature and may contain significant actuarial (including mortality and morbidity) pricing risks. The cash flows are not interest sensitive, but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or the investment return will be lower than assumed in pricing. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and long-term disability contracts. Contract duration is generally six to ten years but, at times, exceeds 30 years. Policy liabilities under these contracts are not interest-sensitive.

     SHORT-TERM PAYOUT LIABILITIES. These liabilities are short-term in nature with a duration of less than one year. The primary risks associated with these products are determined by the non-investment contingencies such as mortality or morbidity. Liquidity is of greater concern than for the long-term payout liabilities. Products include individual and group-term life insurance contracts and short-term disability contracts.

COMPETITION

     The Company competes with the over 2,000 life insurance companies in the United States, as well as certain banks, securities brokerage firms, investment advisors and other financial intermediaries marketing insurance products, annuities, mutual funds and other retirement-oriented investments. Some of these companies have greater financial resources and currently have higher financial strength and claims-paying ability ratings from major rating agencies than the Company. National banks, in particular, may become more significant competitors in the future for insurers who sell annuities, including the Company, as a result of recent court decisions and regulatory actions discussed under "-- Insurance Regulation -- Regulation at Federal Level". Although the effect of these recent developments on the Company and its competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products could be materially impacted in the future. Also, several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended (the "Glass-Steagall Act"), and the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), have been made by members of Congress and the Executive Branch. Certain of these proposals would repeal or modify the current restrictions that prevent banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, their potential effect on the Company or its competitors.

     The fundamental competitive factors affecting the sale of the Company's products are price, the levels of commissions, charges and other expenses, financial strength and claims-paying ability ratings, distribution capabilities, reputation, quality of service, visibility in the marketplace and range of products. For variable life insurance and annuity products, additional competitive factors include mutual fund options, product design and investment performance ratings. The Company's ability to compete is affected in part by its ability to provide competitive products and quality service to the consumer, wholesalers, general agents, licensed insurance agents and broker-dealers. Management believes that its alternative and competing distribution systems provide the Company with a competitive advantage in penetrating and communicating with its growing target markets.

     The Company also competes for distributors of its products such as banks, broker-dealers and wholesalers. Management believes the principal bases upon which insurance and financial services companies compete for distribution channels are the services provided to, and the relationships developed with, broker-dealers, wholesalers and other distributors, as well as compensation and the variety and quality of products. Since the Company does not have a career agency force, it must compete with other insurers and financial services providers to attract and maintain productive independent distributors to sell its products. Moreover, the Company does not have exclusive agency agreements with many of its distributors and believes that certain of them sell products similar to those marketed by the Company for other insurance companies.

     In addition, the investment performance of investment managers chosen by the Company to manage the assets related to its products may vary and non-competitive investment performance could adversely affect the Company's ability to market its products.

RATINGS

     Ratings are an important factor in establishing the competitive position of insurance companies. Insurers compete with other insurance companies, financial intermediaries and other financial institutions on the basis of a number of factors, including the ratings assigned by nationally recognized statistical rating organizations. The Company's principal insurance subsidiaries currently are rated "A+ (superior)" by A.M. Best and have claims-paying ability ratings of "AA" from S&P and "AA+" from Duff & Phelps, and one such insurance subsidiary, Hartford Life, has an insurance financial strength rating of "Aa3" from Moody's. In September 1996, S&P announced that it reduced the claims-paying ability ratings of The Hartford group of companies from "AA+" to "AA" and, in January 1997, Moody's announced that it downgraded various ratings of The Hartford and its subsidiaries, including the insurance financial strength ratings of The Hartford's insurance subsidiaries, from Aa2 to Aa3. Taken together, S&P and Moody's expressed concern with, among other things, the overall strength of The Hartford's consolidated capital, the recent charges it had taken relating to the environmental and asbestos reserves of The Hartford's property-casualty insurance operations (which are not part of the Company's operations) and Closed Book GRC and the competitive nature of the business in which The Hartford and its subsidiaries operate. Further ratings downgrades (or the potential for such downgrades) of the Company could, among other things, materially increase surrender levels, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of the Company's products and services, negatively impact persistency, adversely affect the Company's ability to compete and thereby materially and adversely affect the Company's business, financial condition and results of operations.

     A.M. Best's financial condition ratings for insurance companies currently range from "A++ (superior)" to "F (in liquidation)". These ratings reflect A.M. Best's opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders. Moody's insurance financial strength ratings currently range from "Aaa (exceptional)" to "C (lowest rated)". Such ratings are an opinion of the ability of an insurance company to repay senior policyholder claims and obligations. S&P's insurance claims-paying ability ratings currently range from "AAA (superior)" to "CCC (extremely vulnerable)". Such a rating is an opinion of an operating insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. Duff & Phelps' claims-paying ability ratings currently range from "AAA (negligible risk factors)" to "DD (liquidation)". Such a claims-paying ability rating relates to the likelihood of timely payment of policyholder and contractholder obligations.

     Moreover, for so long as The Hartford maintains a controlling interest in the Company, a deterioration in the financial condition or significant insured losses from a catastrophic event or other unforeseen occurrence that materially affects the financial results of The Hartford and results in a downgrade of The Hartford's ratings could adversely impact the ratings of the Company.

     Claims-paying ability or insurance financial strength ratings reflect a rating agency's opinion of the Company's principal life insurance subsidiaries' financial strength, operating performance and ability to meet their respective obligations to policyholders and are not evaluations directed toward the protection of investors.

INSURANCE REGULATION

  GENERAL REGULATION AT STATE LEVEL

     The insurance business of the Company is subject to comprehensive state and federal regulation and supervision throughout the United States. The purpose of such regulation is primarily to provide safeguards for policyholders rather than to protect the interests of stockholders. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the type, amounts and valuations of investments permitted. State insurance regulators and the National Association of Insurance Commissioners (the "NAIC") continually re-examine existing laws and regulations. It is impossible to predict the future impact of potential regulations on the Company's operations and there can be no assurance that future insurance related laws and regulations, or the interpretation thereof, will not have an adverse effect on the operations of the Company's business.

     Several states, including the State of Connecticut, regulate affiliated groups of insurers, such as the Company, under insurance holding company legislation. As a holding company with no significant business operations of its own, the Company relies on dividends from its subsidiaries, which are primarily domiciled in the State of Connecticut, as the principal source of cash to meet its obligations, including the payment of principal and interest on debt obligations of the Company and the payment of dividends to holders of its capital stock. The payment of dividends by Connecticut-domiciled life insurers is limited under the insurance holding company laws of Connecticut which require notice to and approval by the Connecticut Insurance Commissioner for the declaration or payment of any dividend that, together with the other dividends or distributions made within the preceding twelve months, exceeds the greater of
(i) 10% of the insurer's policyholder surplus as of December 31 of the preceding year or (ii) net gain from operations for the twelve-month period ending on December 31 last preceding, in each case determined under statutory insurance accounting practices. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, it requires the approval of the Connecticut Insurance Commissioner. Based on these limitations and statutory results as of December 31, 1996, the Company would have been able to receive $132 million in dividends in 1997 from Hartford Life and Accident, the Company's direct subsidiary, without obtaining the approval of the Connecticut Insurance Commissioner.

     Life insurance companies are required to establish an AVR consisting of two components: (i) a "default component" which provides for future credit-related losses on fixed maturity investments and (ii) an "equity component" which provides for losses on all types of equity investments, including real estate. Insurers also are required to establish an IMR for fixed maturity net realized capital gains and losses, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect financial statements of the Company prepared in accordance with GAAP. Although future additions to AVR will reduce the future statutory surplus of the Company's insurance subsidiaries, the Company does not believe that the impact under current regulations of such reserve requirements will materially affect the ability of its insurance subsidiaries to grow its statutory surplus and pay dividends to the Company in the future.


     In addition, the Company is a holding company which owns directly or indirectly all the outstanding shares of capital stock of certain insurance company subsidiaries domiciled in Connecticut and New Jersey. Insurance laws of such states applicable to the Company generally provide that no person may acquire control of the Company, and thus indirect control of these insurance company subsidiaries, without the prior approval of the appropriate insurance regulators. In general, any person who acquires beneficial ownership of 10% or more of the voting securities of the Company would be presumed to have acquired such control, although the appropriate insurance regulators, upon application, may determine otherwise. See "Description of Capital Stock -- Restrictions on Ownership Under Insurance Laws" in the accompanying Prospectus.


     Each insurance company is required to file detailed annual reports with supervisory departments in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such departments at regular intervals. Each of the Company's life insurance subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance departments of their respective states of domicile. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative rules.

     In addition, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. In 1996, a State of Connecticut association examination report of the Company's operations for the four years ended December 31, 1993 found no material discrepancies. The Company anticipates that its next examination will occur in 1998. In addition, in 1995, a State of New York Insurance Department examination of the Company's market conduct for the three years ended December 31, 1994 found no material deficiencies. The Company is currently undergoing separate periodic market conduct examinations conducted by the State of Connecticut (covering the period from July 1, 1995 through June 30,
1996), the State of Maryland (covering the period from January 1, 1992 through December 31, 1995) and the State of California (covering the period from January 1, 1995 through June 30, 1996). Management does not expect any finding from any of these examinations that would have a material adverse effect on the Company.

  REGULATORY INITIATIVES

     State insurance regulators and the NAIC are continually re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, risk-adjusted capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. These initiatives may be adopted by the various states in which the Company's insurance subsidiaries are licensed, but the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on the Company's operations, and there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.

     In the 1970s, the NAIC developed a set of financial relationships or "tests" known as the Insurance Regulatory Information System ("IRIS") that was designed for early identification of companies that may require special attention by insurance regulatory authorities. Insurance companies submit data annually to the NAIC, which in turn analyzes the data using ratios covering twelve categories of financial data with defined "usual ranges" for each such category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions or events that are in and of themselves immaterial or eliminated at the consolidated level. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios, and regulators may then act, if such company has insufficient capital, to constrain the company's underwriting capacity. The Company has determined that, for 1996, one IRIS ratio for Hartford Life and two IRIS ratios for Hartford Life and Accident fall outside the usual range due to normal business operations such as the ownership by Hartford Life and Accident of Hartford Life.

     The NAIC also has approved risk-based capital ("RBC") standards, which are used to determine the amount of total adjusted capital (STATUTORY CAPITAL AND SURPLUS plus AVR and other adjustments) that a life insurance company must have, taking into account the risk characteristics of such company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirements are determined by applying specified factors to various asset, premium, reserve and other items, with the factor being higher for items with greater underlying risk and lower for items with less risk. The formula is used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action.

     The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. If a company's total adjusted capital is less than 100% but greater than or equal to 75% of its RBC, or if a negative trend has occurred (as defined in the regulations) and total adjusted capital is less than 125% of its RBC, the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. If a company's total adjusted capital is less than 75% but greater than or equal to 50% of its RBC, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. If a company's total adjusted capital is less than 50% but greater than or equal to 35% of its RBC, the regulatory authority may take any action it deems necessary, including placing the company under its control. If a company's total adjusted capital is less than 35% of its RBC, the regulatory authority is mandated to place the company under its control. The RBC ratios for each of Hartford Life, Hartford Life and Accident and ITT Hartford Life and Annuity Insurance Company have been in excess of 200% of their respective RBC from 1993 through 1996.

     From time to time, the NAIC and various state insurance regulators have considered, and may in the future consider, proposals to further restrict dividend payments that may be made by an insurance company without regulatory approval. No assurance can be given that there will not be any further regulatory action restricting the ability of the Company's insurance subsidiaries to pay dividends. Inability to pay dividends to the Company in an amount sufficient to enable the Company to meet its debt service and other cash requirements (including dividend payments on the Common Stock) could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, state regulatory authorities, industry groups and rating agencies have developed several initiatives regarding market conduct. For example, the NAIC has adopted the NAIC Model Illustration Regulation, which applies to group and individual life insurance policies and certificates, and the Market Conduct Handbook. State regulators have imposed significant fines on various insurers for improper market conduct. The American Council on Life Insurance established the Insurance Market Place Standards Association, a self-regulatory organization, to implement its Principles and Code of Ethical Life Insurance Market Conduct, which includes a third-party assessment procedure. Market conduct also has become one of the criteria used to establish the ratings of an insurance company. For example, A.M. Best's ratings analysis now includes a review of the insurer's compliance program. Management does not believe that these market conduct initiatives will have a material adverse effect on its business, financial condition or results of operations.

     In addition, the NAIC has adopted a model regulation called "Valuation of Life Insurance Policies Model Regulation", which would establish new minimum STATUTORY RESERVE requirements for individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must enact the model regulation. If these reserve standards were adopted in their current form, companies selling certain individual life insurance products such as term life insurance products with guaranteed premium periods and universal life insurance products with no-lapse guarantees would be required to adjust reserves to be consistent with the new minimum standards. It is impossible at this time to predict if the model regulation will be enacted and, if enacted, when it will become applicable. However, the Company anticipates no material impact as a result of the enactment of this legislation.

  ASSESSMENTS AGAINST INSURERS

     Under the INSURANCE GUARANTY FUND laws existing in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide for annual limits on such assessments. A large part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. The Company's insurance subsidiaries were assessed $11 million, $13 million and $12 million in 1994, 1995 and 1996, respectively. Since such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, the Company cannot accurately determine the amount or timing of any future assessment on the Company's insurance subsidiaries. However, based on the best information presently available, management believes the Company's total future assessments will not be material to its operating results or financial position.

  REGULATION AT FEDERAL LEVEL

     Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, financial services regulation and federal taxation, can significantly and adversely affect the insurance industry and thus the Company. For example, Congress has from time to time considered legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products, the removal of barriers preventing banks from engaging in the insurance business, changes in regulations for the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the alteration of the federal income tax structure and the availability of Section 401(k) or individual retirement accounts. In particular, Congress has reviewed various proposals to repeal or modify the McCarran-Ferguson Act (which exempts the insurance industry from certain federal laws), the Glass-Steagall Act (which restricts banks from engaging in a securities-related business) and the Bank Holding Company Act (which prohibits banks from being affiliated with insurance companies). In addition, Congress is currently considering enacting legislation that would reduce the tax rate applicable to long-term capital gains. This may result in alternative financial products becoming less tax disadvantaged versus variable annuities. It is not possible to predict whether future legislation or regulation adversely affecting the insurance industry may be enacted or, if enacted, the extent to which such legislation or regulation would have an effect on the Company and its competitors.

     Moreover, the United States Supreme Court held on January 18, 1995 in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act. In addition, the Supreme Court also held on March 26, 1996 in Barnett Bank of Marion City v. Nelson that state laws prohibiting national banks from selling insurance in small-town locations are preempted by federal law. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services, thereby increasing competition for the Company. At present, the extent to which banks can sell insurance and annuities without regulation by state insurance departments is being litigated in various courts in the United States. Although the effect of these recent developments on the Company and its competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products may be materially impacted in the future.

     In addition, the HIPA Act of 1996 phases out the deductibility of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. The Company's leveraged COLI product has been an important contributor to its profitability in recent years and will continue to contribute to the profitability of the Company (although such contribution will be reduced in the future due to the effects of this legislation). As a result, net income contributed by COLI may be lower in the future (particularly during 1999 and later years) as a result of the elimination of leveraged COLI sales.

  SECURITIES LAWS

     Certain of the Company's subsidiaries, and certain policies and contracts offered by them, are subject to regulation under the federal securities laws administered by the Commission and certain state securities laws. Certain separate accounts of the Company's insurance subsidiaries are registered as investment companies under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Separate accounts through which certain variable annuity contracts and variable insurance policies issued by the Company's insurance subsidiaries are made available are also registered under the Securities Act. Certain other subsidiaries of the Company are registered as broker-dealers under the Exchange Act and are members of, and subject to regulation by, the National Association of Securities Dealers, Inc.

     Certain of the Company's subsidiaries are investment advisors registered under the Investment Advisers Act of 1940, as amended. The investment companies managed by such subsidiaries are registered with the Commission under the Investment Company Act and the shares of certain of these entities are qualified for sale in certain states in the United States and the District of Columbia. Certain subsidiaries of the Company are also subject to the Commission's net capital rules.

     In October 1996, the National Securities Markets Improvements Act of 1996 was enacted into law. Of particular interest to the variable products industry are the provisions establishing a new "reasonableness standard" for all fees and charges in variable annuity and variable life insurance policies. Because insurers no longer will have to explain each and every component of their fees and charges to the Commission, and instead will be subject to an overall reasonableness standard for aggregate fees and charges, the Company believes the legislative changes will provide the industry with greater flexibility in product design. However, given the significant barriers to market entry, such as entering into relationships with broker-dealers and systems constraints, the Company believes that the legislation overall will have a minimal competitive impact.

     All aspects of the Company's investment advisory activities are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit investment advisory clients and investment company stockholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. In such event, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor's registration as an advisor, censure and fines.

  ERISA CONSIDERATIONS

     Enacted into law on August 20, 1996, the Small Business Protection Act (the "SBPA") offered insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank (the "Harris Trust Decision") in which the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA. The pertinent SBPA provisions provide that insurers are protected from lawsuits claiming breaches of fiduciary duties under ERISA for past actions. However, insurers remain subject to federal criminal law and liable for actions brought by the U.S. Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBPA also provides that contracts issued from an insurer's general account on or before December 31, 1998, that are not guaranteed benefit policies, will be permanently grandfathered if they meet the requirements of regulations the United States Department of Labor is required to issue by December 31, 1997. The SBPA further provides that contracts issued from an insurer's general account after December 31, 1998, that are not guaranteed benefit policies, will be subject to ERISA. Although the Company does not believe that the Harris Trust Decision had a material adverse effect on its business, financial condition or results of operations, the Company supported and welcomed the enactment of the aforementioned provisions of the SBPA as a means to remove an area of potential exposure for the insurance industry generally.

     With respect to employee welfare benefit plans subject to ERISA, the United States Congress periodically has considered amendments to the law's federal preemption provision, which would expose the Company, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.

PROPERTIES

     The Company's headquarters, located in Simsbury, Connecticut, is currently leased from a third party by Hartford Fire pursuant to a sale-leaseback arrangement. After the Equity Offerings, the Company or one of its subsidiaries will sublease from Hartford Fire the right to use the headquarters building. For a further discussion of this sublease arrangement, see "Certain Relationships and Transactions--Intercompany Arrangements--Simsbury Sublease". The remainder of the material facilities of the Company are either leased or subleased from The Hartford or its subsidiaries or leased from third parties. The Company believes its existing properties are adequate for its present operations.

LEGAL PROCEEDINGS

     The Company is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Company's business, financial condition or results of operations. In addition, companies in the life insurance industry historically have been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper sales practices relating to sales of certain life insurance products. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. The Company is not and has not been a defendant in any such class-action lawsuit alleging improper sales practices. No assurance can be given that such class-action lawsuits or other litigation would not materially and adversely affect the Company's business, financial condition or results of operations.

EMPLOYEES

     As of May 13, 1997, the Company had 3,782 direct employees, 2,209 of whom are employed at the home office in Simsbury, Connecticut, and 1,573 of whom are employed at various branch offices throughout the United States, Canada and elsewhere. Management believes that its employee relations are good. None of the Company's employees is subject to a collective bargaining agreement and the Company is not aware of any current efforts to implement such an agreement.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

GENERAL

     The Hartford is currently the beneficial owner of all the capital stock of the Company. Following the completion of the Equity Offerings, The Hartford will continue to be the controlling stockholder of the Company and will beneficially own 100% of the outstanding Class B Common Stock, which will represent approximately 96.1% of the combined voting power of all the outstanding Common Stock and approximately 83.2% of the economic interest in the Company (or approximately 95.6% and 81.4%, respectively, if the underwriters' over-allotment options in the Equity Offerings are exercised in full). For so long as The Hartford continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the outstanding Common Stock, it generally will be able to approve any matter submitted to a vote of the stockholders, including, among other things, the election of the entire Board of Directors or the amendment of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, without the consent of the other stockholders of the Company. In addition, through its controlling beneficial ownership of the Company (as well as certain provisions of the Master Intercompany Agreement discussed under "-- Intercompany Arrangements -- Master Intercompany Agreement"), The Hartford will be able to exercise a controlling influence over the business and affairs of the Company, including determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the Company's access to the capital markets, the payment of dividends and any change of control of the Company. In the foregoing situations or otherwise, various conflicts of interest between the Company and The Hartford could arise. Furthermore, ownership interests of directors or officers of the Company in common stock of The Hartford or service as a director or officer of both the Company and The Hartford could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and The Hartford.

COMPETITION

     The Hartford historically has conducted the operations of its Annuity, Individual Life Insurance and Employee Benefits segments (each as described in this Prospectus Supplement) in the United States and Canada solely through the Company and its subsidiaries. The Hartford has informed the Company that it currently intends to continue this strategy with respect to those products and services currently being offered by the Company through those business segments. Separately, The Hartford has informed the Company that The Hartford intends to engage in efforts to provide investment management services to large businesses, some of which may be customers of the Company. The Company currently does not plan to enter those lines of business in the United States and Canada in which The Hartford or any of its subsidiaries (other than the Company or any of its subsidiaries) currently operates. The Hartford currently provides commercial property-casualty insurance, property-casualty reinsurance and personal lines (including homeowners and auto) coverages.

     The Hartford historically has conducted its international life insurance and annuity operations both through the Company, and its subsidiaries, and through other subsidiaries of The Hartford. Currently, The Hartford holds life insurance and annuity operations internationally through direct or indirect wholly owned subsidiaries in The Netherlands, Spain and the United Kingdom, while the Company operates lines of business in Brazil and Argentina. There is no current intention on the part of the Company or The Hartford to enter such lines of business in countries in which The Hartford or the Company, respectively, currently operates.


     The Certificate of Incorporation of the Company provides that, subject to any contractual agreements of the Company to the contrary, and subject to applicable law, The Hartford or any subsidiary thereof (other than the Company or any of its subsidiaries) will have the right to compete with the Company or any of its subsidiaries. For a further discussion of the Company's Certificate of Incorporation, see "Certain Provisions of the Certificate of Incorporation and By-Laws of the

Company" in the accompanying Prospectus. It is possible that areas of competition and conflicts of interest may arise between the two companies or their respective subsidiaries in the future. No assurance can be given that such areas of competition or conflicts of interest will not arise or will be resolved in a manner favorable to the Company.


     The Hartford has advised the Company that its current intent is to continue to hold all the Class B Common Stock it beneficially owns. However, The Hartford generally has no contractual obligation to retain its shares of Class B Common Stock. In addition, the Company has agreed that it will, upon the request of The Hartford, use its best efforts to effect the registration under applicable federal and state securities laws of any shares of Common Stock held by The Hartford or any of its affiliates. See "-- Intercompany Arrangements -- Master Intercompany Agreement". The address of The Hartford is Hartford Plaza, Hartford, Connecticut 06115.

BOARD OF DIRECTORS

     Promptly following the completion of the Equity Offerings, The Hartford and the Company expect to elect two additional directors of the Company who will be persons not currently or formerly associated with The Hartford or the Company. The Board of Directors will then consist of ten members, including eight who are directors and/or officers of The Hartford. Members of the Board of Directors will be divided into three classes and serve staggered three-year terms. The Hartford will have the ability to change the size and composition of the Company's Board of Directors.

INTERCOMPANY ARRANGEMENTS

     The Company's relationship with The Hartford will be governed by, among other things, certain agreements to be entered into in connection with the Equity Offerings and possibly in the future, including the Master Intercompany Agreement, the Investment Management Agreements, the Tax Sharing Agreement and the Simsbury Sublease, the material terms of which are summarized below. The agreements entered into in connection with the Equity Offerings generally will maintain the relationship between the Company and The Hartford in a manner consistent in all material respects with past practice. Under applicable insurance holding company laws, agreements between the Company's insurance subsidiaries and The Hartford or its affiliates must be fair and reasonable and may be subject to the approval of applicable state insurance commissioners. However, none of these agreements, nor any agreements entered into in the future between the Company and The Hartford or their respective subsidiaries (for so long as The Hartford maintains controlling beneficial ownership in the Company), will result from arm's-length negotiations and, as a result, the terms of certain of such agreements may be less favorable to the Company than could be obtained from an independent third party.

     The descriptions set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the relevant agreement or form thereof filed with the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part.

  MASTER INTERCOMPANY AGREEMENT

     SERVICES. The Company and The Hartford will enter into the Master Intercompany Agreement which will identify those services that The Hartford will agree to provide to the Company and that the Company will agree to provide to The Hartford, with the costs of such services allocated according to established methodologies determined on an annual basis by The Hartford, in its sole discretion, after consultation with the Company, which evidence each such party's fair and reasonable share of such costs. Such allocation of costs for such services provided in prior years is reflected in the Company's consolidated financial statements. In particular, The Hartford intends to allow eligible employees of the Company to continue to participate in The Hartford's employee benefit plans.

     The general purpose of the Master Intercompany Agreement is to ensure that The Hartford continues to provide to the Company the range of services provided by it prior to the Equity Offerings. These services include, among others, certain corporate relations, executive, government affairs, human resources, legal, investment, finance, real estate, information management, internal audit, cash management, tax and treasury services.

     In addition, the Company will have the exclusive right under the Master Intercompany Agreement to distribute certain of its products through The Hartford. The Hartford will not solicit or encourage any of its independent agents to (x) sell or endorse any products of another company similar in type and nature to such products of the Company or (y) transfer any of such independent agents' in force business with the Company relating to such products to another company.

     APPROVAL OF CORPORATE ACTIVITIES. The Master Intercompany Agreement also will require that, prior to the date on which The Hartford ceases to beneficially own 50% or more of the combined voting power of the Voting Stock then outstanding, neither the Company nor any of its subsidiaries may undertake or agree to undertake any of the following without the prior written consent of The Hartford:

          (i) any merger or consolidation (or equivalent transaction) of the Company or any of its subsidiaries with or into any corporation, partnership, joint venture or any other person, or division thereof, which merger or consolidation (or equivalent transaction) is material to the Company and its subsidiaries taken as a whole;

          (ii) the acquisition by the Company or any of its subsidiaries of a majority of the issued and outstanding shares of capital stock or all or substantially all the assets of any corporation, partnership, joint venture or any other person involving consideration or value in excess of $5 million;

          (iii) any sale, assignment, lease, transfer or other disposition, or the pledge, mortgage or encumbrance, of assets of the Company or any of its subsidiaries other than (w) any transaction in the ordinary course of business and consistent with past practice, (x) any acquisition, disposition or transfer of securities pursuant to investment portfolio decisions in the ordinary course of business and consistent with past practice, (y) any transaction between or among any of the Company and its subsidiaries or (z) any transaction, or series of related transactions, which does not involve aggregate consideration or value in excess of $5 million;

          (iv) any transaction, or series of related transactions, not specifically enumerated in subparagraphs (i) through (iii) above, involving aggregate consideration, value or liabilities in excess of $10 million or that is or are otherwise material to the Company and its subsidiaries taken as a whole;

          (v) any transaction, or series of related transactions, that could have a material effect on The Hartford;

          (vi) any increase or decrease in, or the reclassification of, the authorized capital stock of the Company or the creation of any class or series of capital stock of the Company;

          (vii) the dissolution, liquidation or winding up of the Company;

          (viii) any redemption, acquisition or issuance by the Company of any shares of its capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock, other than issuances in respect of and pursuant to the requirements of the 1997 Restricted Stock Plan, the 1997 Stock Plan, the 1997 Bonus Swap Plan and the 1997 Stock Purchase Plan or such other employee and director stock option, profit sharing or other benefit plans of the Company in effect from time to time;

          (ix) the declaration or payment of dividends on or in respect of any class or series of capital stock of the Company or any other distribution to the stockholders of the Company, other than dividends on or in respect of the Common Stock consistent with the Company's dividend policy then in effect; and

          (x) any direct or indirect act that would result, either alone or taking into account the business, operations, properties, activities and legal and regulatory status of The Hartford and the Company, in (i) The Hartford or any of its subsidiaries (other than the Company and any of its subsidiaries) being required to file any notice, report or other document or make any registration with, or obtain any approval, consent or authorization of, any governmental or regulatory agency, other than in the ordinary course of business and consistent with past practice, or otherwise becoming subject to any applicable law or regulation or (ii) any director of The Hartford being ineligible to serve or prohibited from so serving as a director of The Hartford under or pursuant to any applicable law or regulation.

     REGISTRATION RIGHTS. The Master Intercompany Agreement will further provide that, upon the request of The Hartford or any other Rights Holder, the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by The Hartford or any such other Rights Holder, as applicable, for sale in accordance with its intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Master Intercompany Agreement. The Hartford and any other Rights Holder also will each have the right, subject to certain limitations, to include at any time and from time to time the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by it in certain other registrations of such securities initiated by the Company on its own behalf or on behalf of its other stockholders. The Company generally will agree, subject to the provisions of the Master Intercompany Agreement, to pay all out-of-pocket costs and expenses in connection with each such registration that The Hartford or any other Rights Holder requests or in which The Hartford or any other Rights Holder participates. Subject to certain limitations specified in the Master Intercompany Agreement, such registration rights will be assignable by The Hartford or any other Rights Holder and their assigns. The Master Intercompany Agreement will contain customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification and contribution granted by the parties thereunder in connection with such a registration.

     INDEMNIFICATION. The Master Intercompany Agreement will provide for the assumption of liabilities and cross-indemnities allocating liability in respect of the Company's businesses to the Company and in respect of The Hartford's businesses (other than the businesses of the Company and its subsidiaries) to The Hartford. In addition, for those liabilities not specifically arising out of or allocable to either of their respective former or present businesses, the parties will agree to share such liabilities, allocating 30% of the cost of such liabilities to the Company and 70% of the cost of such liabilities to The Hartford. In addition, pursuant to the terms of the Master Intercompany Agreement, the Company will be responsible for 30% of certain shared liabilities not specifically arising out of or allocable to any of the present or former businesses of ITT, New ITT or The Hartford under the distribution agreement executed in connection with the ITT Spin-Off (the "Spin-Off Distribution Agreement") and for which The Hartford has responsibility thereunder. See
"-- ITT Spin-Off".

     Under the tax allocation agreement entered into in connection with the ITT Spin-Off (the "Spin-Off Tax Agreement"), The Hartford also is responsible for a one-third share of certain federal, state or foreign tax liabilities with respect to the ITT Spin-Off and certain business activities of ITT prior to the date of such ITT Spin-Off. See "-- ITT Spin-Off". Pursuant to the Master Intercompany Agreement, the Company will be responsible for 30% of any such liabilities and The Hartford will be responsible for 70% of any such liabilities. In addition, the Company and The Hartford will agree that, pursuant to the Master Intercompany Agreement, any sales or use tax arising from or imposed upon the transfer of property or services by either of them or their respective subsidiaries following the completion of the Equity Offerings will be the liability of the party receiving such property or services. The Master Intercompany Agreement also will provide that the Company and its subsidiaries will be liable for any payroll tax attributable to 1997 that arises from the employment by the Company after the completion of the Equity Offerings of individuals who perform services for the Company or any of its subsidiaries during 1997. Further, the Master Intercompany Agreement will provide that the Company and its subsidiaries or The Hartford and its subsidiaries (other than the Company and its subsidiaries) (each group, an "Indemnifiable Group"), as applicable, will each indemnify the other Indemnifiable Group for any taxes, including interest and penalties thereon (regardless of which Indemnifiable Group member taxes are imposed upon), attributable to, or otherwise arising as a result of, the exercise by the Internal Revenue Service, or any other governmental revenue authority, of the authority granted under Section 482 of the Internal Revenue Code or any similar statutory provision, to distribute, apportion or allocate gross income, deductions, credits or allowances between or among The Hartford or any of its subsidiaries (other than the Company and its subsidiaries) and the Company and its subsidiaries, as applicable.

     LICENSE AND SUBLICENSE. Hartford Fire, the principal subsidiary of The Hartford, will grant to the Company a non-exclusive right and license (the "Hartford License") (and the right to grant sublicenses (the "Hartford Sublicenses") to certain qualified subsidiaries) to use the "Hartford" name, various versions of the Stag Logo and certain other trademarks and service marks in connection with the products and services sold through the Company's Annuity, Individual Life Insurance and Employee Benefits segments on a worldwide basis, and any property-casualty products offered outside the United States and Canada by the Company in the future, subject to customary usage restrictions. The Hartford License and any Hartford Sublicenses will be perpetual, except that, in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding Voting Stock, Hartford Fire may revoke the Hartford License and/or any Hartford Sublicenses upon the later of the fifth anniversary of the date of consummation of the Equity Offerings or one year after receipt by the Company of written notice of Hartford Fire's intention to revoke the Hartford License and/or any Hartford Sublicenses. In addition, the Hartford License and/or any Hartford Sublicenses may be revoked immediately in certain other limited, customary circumstances. Subject to the terms of the Master Intercompany Agreement, upon the revocation of any such licenses, the Company and any of its subsidiaries affected thereby will change their name to exclude "Hartford" and will discontinue the use of the Stag Logo and the other licensed trademarks and service marks. The revocation of the Hartford License and/or any Hartford Sublicenses, in whole or in part, could have a material adverse effect on the Company's ability to conduct its business.

     Hartford Fire also will grant to the Company and/or certain of its subsidiaries a personal, non-transferable sublicense to use the "ITT" name and marks, including the logo, owned by ITT Sheraton Corporation (each, an "ITT Sublicense") which was previously licensed to Hartford Fire under the ITT Trade Name and Service Mark License Agreement (the "ITT License Agreement") entered into in connection with the ITT Spin-Off, each such license subject to customary usage restrictions. The rights that will be granted under an ITT Sublicense may be restricted or terminated pursuant to the terms of the ITT License Agreement, including a provision that allows for termination by The Hartford of its license thereunder upon six months' prior written notice. Moreover, the ITT License Agreement provides that ITT may, under certain limited circumstances, terminate the ITT License Agreement and thereby the ITT Sublicenses. For a description of the circumstances under which ITT may terminate the ITT License Agreement, see "-- ITT Spin-Off".

     Subject to the foregoing limitations, each of the Hartford License, any Hartford Sublicenses and the ITT Sublicenses will be perpetual, except that, in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding Voting Stock, Hartford Fire may revoke the Hartford License and/or any Hartford Sublicenses upon the later of the fifth anniversary of the date of consummation of the Equity Offerings or one year after receipt by the Company of written notice of Hartford Fire's intention to revoke the Hartford License and/or any

Hartford Sublicenses. However, only with respect to any future international property-casualty operations conducted by the Company, the Hartford License and/or any Hartford Sublicenses may be revoked by Hartford Fire upon six months' written notice in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding Voting Stock. Each ITT Sublicense will terminate on the earlier of (i) the earliest termination date specified in the ITT License Agreement or (ii) the date that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding Voting Stock; provided, however, that if the Company provides an indemnity to The Hartford to cover any resulting liabilities, the Company may elect to have each ITT Sublicense terminate only upon the earliest termination date specified in the ITT License Agreement. In addition, in each case the Hartford License, any Hartford Sublicenses and the ITT Sublicenses may be revoked immediately in certain other limited, customary circumstances, such as material breach of any such licenses, insolvency and any non-permitted transfers of such licenses and sublicenses. Each of the Company and The Hartford will agree to indemnify the other and any of its subsidiaries, and their respective employees, officers, directors and agents, from and against any claims, demands, suits, actions, damages and judgments brought or obtained by a third party arising out of any (i) use of the "Hartford" name and/or any of the various trademarks and service marks licensed pursuant to the Hartford License and any Hartford Sublicenses by the Company or certain of its subsidiaries or The Hartford or any of its subsidiaries, as applicable, or (ii) breach by the Company or certain of its subsidiaries or The Hartford and any of its subsidiaries, as applicable, of the terms and conditions of the Hartford License and any Hartford Sublicenses, as applicable. In addition, Hartford Fire will agree to indemnify the Company and any of its subsidiaries, and their respective employees, officers, directors and agents, from and against any claims, demands, suits, actions, damages and judgments brought or obtained by a third party arising out of an assertion that the use of such "Hartford" name, trademarks or service marks infringes the trade names, trademarks and service marks of a third party. The Company will be able to assign its rights in the Hartford License to a third party upon the prior written approval of Hartford Fire.


     TERM. The Master Intercompany Agreement will contain various termination provisions. In the case of the provision of services, the relevant provisions of the Master Intercompany Agreement will be subject to termination by the Company or The Hartford, upon six months' prior written notice, on and after the date on which The Hartford ceases to own 50% or more of the combined voting power of the Voting Stock then outstanding and as otherwise specified therein. As noted above, the provisions in respect of approval of certain corporate activities by The Hartford will only be effective so long as The Hartford beneficially owns 50% or more of the combined voting power of the outstanding Voting Stock. The Master Intercompany Agreement will not provide for termination of the provisions in respect of registration rights and indemnification discussed above. For a discussion of the termination provisions in respect of the Hartford License, any Hartford Sublicenses and the ITT Sublicenses, see "-- License and Sublicense".


  TAX SHARING AGREEMENT AND TAX CONSOLIDATION

     Pursuant to the Tax Sharing Agreement, the Company, its subsidiaries and The Hartford will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of The Hartford arising from an audit or otherwise). With respect to certain tax items, however, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company's right to reimbursement will be determined based on the usage of such credits or losses by the consolidated group.

     The Hartford will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the tax liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company.

     The Hartford will control all the tax decisions of the Company, as is presently the case, by virtue of its controlling beneficial ownership of the Company and the terms of the Tax Sharing Agreement. Under the Tax Sharing Agreement, The Hartford will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, file all returns on behalf of the Company and determine the amount of the Company's liability to (or entitlement to payment from) The Hartford under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and The Hartford. For example, under the Tax Sharing Agreement, The Hartford will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to The Hartford and detrimental to the Company.

     Provided that The Hartford continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which The Hartford is the common parent. It is the present intention of The Hartford and its subsidiaries to continue to file a single consolidated federal income tax return. In certain circumstances, certain of the Company's subsidiaries also will be included with certain subsidiaries of The Hartford (other than Company subsidiaries) in combined, consolidated or unitary income tax groups for state and local tax purposes. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Similar principles apply with respect to members of a combined group for state law tax purposes. Accordingly, although the Tax Sharing Agreement will allocate tax liabilities between the Company and The Hartford during the period in which the Company is included in The Hartford's consolidated group, the Company could be liable for the federal income tax liability of any other member of The Hartford consolidated group in the event any such liability is incurred, and not discharged, by such other member.

     In addition, provided that The Hartford continues to beneficially own at least 80% of the combined voting power or the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the controlled group of which The Hartford is the common parent. Each member of a controlled group is jointly and severally liable for pension funding and pension termination liabilities of each other member of the controlled group, as well as certain benefit plan taxes. Accordingly, the Company could be liable for pension funding, pension termination liabilities and certain other pension-related excise taxes as well as other taxes of another member of The Hartford-controlled group in the event any such liability is incurred, and not discharged, by such other member.

  INVESTMENT MANAGEMENT AGREEMENTS

     Management of the Company's general accounts and certain of its separate accounts has been, prior to the Equity Offerings, and will be, following the Equity Offerings, conducted by the Company. The Company's investment strategy group is responsible for determining investment allocations for its general account and guaranteed separate account investment portfolios. The Investment Management Agreements will provide that the investment staff of The Hartford will implement (e.g., selection, purchase and sale of securities) the investment strategies determined by the investment strategy group of the Company and act as advisor to certain of the Company's non-guaranteed separate accounts and mutual funds. The Investment Management Agreements also will provide that the Company will pay a fee designed to reflect the actual costs of providing such services. In addition, the Investment Management Agreements generally will provide that, prior to April 1, 2000, The Hartford may not terminate such Agreements, and the Company may only terminate such Agreements, upon six months' written notice, based on The Hartford's failure to satisfy performance benchmarks agreed to by the parties. Further, the Investment Management Agreements generally will provide that from and after April 1, 2000, the Investment Management Agreements will continue unless 180 days' prior written notice of termination is provided on or after October 1, 1999 by one party to the other. The Investment Management Agreements for the Company's mutual funds will be terminable by any of the mutual funds' board of directors at any time.

  SIMSBURY SUBLEASE

     The Company's headquarters, located in Simsbury, Connecticut, is currently leased from a third party by Hartford Fire pursuant to a sale-leaseback arrangement. After the Equity Offerings, the Company or one of its subsidiaries will sublease from Hartford Fire the right to use the headquarters building pursuant to the Simsbury Sublease. The right to purchase the facility and the renewal option in respect of the sale-leaseback arrangement are being retained by Hartford Fire. In addition, a subsidiary of The Hartford owns the land underlying and surrounding the headquarters building. The Hartford Fire sublease expires on January 1, 2010. Rental payments are fixed (but not level) over the term of the lease. The Company expects to pay rent of $12 million in each of 1997, 1998 and 1999, respectively, $21 million in each of 2000 and 2001, respectively, and $175 million thereafter in the aggregate over the remaining term of the sublease.

  ITT SPIN-OFF

     The agreements entered into in connection with the ITT Spin-Off are not affected by the Equity Offerings and, in material part, to the extent still in force and effect, are the obligations of The Hartford. However, certain matters addressed in the agreements relating to the ITT Spin-Off are also addressed in agreements to be entered into in connection with the Equity Offerings. The Spin-Off Distribution Agreement provides for, among other things, the assumption of liabilities and cross-indemnities designed generally to allocate among ITT, New ITT and The Hartford, effective as of the effective date of the ITT Spin-Off (the "Distribution Date"), financial responsibility for the liabilities arising out of or in connection with their respective businesses, including liabilities in respect of The Hartford's business, and for certain shared liabilities not specifically arising out of or allocable to any of their respective former or present businesses. The Hartford is responsible for one-third of the costs of such shared liabilities under the Spin-Off Distribution Agreement. The intellectual property agreements entered into in connection with the ITT Spin-Off provide for the licensing to and among such entities of rights under patents, copyrights, software, technology, trade secrets and certain other intellectual property owned by them and their respective subsidiaries as of the Distribution Date, including a grant of rights and licenses to The Hartford (with rights to sublicense to its subsidiaries) to continue to use the "ITT" name and marks in the operation of its business following the Distribution Date, subject to certain conditions. For a description of the allocation of the above-described shared liabilities between the Company and The Hartford, see
"-- Master Intercompany Agreement -- Indemnification".

     However, under the terms of the ITT License Agreement, ITT may, in its discretion, terminate such agreement in the event of a change of control of The Hartford, which is defined therein to include (i) the sale of 20% or more of the outstanding common stock of The Hartford to any person, (ii) a tender or exchange offer for 15% or more of the outstanding common stock of The Hartford,
(iii) a consolidation or merger in which The Hartford is not the surviving corporation and (iv) a change in the majority of the members of the board of directors of The Hartford during any twelve-month period. Pursuant to the Master Intercompany Agreement, Hartford Fire will grant the ITT Sublicenses to the Company and certain of its subsidiaries subject to the foregoing terms and conditions and certain other terms and conditions included in the ITT License Agreement. See "-- Master Intercompany Agreement -- License and Sublicense".

     The Spin-Off Tax Agreement provides that New ITT and The Hartford will pay their respective shares of ITT's consolidated tax liability for the tax years that they were included in ITT's consolidated federal income tax return, as well as their respective shares of any state, local and foreign taxes attributable to periods prior to the Distribution Date. The Hartford is responsible for a one-third share of certain federal, state or foreign tax liabilities with respect to the ITT Spin-Off and certain business activities of ITT prior to the date of such ITT Spin-Off. While there can be no ultimate assurance, management does not believe that its share of any such tax liabilities under the Spin-Off Tax Agreement will have a material adverse effect on the results of operations, financial condition or businesses of the Company. For a description of the allocation of such liabilities between the Company and The Hartford, see
"-- Master Intercompany Agreement -- Indemnification".

  HARTFORD FIRE GUARANTEE

     Pursuant to a guarantee agreement between Hartford Fire, Hartford Life and Accident and Hartford Life, Hartford Fire has provided to Hartford Life and Accident and Hartford Life an unconditional guarantee since 1990, on behalf of and for the benefit of such subsidiaries and the owners of the life, disability and other insurance and annuity contracts issued by either such subsidiary, in respect of any contractual claims made under such contracts by the beneficiaries thereof. Upon the completion of the Equity Offerings, Hartford Fire will terminate such guarantee; however, the guarantee will remain in full force and effect with respect to any outstanding contracts at the time of such termination. Although management does not believe the termination of the guarantee will have an adverse impact on sales, it is possible that future sales of some of the Company's products could be adversely impacted as a result of the absence of the marketing benefit associated with such guarantee.

                         DESCRIPTION OF THE SECURITIES

     The following description of the particular terms of the series of      %
Notes,      % Notes and      % Debentures offered hereby (referred to in the
accompanying Prospectus as the "Debt Securities") supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus in "Description of Debt Securities", to which description reference is hereby made. The Offered Debt Securities will be "Senior Debt Securities" as that term is used in the accompanying Prospectus. Capitalized terms not otherwise defined herein have the meanings given to them in the accompanying Prospectus.

GENERAL

     The Securities will be issued in three separate series of Debt Securities described in the accompanying Prospectus and will be limited to $200,000,000
aggregate principal amount of      % Notes, $200,000,000 aggregate principal
amount of      % Notes and $250,000,000 aggregate principal amount of      %
Debentures. The Securities will be in fully registered form only in
denominations of $1,000 and any integral multiple thereof. The      % Notes will
mature on                , 2004, the      % Notes will mature on
               , 2007 and the      % Debentures will mature on                ,
2027.

     The Securities will bear interest at the rates per annum shown on the cover
page of this Prospectus Supplement, in each case from                , 1997, or
from the most recent Interest Payment Date to which interest has been paid or
duly provided for, as the case may be. Interest on each of the      % Notes, the
     % Notes and the      % Debentures will be payable semiannually on
            and                  of each year, commencing                  ,
1997, to the persons in whose names such Notes or Debentures, as applicable, are
registered at the close of business of the             and                  of
each year, as the case may be, next preceding such             and
                 .

     The Securities may be transferred or exchanged without any service charge at the corporate trust office of the Trustee in the City of New York, or at any other office or agency maintained by the Company for such purpose.

REDEMPTION

     The Company may, at its option, redeem the Securities of any series on any Interest Payment Date with respect thereto in whole at any time or in part from time to time. Securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. The redemption price for any Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the greater of (a) the principal amount thereof and (b) an amount equal to the Discounted Remaining Fixed Amount Payments. For purposes of this redemption provision, the following terms have the meanings set forth below:

     "Discounted Remaining Fixed Amounts Payments" means, in respect of a Security of any series, an amount equal to the sum of the Current Values of the amounts of interest and principal that would have been payable by the Company pursuant to the terms of such Security on each Interest Payment Date after the redemption date and at Stated Maturity of the final payment of principal thereof assuming that the Company had not redeemed such Security prior to such Stated Maturity).

     "Current Value" means, in respect of any amount, the present value of that amount on the redemption date after discounting that amount on a semiannual basis from the originally scheduled date for payment on the basis of the Treasury Rate.

     "Treasury Rate" means a per annum rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a per annum yield) determined on the redemption date to be the per annum rate equal to the semiannual bond equivalent yield to maturity for United States Treasury securities maturing at the Stated Maturity of the final payment of principal of any series of Securities redeemed pursuant to the provisions described above, as determined by reference to the weekly average yield to maturity for United States Treasury securities maturing on such Stated Maturity if reported in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve, or, if no such securities weekly average yield is so reported, by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (i) one maturing as close as possible to, but earlier than, such Stated Maturity and (ii) the other maturing as close as possible to, but later than, such Stated Maturity, in each case as published in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at such Holder's registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Securities or portions thereof called for redemption.

SINKING FUND

     The Securities will not be entitled to the benefit of any sinking fund.

DEFEASANCE

     The provisions of Article IV of the Senior Indenture relating to defeasance, which are described in "Description of Debt
Securities -- Defeasance" in the accompanying Prospectus, will apply to the Securities.

BOOK-ENTRY SECURITIES

     The Securities will be issued in the form of global securities. The Global Securities will be deposited with, or on behalf of DTC (the "Depositary"), and registered in the name of the Depositary or a nominee thereof.

     The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in participants' accounts thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system also is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary are on file with the Commission.

                             VALIDITY OF SECURITIES

     Certain legal matters in connection with the offering to which this Prospectus Supplement and the accompanying Prospectus relate will be passed upon for the Company by Lynda Godkin, General Counsel of the Company. Ms. Godkin is expected to have an interest in certain securities of the Company following the completion of the Equity Offerings. The validity of each series of Securities offered hereby will be passed upon for the Underwriters (as defined in "Underwriting") by Sullivan & Cromwell, New York, New York. This statement supercedes the "Legal Opinions" section in the accompanying Prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

OVERVIEW


     The following general discussion summarizes certain of the material U.S. federal income and estate tax aspects of the purchase, ownership and disposition of the Securities. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the Securities by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Securities not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Securities as part of a "straddle", a "hedge" against currency risk or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar and investors in pass-through entities. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the Securities for cash at their issue price (as defined below). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.


     This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The Company has not and will not seek any rulings or opinions from the Internal Revenue Service or counsel with respect to the matters discussed below. There can be no assurance that the Internal Revenue Service will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Securities which are different from those discussed herein.

     PERSONS CONSIDERING THE PURCHASE OF SECURITIES SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Security that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Internal Revenue Code) of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

     STATED INTEREST

     In general, stated interest on a Security will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with such holder's regular method of tax accounting.

     INTEREST AND ORIGINAL ISSUE DISCOUNT

     The Securities may be issued with original issue discount ("OID"). OID is the excess of (i) the stated redemption price at maturity of a Security over
(ii) its issue price.

     The "stated redemption price at maturity" of a Security is the sum of all payments provided by the instrument other than payments of qualified stated interest. "Qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between stated interest payments. Payments attributable to qualified stated interest will generally be taxable to a U.S. Holder as ordinary income at the time such payments accrue or are received in accordance with each such U.S. Holder's method of tax accounting. The stated interest on the Securities will constitute qualified stated interest.


     The "issue price" of a Security is the first price at which a substantial amount of the Securities is sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).


     A U.S. Holder is required to include OID in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of accounting. In general, the amount of OID included in income by a U.S. Holder of a Security is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such Holder held such Security. The "daily portion" is determined by allocating the OID for an accrual period equally to each day in that accrual period. The "accrual period" for a Security may be of any length and may vary in length over the term of a Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.


     The amount of OID for an accrual period is generally equal to the excess of
(i) the product of the Security's adjusted issue price at the beginning of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Security at the beginning of any accrual period is the sum of the issue price of the Security plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Security that were not qualified stated interest payments. Under these rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.



     In determining the yield and maturity of the Securities, the Company will be deemed to exercise the call option in a manner that minimizes the yield on the Securities. If the Securities are not in fact called on a presumed exercise date, then, for purposes of the accrual of OID, the yield and maturity of the Securities are redetermined by treating the Securities as retired and reissued on that date for an amount equal to their adjusted issue price on that date.


     SALE, EXCHANGE OR REDEMPTION OF THE SECURITIES

     Upon the sale, exchange, retirement or other disposition of a Security, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the Security. A U.S. Holder's adjusted tax basis in a Security generally will equal the cost of the Security (net of accrued interest) to the U.S. Holder increased by any OID included in income through the date of disposition. Such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Security for longer than one year. In addition, a U.S. Holder will be required to recognize ordinary income equal to the amount of accrued interest on the Security that such U.S. Holder has not previously included in income under such U.S. Holder's method of accounting.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Security that is not a U.S. Holder (a "Non-U.S. Holder").


     Subject to the discussion of backup withholding below, payments of interest (including OID) on a Security to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company through stock ownership or (iii) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the Company or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8 (or substitute Form W-8) signed under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the Security is a Non-U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the Securities in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to the payor. See the discussion above with regard to the rules under recently proposed Treasury Regulations which would provide alternative methods for satisfying these certification requirements. The proposed regulations also would require, in the case of Securities held by a foreign partnership, that (x) the certification described in clause (3) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The proposed regulations are proposed to be effective for payments made after December 31, 1997.


     A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the Securities.


     If the payments of interest (including OID) on a Security are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides the Company or its paying agent with a properly executed Form 4224. Recently proposed Treasury Regulations would provide alternative methods for satisfying this certification requirement and are proposed to be effective for payments made after December 31, 1997.


     Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

     SALE, EXCHANGE OR REDEMPTION OF SECURITIES


     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a Security generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States,
(ii) the Non-U.S. Holder is an individual who holds the Security as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.


     FEDERAL ESTATE TAX

     Securities held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and (ii) income on the Securities was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.


  INFORMATION REPORTING AND BACKUP WITHHOLDING


     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest including OID that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those information returns also may be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.


     The regulations provide that backup withholding (which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information) and information reporting will not apply to payments made in respect of the Securities by the Company to a Non-U.S. Holder if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).



     The payment of the proceeds from the disposition of Securities to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Security to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.



     In the case of the payment of proceeds from the disposition of Securities to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).


     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Pricing Agreements, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amounts of the Securities set forth opposite its name below:


                                                                          PRINCIPAL
                                                                        AMOUNT OF   %
                                                                            NOTES
                                                                         DUE       ,
                               UNDERWRITER                                   2004
    -----------------------------------------------------------------   --------------
    Goldman, Sachs & Co. ............................................
    A.G. Edwards & Sons, Inc. .......................................
    NationsBanc Capital Markets, Inc. ...............................
    PaineWebber Incorporated.........................................
    Salomon Brothers Inc.............................................
                                                                         ------------
         Total.......................................................    $200,000,000
                                                                         ============



                                                                          PRINCIPAL
                                                                        AMOUNT OF   %
                                                                            NOTES
                                                                         DUE       ,
                               UNDERWRITER                                   2007
    -----------------------------------------------------------------   --------------
    Goldman, Sachs & Co. ............................................
    BancAmerica Securities, Inc. ....................................
    Chase Securities Inc. ...........................................
    First Chicago Capital Markets, Inc. .............................
                                                                         ------------
         Total.......................................................    $200,000,000
                                                                         ============



                                                                          PRINCIPAL
                                                                        AMOUNT OF   %
                                                                        DEBENTURES DUE
                               UNDERWRITER                                  , 2027
    -----------------------------------------------------------------   --------------
    Goldman, Sachs & Co. ............................................
    Citicorp Securities, Inc. .......................................
    Credit Suisse First Boston Corporation...........................
    Lehman Brothers Inc. ............................................
    J.P. Morgan Securities Inc. .....................................
                                                                         ------------
         Total.......................................................    $250,000,000
                                                                         ============


     Under the terms and conditions of the Pricing Agreements, the underwriters
with respect to the      % Notes (the "     % Notes Underwriters") are committed
to take and pay for the      % Notes if any of the      % Notes are taken; the
underwriters with respect to the      % Notes (the "     % Notes Underwriters")
are committed to take and pay for the      % Notes if any of the      % Notes
are taken; and the underwriters with respect to the      % Debentures (the
"     % Debentures Underwriters" and, together with the      % Notes
Underwriters and the      % Notes Underwriters, the "Underwriters") are
committed to take and pay for the      % Debentures if any of the      %
Debentures are taken. The closing of the offerings of the      % Notes, the
     % Notes and the      % Debentures are not conditioned on one another.

     The      % Notes Underwriters propose to offer and sell the      % Notes in
part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities
dealers at such price less a concession of      % of the principal amount of the
     % Notes. The      % Notes Underwriters may allow, and such dealers may
reallow, a concession not to exceed      % of the principal amount of the      %
Notes to certain brokers and dealers. After the      % Notes are released for
sale to the public, the offering price and other selling terms may from time to
time be varied by the      % Notes Underwriters.

     The   % Notes Underwriters propose to offer and sell the   % Notes in part
directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities
dealers at such price less a concession of   % of the principal amount of the
% Notes. The   % Notes Underwriters may allow, and such dealers may reallow, a
concession not to exceed   % of the principal amount of the   % Notes to certain
brokers and dealers. After the   % Notes are released for sale to the public,
the offering price and other selling terms may from time to time be varied by
the   % Notes Underwriters.

     The   % Debentures Underwriters propose to offer and sell the   %
Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain
securities dealers at such price less a concession of   % of the principal
amount of the   % Debentures. The   % Debentures Underwriters may allow, and
such dealers may reallow, a concession not to exceed   % of the principal amount
of the   % Debentures to certain brokers and dealers. After the   % Debentures
are released for sale to the public, the offering price and other selling terms
may from time to time be varied by the   % Debentures Underwriters.

     The Securities are new issues with no established trading market. The Company has been advised by each of the Underwriters that each such Underwriter intends to make a market in the Securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities. The Securities will not be listed on any securities exchange.

     In connection with the Debt Offering, the Underwriters may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Debt Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater amount of the Securities than they are required to purchase from the Company in the Debt Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Securities sold in the Debt Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.


     The Company maintains bank accounts, borrows money and has customary banking relationships with affiliates of BancAmerica Securities, Inc., Chase Securities Inc., Citicorp Securities, Inc., First Chicago Capital Markets, Inc. and J.P. Morgan Securities Inc. in the ordinary course of business.


     Certain of the Underwriters have provided from time to time, and expect to provide in the future, investment or commercial banking services to The Hartford and/or the Company and their respective affiliates, for which such Underwriters have received and will receive customary fees and commissions.


     The Company intends to use more than 10% of the net proceeds from the sale
of (i) the   % Notes to repay indebtedness owed by it under the Line of Credit to Bank of America Illinois, an affiliate of BancAmerica Securities, Inc., and
(ii) the   % Debentures to repay indebtedness owed by it under the Line of
Credit to Citibank, N.A., an affiliate of Citicorp Securities, Inc., and Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc.
Accordingly, the offering of each of the   % Notes and the   % Debentures is
being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.



     In addition, Citibank, N.A. is serving as trustee under the Company's Senior Indenture dated as of May 19, 1997.


     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                 GLOSSARY OF SELECTED INSURANCE AND OTHER TERMS

     The following Glossary includes definitions of certain insurance-related terms as well as terms relating specifically to the Company and should be read in conjunction with the terms defined elsewhere in this Prospectus Supplement.

     ACCOUNT VALUE: The amount of money held in either a general account or separate account of an insurance company to support policyholder liabilities.

     ACCRUAL SECURITIES: A type of CMO the holder of which receives higher principal amounts of bonds, in lieu of cash, for interest earned until all the principal amounts of bonds preceding the accrual tranche have been fully repaid. At such time, this security begins receiving both interest and principal in cash.

     ANNUITANT: A person who receives an income benefit from an annuity for life or for a specified period.

     ABS: Investment-grade securities representing undivided ownership interests in a pool of financial assets, such as credit card receivables, auto loans, equipment leases and bank loans.

     AVR: Under statutory accounting practices, the asset valuation reserve is a liability on a life insurance company's statutory financial statements beginning with such company's statutory financial statements for 1992. AVR establishes statutory reserves for debt securities, preferred stock, common stock, mortgage loans, equity real estate and joint ventures and other invested assets. AVR generally captures all net realized and unrealized capital gains and losses on such assets, other than those resulting from changes in interest rates. AVR has no effect on financial statements prepared in conformity with GAAP.

     BASIS POINT: The smallest measure used in quoting yields on bills, notes and bonds. One basis point is .01%, or one one-hundredth of one percent of yield. Thus, if a bond's yield increases from 8.00% to 8.50%, it would be said to have risen 50 basis points.

     CEDING: The reinsuring of all or a portion of an insurer's risk with another insurer.

     COLI: A fixed premium individual or group life insurance policy owned by a company or a trust sponsored by a company. The proceeds from such a policy may be used to help fund general corporate liabilities such as deferred compensation plans or post-retirement obligations.

     CMO: A mortgage-backed obligation secured by the cash flow of a pool of mortgages. Regular principal and interest payments made by borrowers are separated into different payment streams, creating several bonds that repay invested capital at different rates.

     CONVEXITY: A measure of the shape of the price/yield curve. Convexity helps explain the difference between the prices estimated by standard duration and the actual market prices of a security resulting from a change in market-required yield.

     COST OF INSURANCE: The mortality charges assessed against certain life insurance policies such as universal life.

     CREDITED RATES: Interest rates applied (i.e., credited) to life insurance policies and annuity contracts, whether contractually guaranteed or currently declared for a specified period, as outlined in the policy or contract.

     DPAC: Deferred policy acquisition costs include commissions and certain other underwriting, policy issuance and selling expenses which vary with and are directly related to the production of business. These acquisition costs are deferred and later amortized in proportion to either revenues or gross profits when reported in financial statements prepared in conformity with GAAP.

     DISINTERMEDIATION: The risk to a financial institution of a loss due to the movement of policyholder funds at book (i.e., without a market value adjustment) when interest rates are higher than at contract inception.

     DURATION: A measure expressed in years of the price sensitivity of a financial instrument to changes in interest rates.

     FIXED MVA ANNUITIES: Fixed rate annuity contracts that guarantee that a specific sum of money will be paid in the future, either as a lump sum or as monthly income, to an annuitant. In the event of surrender prior to the specified period, the MVA feature adjusts the surrender value of the contract thereby protecting the Company from losses due to higher interest rates at the time of surrender provided that the Company has appropriately matched its portfolio of assets and liabilities. The amount of such payments will not fluctuate due to adverse changes in the Company's investment return, mortality experience or expenses.

     FLOATER: Debt instrument with a variable coupon, paying a rate indexed to any of a variety of rates, typically short term.

     GENERAL ACCOUNT: All assets of an insurer other than those allocated to a separate account. An insurer's general account consists of the assets held in the general account of the insurer. The insurer bears the investment risk on the invested assets of the general account.

     GUARANTEED SEPARATE ACCOUNT: Assets held in an insurer's separate account, where the insurer provides some form of guarantee on the rate credited to the policy. This guarantee is backed by the general account assets of the insurer. Assets held in guaranteed separate accounts usually contain a market value adjustment to protect the insurer against disintermediation risk.

     GENERAL INSURANCE EXPENSES: Costs incurred by an insurance company other than agent commissions, other premium-related expenses and taxes; mainly the administrative expense of running the company.

     IMR: The interest maintenance reserve was adopted by the NAIC in December 1991 to be established under statutory accounting practices as a liability or a non-admitted asset on a life insurer's statutory financial statements beginning with the insurer's statutory financial statements for 1992. IMR applies to all types of fixed income investments (bonds, preferred stocks, MBSs and mortgage loans). IMR captures the net gains or losses from changes in the overall level of interest rates which are realized upon the sale of investments and amortizes these net realized capital gains or losses into income over the remaining life of each investment sold. IMR has no effect on financial statements prepared in conformity with GAAP.

     IN FORCE:  Insurance policies in effect.

     INSURANCE GUARANTY FUNDS: Funds created in all fifty states, the District of Columbia and Puerto Rico by law to cover funding shortfalls in paying claims of insolvent insurance companies. These funds are maintained by assessments of insurance companies operating in a particular state in proportion to their business written in that state.

     INTEREST-ONLY SECURITIES: Securities representing only the interest payments of CMOs or MBS based on an underlying pool of mortgages. The interest payments are "stripped" from the principal repayment obligation and can represent the interest from an entire pool of mortgages or can be tranches within a CMO.

     INVERSE FLOATER: Mortgage-backed bond, usually part of a CMO, bearing an interest rate that moves inversely with a specified index.

     LEVERAGED COLI: A fixed premium life insurance policy owned by a company or a trust sponsored by a company. This general account policy provides cash flow flexibility and optimizes certain tax advantages for a company or trust by allowing it to borrow the policy cash value and receive certain interest deductions on the policy loans.

     MBS: An investment grade security backed by a pool of mortgages or trust deeds.

     MODIFIED GUARANTEED LIFE INSURANCE: Certain blocks of life insurance policies, which have provisions protecting the Company from disintermediation risk, assumed by the Company in connection with the rehabilitation of certain insurance companies.

     MORBIDITY: The relative incidence of disability or sickness due to disease or physical impairment.

     MORTALITY:  The relative incidence of death.

     MVA: The market value adjustment feature in the Company's fixed annuity products that adjusts the surrender value of a contract in the event of surrender prior to the end of the contract period to protect the Company against losses due to higher interest rates at the time of surrender.

     NEW ANNUALIZED WEIGHTED PREMIUM: An internal measure the Company developed to measure new sales on an equivalent basis period-to-period and product-to-product. For example, the premium for a new single premium life insurance policy sold is divided by ten.

     NON-GUARANTEED SEPARATE ACCOUNT: Assets held in an insurer's separate account as to which the insurer does not guarantee any minimum return to the policyholder. Rather, any investment income and net realized capital gains and losses with respect to these assets accrue directly to the policyholder.

     PAC: A CMO security, also known as a planned amortization class security, which amortizes with a predetermined sinking fund as long as prepayments on the underlying collateral remain within a broad range of speeds, providing the holder with an enhanced degree of cash flow certainty.

     PERSISTENCY: The rate, expressed as a percentage of the number of policies remaining in force over the previous year, at which insurance policies or annuity contracts remain in force.

     POLICY: A life or disability or other insurance policy or annuity contract issued by the Company's insurance subsidiaries.

     PREMIUMS: The amount that a policy owner is charged, reflecting the expectation of profit, loss or risk. The insurance company assumes certain risks of the insured (e.g., mortality, morbidity) in exchange for a premium payment. Premiums are calculated utilizing actuarial models and assumptions.

     PREMIUM EQUIVALENTS: Claims and administration fees on self-funded disability business.

     PRINCIPAL-ONLY SECURITIES: Securities representing only the principal repayment obligations of CMOs or MBS based on an underlying pool of mortgages. The principal repayment obligations are "stripped" from the interest payments and can represent the principal from an entire pool of mortgages or can be tranches within a CMO.

     REINSURANCE: The practice whereby one party (the reinsurer or assuming company), in consideration of a premium paid to such party, agrees to indemnify another party, called the ceding company. Reinsurance provides a primary insurer with three major benefits: it reduces net liability on individual risks; it helps to protect against losses; and it provides a primary insurer with additional underwriting capacity in that the primary insurer can accept larger risks and can expand the volume of business it writes with lower amounts of capital.

     RESERVES: Liabilities established by insurers that generally represent the estimated discounted present value of the net cost of claims, payments or contract liabilities and the related expenses that the insurer will ultimately be required to pay in respect of insurance or annuities it has written.

     SEPARATE ACCOUNTS: Investment accounts maintained by an insurer to which funds have been allocated for certain policies under provisions of relevant state insurance law. The investments in each separate account are maintained separately from those in other separate accounts and the general account.

     SEQUENTIAL-PAY SECURITIES: Bonds, also known as sequentials, that start to pay principal when the principal and interest of classes with an earlier priority have been fully repaid.

     SINGLE PREMIUM VARIABLE LIFE INSURANCE: Investment-oriented life insurance policy structured similarly to variable life insurance, except that a single premium payment is made at the initiation of the policy rather than fixed premiums throughout the term of the policy.

     STATUTORY ACCOUNTING PRACTICES: Accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulatory authorities for purposes of financial reporting to regulators. Statutory accounting practices emphasize solvency rather than operating results that match revenues and expenses during an accounting period.

     STATUTORY ASSETS: Assets determined in accordance with statutory accounting principles. This valuation methodology is generally considered very conservative, but is deemed most appropriate by regulators in evaluating solvency.

     STATUTORY CAPITAL AND SURPLUS: The excess of statutory admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.

     STATUTORY RESERVE: Amounts established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices.

     STRUCTURED SETTLEMENT CONTRACTS: Contracts providing for periodic payments to an injured person for a determinable number of years or for life, typically in settlement of a claim under a property-casualty insurance policy.

     SURRENDER CHARGE: The fee charged to a policy owner when a life insurance policy or annuity is surrendered for its cash value prior to the end of the surrender charge period. Such charge is intended to recover all or a portion of policy acquisition costs and act as a deterrent to early surrender. Surrender charges typically decrease over a set period of time as a percentage of the account value in relation to the anticipated amortization of the deferred policy acquisition costs.

     TERM LIFE INSURANCE: Life insurance protection during a certain number of years but expiring without policy cash value if the insured survives the stated period.

     THIRD-PARTY ADMINISTRATOR: An entity that processes insurance or self-funded claims for, and/or provides administrative services to, companies or associations that have purchased insurance coverage, including stop loss insurance, for a fee.

     UNDERWRITING: The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business. In the life insurance industry, underwriter may also mean an agent or other field representative who is referred to as a "field underwriter".

     UNIVERSAL LIFE INSURANCE: A form of life insurance where an insurance account is maintained for each insurance policy. Premiums, net of specified expenses, are credited to the account, as is interest, generally at a rate determined from time to time by the insurer. Specific charges are made against the account for the cost of insurance protection and for the insurer's expenses. The universal life form allows considerable flexibility as to the amount and timing of premium payments and for the level of death benefits provided.

     VARIABLE ANNUITIES: Annuities in which premium payments are used to purchase accumulation units. The value of a unit fluctuates in accordance with the investment experience of a separate account; variable annuity contracts typically include a general account guaranteed interest investment option. At the time of the payment of benefits to the annuitant, the annuitant may generally elect from a number of payment options that provide either fixed or variable benefit payments.

     VARIABLE COLI: A separate account COLI policy where the benefits payable upon surrender of the policy or the death of certain of the policyholder's employees vary to reflect the investment experience of the separate account supporting such policy.

     VARIABLE LIFE INSURANCE: Investment-oriented life insurance policy that offers fixed premiums and a minimum death benefit and provides a return linked to an underlying portfolio of securities that may be either in the general or separate account of the insurer. The portfolio typically is a group of mutual funds established by the insurer as a separate account, with the policyholder given investment discretion in choosing among the investment alternatives provided. In general, the better the total return on the investment portfolio, the higher the death benefit or account value of the variable life policy.

     WHOLE LIFE INSURANCE: Permanent life insurance offering guaranteed death benefits and guaranteed cash values.

     YIELD CURVE: A spectrum of measures that compares the interest rate yields on securities of the same credit quality but with varying maturities ranging from the shortest to the longest available.

PROSPECTUS
                               US $1,000,000,000

                              HARTFORD LIFE, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES

    Hartford Life, Inc., a Delaware corporation (the "Company"), may from time to time offer its (a) debt securities, in one or more series, which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities") and (b) shares of its preferred stock, par value $.01 per share ("Preferred Stock"), which may be issued in the form of Depositary Shares (as defined herein) evidenced by Depositary Receipts (as defined herein), in each case in amounts, at prices and on terms to be determined at the time or times of offering. The Debt Securities and Preferred Stock are referred to herein collectively as the "Offered Securities." The aggregate initial offering price of the Offered Securities in respect of which this Prospectus is being delivered will not exceed U.S. $1,000,000,000 or its equivalent (based on the applicable exchange rate at the time of issue), if Offered Securities are offered for consideration denominated in one or more foreign currencies or currency units as shall be designated by the Company.
    Specific terms of the particular Offered Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), which will describe, without limitation and where applicable, the following: (a) in the case of Debt Securities, the specific designation, aggregate principal amount, whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities, denominations, maturity, premium, if any, interest rate (which may be fixed or variable) or method of calculating interest, if any, place or places where principal, premium, if any, and interest, if any, will be payable, currency in which principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any terms of subordination, any sinking fund provisions, initial public offering or purchase price, any listing on a securities exchange, methods of distribution and other special terms, (b) in the case of Preferred Stock, the specific designation, stated value and liquidation preference per share and number of shares offered, dividend rate (which may be fixed or variable) or method of calculating dividends, place or places where dividends will be payable, any terms of redemption, any voting rights, any sinking fund provisions, initial public offering or purchase price, any listing on a securities exchange, methods of distribution and other special terms, and (c) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share.
    The Prospectus Supplement also will contain information, as applicable, about certain United States federal income tax considerations relating to the Offered Securities, if applicable.
    The Debt Securities will be unsecured and, because the Company is a non-operating holding company, will be effectively subordinated to all liabilities of the Company's subsidiaries, including liabilities under contracts of insurance and annuities written by the Company's insurance subsidiaries. Accordingly, holders of the Debt Securities should look only to the assets of the Company for payments of interest and principal and premium, if any. Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated in right of payment to all Senior Debt (as defined herein) of the Company to the extent described herein and in the Prospectus Supplement relating thereto. The Debt Securities may be denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may only be issued in registered form or in the form of one or more global debt securities unless otherwise specified in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global debt securities.
    The Offered Securities may be sold to or through underwriters, through dealers, remarketing firms or agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters, dealers, remarketing firms or agents involved in the sale of Offered Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement. The Prospectus Supplement will state whether the Offered Securities will be listed on any national securities exchange. If the Offered Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for the Offered Securities.
    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
              The date of this Prospectus is              , 1997.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THOSE TO WHICH THEY RELATE IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND/OR THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Hartford Life, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or on the Internet at http://www.sec.gov. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates into this Prospectus by reference the Company's Registration Statement on Form 10 (File No. 1-12749) filed with the Commission on February 14, 1997 as amended (as so amended, the "Form 10"), filed with the Commission pursuant to Section 12(b) of the Exchange Act, to which reference is hereby made.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hartford Life, Inc., Attention: Investor Relations Department, 200 Hopmeadow Street, Simsbury, Connecticut 06089, telephone number (860) 843-7716.

                                  THE COMPANY

     The Company is a leading insurance and financial services company with operations that provide (i) annuity products such as individual variable annuities and fixed MVA annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs to over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers and (iii) employee benefits products such as group life and group disability insurance for the benefit of over 15 million individuals. The Company is a holding company formed in December 1996, which holds virtually all the annuity, individual life insurance and employee benefits operations of The Hartford Financial Services Group, Inc. (formerly known as ITT Hartford Group, Inc.) ("The Hartford"). The Company is a direct subsidiary of Hartford Accident and Indemnity Company and an indirect subsidiary of The Hartford. The Hartford is among the largest domestic and international providers of commercial property-casualty insurance, property-casualty reinsurance and personal lines (including homeowners and auto) coverages. On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) ("ITT") distributed all of the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date (the transactions relating to such distribution are referred to herein as the "ITT Spin-Off"). As a result of the ITT Spin-Off, The Hartford became an independent, publicly traded company.

     As a holding company with no significant business operations of its own, the Company relies on dividends from its subsidiaries, which are primarily domiciled in the State of Connecticut, as the principal source of cash to meet its obligations, including the payment of principal of and premium, if any, and interest on debt obligations of the Company and the payment of dividends to holders of its capital stock. The payment of dividends by Connecticut-domiciled life insurers is limited under the insurance holding company laws of Connecticut, which require notice to and approval by the Connecticut Insurance Commissioner for the declaration or payment of any dividend which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer's policyholder surplus as of December 31 of the preceding year or (ii) net gain from operations for the twelve-month period ending on the December 31 last preceding, in each case determined under statutory insurance accounting practices. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, it requires the approval of the Connecticut Insurance Commissioner.

     The Company's principal offices are located at 200 Hopmeadow Street, Simsbury, Connecticut 06089. The Company's telephone number is (860) 843-7716.

                                USE OF PROCEEDS

     Except as otherwise set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for the refinancing of debt, including outstanding commercial paper and other third-party indebtedness, and the satisfaction of other obligations, for working capital, capital expenditures, investments in or loans to subsidiaries and for other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES
            AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and Preferred Stock dividends for the years indicated:

                                                                                    FOR THE THREE
                                                                                    MONTHS ENDED
                                           FOR THE YEAR ENDED DECEMBER 31,            MARCH 31,
                                       ----------------------------------------     -------------
                                       1992     1993     1994     1995     1996     1996     1997
                                       ----     ----     ----     ----     ----     ----     ----
    Ratio of Earnings to Fixed
      Charges........................  5.5      7.2      7.0      6.2      1.5      5.5      6.5
    Ratio of Earnings to Combined
      Fixed Charges and Preferred
      Stock Dividends................  5.5      7.2      7.0      6.2      1.5      5.5      6.5

For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before federal income taxes and fixed charges. "Fixed charges" consist of interest expense and an imputed interest component for rental expense. There were no shares of Preferred Stock outstanding during the periods included above.

                         DESCRIPTION OF DEBT SECURITIES


     The Senior Debt Securities offered hereby are to be issued in one or more series under the Senior Indenture, dated as of May 19, 1997, as supplemented from time to time (as so supplemented, the "Senior Indenture"), between the Company and Citibank, N.A., as trustee (the "Senior Indenture Trustee"). The Subordinated Debt Securities offered hereby are to be issued in one or more series under a Subordinated Indenture, as supplemented from time to time (as so supplemented, the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), between the Company and a trustee to be named in a Prospectus Supplement relating to the offering of Subordinated Debt Securities (the "Subordinated Indenture Trustee" and, together with the Senior Indenture Trustee, the "Trustees"). A copy of the Senior Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and a copy of the form of Subordinated Indenture will be filed as an exhibit to a Current Report on Form 8-K incorporated herein by reference prior to any offering of Subordinated Debt Securities.


     The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures (as they may be amended or supplemented from time to time) and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Whenever particular sections or defined terms of the Indentures (as they may be amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such sections or defined terms are incorporated herein or therein by reference.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. The Senior Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated obligations of the Company. The Subordinated Debt Securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Debt (as defined below) of the Company. See "-- Subordination under the Subordinated Indenture." As a holding company with no significant business operations of its own, most of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries and the Company relies on dividends from such subsidiaries to meet its obligations for payment of principal of and premium, if any, and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Debt Securities should look only to the assets of the Company for payments on the Debt Securities. The payment of dividends by the Company's insurance company subsidiaries, including Hartford Life and Accident, is limited under the insurance holding company laws of the states in which such subsidiaries are incorporated or commercially domiciled. The Indentures do not limit the aggregate amount of Debt Securities that may be issued thereunder. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures, as they apply to any series of Debt Securities, do not limit the incurrence or issuance of secured or other unsecured debt of the Company, whether under either of the Indentures, any other indenture that the Company may enter into in the future or otherwise. See "-- Subordination under the Subordinated Indenture" and the Prospectus Supplement relating to any offering of Subordinated Debt Securities.

     The Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Senior Indenture or the Subordinated Indenture, as the case may be, or a resolution of the Company's Board of Directors or a committee thereof and set forth in an Officer's Certificate.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Debt Securities: (1) the title of the Debt Securities; (2) any limit upon the aggregate principal amount of the Debt Securities; (3) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (4) the rate or rates, if any, at which the Debt Securities shall bear interest, the Interest Payment Dates on which any such interest shall be payable, the right, if any, of the Company to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date or the method by which any of the foregoing shall be determined; (5) the place or places where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and premium, if any, and interest on the Debt Securities will be payable and where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and the Indentures may be made ("Place of Payment"); (6) any period or periods within or date or dates on which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation or the right, if any, of the Company to redeem, purchase or repay the Debt Securities pursuant to any sinking fund, amortization or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (8) the denominations in which any Debt Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (9) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of and premium, if any, and interest, if any, on the Debt Securities shall be payable, or in which the Debt Securities shall be denominated; (10) any additions, modifications or deletions, in the Events of Default or covenants of the Company specified in the Indenture with respect to the Debt Securities; (11) if other than the principal amount thereof, the portion of the principal amount of Debt Securities that shall be payable upon declaration or acceleration of the Maturity thereof; (12) any additions or changes to the Indenture with respect to a series of Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not as to principal, and with or without interest coupons; (13) any index or indices used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Debt Securities and the manner in which such amounts will be determined; (14) the issuance of a temporary Global Security representing all of the Debt Securities of such series and exchange of such temporary Global Security for definitive Debt Securities of such series; (15) subject to the terms described under "Global Debt Securities," whether the Debt Securities of the Series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities, which Depositary shall be a clearing agency registered under the Exchange Act; (16) the appointment of any Paying Agent or Agents; (17) in the case of the Subordinated Indenture, the relative degree, if any, to which such Debt Securities of the series shall be senior to or be subordinated to other series of such Debt Securities in right of payment, whether such other series of Debt Securities are outstanding or not; and (18) any other terms of the Debt Securities not inconsistent with the provisions of the Indentures. (Section 3.01.)

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations if applicable to any Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Debt Securities, special federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and bearing the same interest rate. (Section 3.05.)

     Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Trustees as Securities Registrars under the Indentures. (Section 3.05.) If a Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.02.)

     In the event of any redemption, neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Debt Securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Debt Securities so selected for redemption, except, in the case of any Debt Securities being redeemed in part, any portion thereof not to be redeemed. (Section 3.05.)

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Debt Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Debt

Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Debt Security, and the deposit of such Global Debt Security with or on behalf of the Depositary, the Depositary for such Global Debt Security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Debt Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Debt Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

     So long as the Depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indentures governing such Debt Securities.

     Payments of principal of and premium, if any, and interest on individual Debt Securities represented by a Global Debt Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Debt Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any Paying Agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest of the Global Debt Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Debt Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debt Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Debt Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Debt Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Debt Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Debt Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Debt Security, as described in the applicable Prospectus Supplement, receive individual Debt Securities of such series in exchange for such beneficial interest in a Global Debt Security. In any such instance, an owner of a beneficial interest in a Global Debt Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Debt Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, and any interest on Debt Securities will be made at the office of the Trustee for such Debt Securities in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time in an applicable Prospectus Supplement, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each Place of Payment for each series of Debt Securities. (Sections 3.01, 3.07 and 10.02.)

     Any moneys deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal and premium, if any, or interest on any Debt Security and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the Holder of such Debt Security shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof. (Section 10.03.)

REDEMPTION

     Unless otherwise indicated in an applicable Prospectus Supplement, Debt Securities will not be subject to any sinking fund and will not be redeemable prior to their Stated Maturity.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Senior and Subordinated Indentures provide that the Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person (as defined), and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another corporation or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor corporation is organized under the laws of the United States of America or any state or the District of Columbia, and such successor corporation expressly assumes the Company's obligations on the Debt Securities issued under the related Indenture;
(ii) immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met. (Sections 8.01 and 8.02.)

LIMITATIONS UPON LIENS

     The Senior and Subordinated Indentures provide that the Company will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a Lien (as defined) upon any Principal Property of the Company or any Restricted Subsidiary or on any shares of stock of any Restricted Subsidiary (whether such Principal Property or shares of stock are now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities of any series Outstanding (as defined) which are entitled to the benefits of such provision of the Indenture (together with, if the Company shall so determine, any other indebtedness of or indebtedness guaranteed by the Company or such Restricted Subsidiary entitled thereto, subject to applicable priority of payment) shall be secured equally and ratably with or prior to such indebtedness, except that the foregoing restriction shall not apply to (i) Liens on property or shares of stock of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) Liens on property existing at the time of acquisition thereof, or Liens on property which secure the payment of the purchase price of such property, or Liens on property which secure indebtedness incurred or guaranteed for the purpose of financing the purchase price of such property or the construction of such property (including improvements to existing property), which indebtedness is incurred or guaranteed within 180 days after the latest of such acquisition or completion of such construction or commencement of operation of such property; (iii) Liens securing indebtedness owing by any Restricted Subsidiary to the Company or a wholly owned Restricted Subsidiary; (iv) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other Person as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary; (v) Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof or any agency, instrumentality or political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens within 180 days after the latest of the acquisition, completion of construction or commencement of operation of such property; and (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v), inclusive. Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto, the aggregate amount of such indebtedness issued pursuant to such exception at such time does not exceed 10% of Consolidated Net Tangible Assets. In computing the aggregate amount of indebtedness outstanding for purposes of the foregoing sentence, there shall not be included in the calculation an indebtedness issued, assumed or guaranteed pursuant to clauses
(i) through (vi) above. (Section 10.08.)

  CERTAIN DEFINITIONS

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all segregated goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries ("Subsidiary" being defined as any corporation where more than 50% of its voting stock is owned directly or indirectly by the Company or by another Subsidiary) and prepared in accordance with generally accepted accounting principles. (Section 1.01.)

     "Principal Property" means all land, buildings, machinery and equipment, and leasehold interests and improvements in respect of the foregoing, which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles, excluding all such tangible property located outside the United States of America and excluding any such property which, in the opinion of the Board of Directors set forth in a Board Resolution, is not material to the Company and its consolidated Subsidiaries taken as a whole. (Section 1.01.)

     "Restricted Subsidiary" is defined as any Subsidiary which is incorporated under the laws of any state of the United States or of the District of Columbia, and which is a regulated insurance company principally engaged in the life insurance business; provided, however, that no Subsidiary shall be a Restricted Subsidiary (i) if the total assets of such Subsidiary are less than 10% of the total assets of the Company and its consolidated Subsidiaries (including such Subsidiary) in each case as set forth on the most recent fiscal year-end balance sheets of such Subsidiary and the Company and its consolidated Subsidiaries, respectively, and computed in accordance with generally accepted accounting principles, or (ii) if in the judgment of the Board of Directors, as evidenced by a Board Resolution, such Subsidiary is not material to the financial condition of the Company and its Subsidiaries taken as a whole. (Section 1.01.) As of the date of this Prospectus, the Subsidiaries of the Company which meet the definition of Restricted Subsidiaries are the following: Hartford Life Insurance Company, Hartford Life and Accident Insurance Company and ITT Hartford Life and Annuity Insurance Company.

MODIFICATION AND WAIVER

     Modification and amendments of each Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby,
(i) change the Stated Maturity of the principal of, or any installment of interest on, any Outstanding Debt Security; (ii) reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, or the amount of principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity of, any Outstanding Debt Security; (iii) change the Place of Payment, or the coin or currency in which any Outstanding Debt Security or the interest thereon is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Outstanding Debt Security after the Stated Maturity; or (v) change the provisions of such Indenture relating to amendments of the Indenture requiring the consent of the affected Holders for waiver of compliance with certain provisions of the Indenture or waiver of past defaults. (Section 9.02.)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may on behalf of the Holders of all Debt Securities of that series waive, insofar as the series is concerned, compliance by the Company with certain restrictive covenants of the Indenture. (Section 10.09.) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series of Debt Securities, except a default in the payment of the principal of, or any interest on, any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 5.13.)

EVENTS OF DEFAULT

     Each Indenture provides that the following shall constitute Events of Default with respect to any series of Debt Securities: (i) default for 30 days in the payment of any interest when due; (ii) default in the payment of principal or premium, if any, at Maturity; (iii) default in the performance of any other covenant in the Indenture for 60 days after written notice thereof;
(iv) certain events in bankruptcy, insolvency or reorganization; (v) acceleration or default in the payment of indebtedness for borrowed money in excess of $25,000,000, which acceleration or default shall not have been rescinded or annulled within 30 days after notice; or (vi) any other Event of Default provided in the applicable Board Resolution or supplemental indenture under which such series of Debt Securities is issued. (Section 5.01.) The Company is required to furnish the Trustee annually with a statement as to the fulfillment by the Company of its obligations under the Indenture. (Section 10.06.) Each Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in respect of the payment of principal or interest on the Debt Securities) if it considers it in the interest of the Holders to do so. (Section 6.02.)

     If an Event of Default with respect to Outstanding Debt Securities of any series occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal shall become immediately due and payable. However, at any time after a declaration or acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such declaration. (Section 5.02.)

     Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 6.03.) Subject to such provisions for the security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for, and remedy available to, the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 5.12.)

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and, within 60 days following the receipt of such notice, the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, and the Trustee shall have failed to institute such proceeding. (Section 5.07.) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of, and premium, if any, and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute a suit for the enforcement of any such payment. (Section 5.08.)

SATISFACTION AND DISCHARGE OF THE INDENTURES

     Each Indenture provides that when, among other things, all Debt Securities not previously delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year and the Company in either case deposits or causes to be deposited with the Trustee trust funds in trust for such purpose an amount in the currency or currencies in which the Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Debt Securities not previously delivered to the Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the Officers' Certificates and Opinions of Counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture. (Section 4.01.)

DEFEASANCE

     Except as may otherwise be provided in the applicable Prospectus Supplement with respect to the Debt Securities of any series, each Indenture provides that the Company shall be deemed to have paid and discharged the entire indebtedness on all the Debt Securities of a series at any time prior to the Stated Maturity or redemption thereof when (i) the Company has irrevocably deposited or caused to be deposited with the Trustee, in trust, either (a) sufficient funds to pay and discharge the entire indebtedness on the Debt Securities of such series for the principal and premium, if any, and interest to the Stated Maturity or any redemption date or (b) such amount of Government Obligations (as defined) as will, in the written opinion of independent public accountants delivered to the Trustee, together with predetermined and certain income to accrue thereon, without consideration of any reinvestment thereof, be sufficient to pay and discharge when due the entire indebtedness on the Debt Securities of such series for principal and premium, if any, and interest to the Stated Maturity or any redemption date, (ii) the Company has paid or caused to be paid all other sums payable with respect to the Debt Securities of such series, (iii) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the applicable Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion confirms that, the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and such opinion is accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service, (iv) the Company has delivered to the Trustee an opinion of counsel that neither the Company nor the trust held by such Trustee will immediately after the deposit just described be an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 and (v) the Company has delivered to the Trustee such other Officer's Certificates and Opinions of Counsel as may be required by the Indenture, each stating that all conditions precedent provided for therein relating to the satisfaction and discharge of the entire indebtedness on all Debt Securities of such series have been complied with. (Section 4.03.)

     With respect to the Subordinated Indenture, in order to be discharged as described above, no default in the payment of principal of, or premium, if any, or interest on any Senior Debt shall have occurred and be continuing or no other Event of Default with respect to the Senior Debt shall have occurred and be continuing and shall have resulted in such Senior Debt becoming or being declared due and payable prior to the date it would have become due and payable.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws). (Section 1.12.)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     In the Subordinated Indenture, the Company will covenant and agree that any Subordinated Debt Securities issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Subordinated Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Debt before the holders of Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest, if any, on the Subordinated Debt Securities.

     No payments on account of principal or premium, if any, or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or any event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means the principal of and premium, if any, and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to, the Subordinated Debt Securities; provided, however, that Senior Debt shall not be deemed to include (a) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company, (b) any Debt of the Company to any of its subsidiaries, (c) any Debt to any employee of the Company, (d) any liability for taxes and (e) any indebtedness or monetary obligations to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.

     The Company is a holding company with no significant business operations of its own, and most of the assets of the Company are owned by its subsidiaries. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including liabilities under contracts of insurance and annuities written by the Company's insurance subsidiaries. Holders of Debt Securities should look only to the assets of the Company for payments of interest and principal and premium, if any.

     The Subordinated Indenture will place no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

     The Subordinated Indenture will provide that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the Prospectus Supplement relating to such Subordinated Debt Securities.

CONCERNING THE SENIOR INDENTURE TRUSTEE

     The Trustee acts as depository for funds of, makes loans to, and performs other services for, the Company and its subsidiaries in the normal course of business.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 600,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 600,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and 50,000,000 shares of Preferred Stock. Upon the completion of the Equity Offerings, up to 26,000,000 shares of Class A Common Stock will be outstanding (including 3,000,000 shares if the over-allotment options of the underwriters in the Equity Offerings are exercised in full) and 114,000,000 shares are reserved for issuance upon conversion of any of the Class B Common Stock into Class A Common Stock. 114,000,000 shares of Class B Common Stock are outstanding and held by The Hartford or one of its directly or indirectly wholly owned subsidiaries. No shares of Preferred Stock are outstanding. A description of various provisions of the Company's Certificate of Incorporation and By-laws affecting the rights of the Class A Common Stock, Class B Common Stock and Preferred Stock is set forth below. This description is intended as a summary and is qualified in its entirety by reference to the form of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws filed as exhibits to the Registration Statement of which this Prospectus is a part.


CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  DIVIDENDS

     Holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Cash dividends may be declared and paid to the holders of Class A Common Stock only if at such time cash dividends in the same amount per share are declared and paid to the holders of Class B Common Stock, and vice versa. Dividends payable other than in cash or Common Stock (or in rights, options, warrants or securities convertible into or exchangeable for Common Stock) will be declared and paid to holders of Class A Common Stock and Class B Common Stock on a pro rata per share basis. Dividends consisting of shares of Common Stock, or of rights, options, warrants or other securities convertible into or exchangeable for such shares, may be declared and paid to holders of Class A Common Stock only if a like dividend is declared and paid to holders of Class B Common Stock, and vice versa, and, to that end, shares of Class A Common Stock, or any rights, options, warrants or securities convertible into or exchangeable for Class A Common Stock, would be declared and paid only to holders of shares of Class A Common Stock and shares of Class B Common Stock, or any rights, options, warrants or securities convertible into or exchangeable for Class B Common Stock, would be declared and paid only to holders of Class B Common Stock. The Company may not reclassify, subdivide or combine the shares of either class of Common Stock without at the same time proportionately reclassifying, subdividing or combining the shares of the other class.

  VOTING RIGHTS

     Holders of Class A Common Stock and Class B Common Stock generally have identical voting rights and vote together (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share and the shares of Class B Common Stock maintain certain conversion rights and transfer restrictions as described below. Except as required by law, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast in person or by proxy by all shares of Class A Common Stock and Class B Common Stock, voting together as a single class, subject to any voting rights granted to holders of any outstanding Preferred Stock. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Certificate of Incorporation (including any such amendment to increase or decrease the authorized shares of any class) must be approved by a majority of the votes entitled to be cast in person or by proxy by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, except that certain provisions of the Certificate of Incorporation may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding. See "Certain Provisions of the Certificate of Incorporation and By-Laws of the Corporation -- Corporate Opportunities". However, amendments to the Certificate of Incorporation that would change the powers, preferences and relative participating, optional or other special rights of the Class A Common Stock or Class B Common Stock also must be approved by a majority of the outstanding shares of such class voting as a separate class. The superior voting rights of the Class B Common Stock may discourage unsolicited tender offers and merger proposals.


  CONVERSION

     Each share of Class B Common Stock is convertible at any time by the holder thereof at the option of such holder into one share of Class A Common Stock, except as provided herein. Subject to the exceptions described in the following sentence, upon the sale or other transfer (whether by merger, operation of law or otherwise) by a stockholder of the Company of shares of Class B Common Stock such that any person or persons, other than such stockholder or any of its affiliates (within the meaning of the rules and regulations under the Exchange
Act), or a Class B Transferee (as defined below), will have beneficial ownership thereof, such shares will automatically convert into an equal number of shares of Class A Common Stock. However, if shares of Class B Common Stock representing 50% or more of all the then outstanding shares of Common Stock (calculated without regard to the difference in voting rights between the classes of Common Stock) are transferred by the holder thereof in a single transaction, or series of related transactions, to any person or group of affiliated persons not affiliated with such transferor (a "Class B Transferee"), such shares of Class B Common Stock so transferred will not automatically convert into shares of Class A Common Stock upon such transfer. Each share of Class B Common Stock retained by such transferor following any such transfer will automatically convert into a share of Class A Common Stock upon such transfer. In addition, each share of Class B Common Stock will automatically convert into one share of Class A Common Stock on the date on which the number of shares of Class B Common Stock then outstanding is less than 50% of the then outstanding shares of Common Stock.

     The provisions of the Company's Certificate of Incorporation described above are generally designed so that, were The Hartford to reduce its ownership of the Class B Common Stock to less than 50% of all the then outstanding shares of Common Stock (calculated without regard to the difference in voting rights between the classes of Common Stock), its shares of Class B Common Stock would be automatically converted into Class A Common Stock, thereby resulting in all holders of Common Stock having identical voting rights other than any Class B Transferee. However, The Hartford (and any Class B Transferee) is permitted to transfer shares of Class B Common Stock representing 50% or more of all the then outstanding shares of Common Stock (calculated without regard to the difference in voting rights between the classes of Common Stock), to a Class B Transferee with the effect that such Class B Transferee will succeed to ownership of the Class B Common Stock and thus control of the Company.

  OTHER

     Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to the rights of the holders of the Preferred Stock, the net assets of the Company available for distribution to stockholders of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests and the Class B Common Stock shall rank pari passu with the Class A Common Stock as to such distribution.

     No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

     The outstanding shares of Class A Common Stock and Class B Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The authorized Preferred Stock of the Company is available for issuance from time to time at the discretion of the Board of Directors without stockholder approval. The Board of Directors has the authority to prescribe, for each series of the Preferred Stock it establishes, the number of shares in that series, the number of votes (if any) to which such shares in that series are entitled, the dividends payable on such shares in that series, any conversion rights applicable thereto and the other powers, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock, the issuance thereof could have an adverse effect on holders of the Common Stock by delaying or preventing a change of control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of the Common Stock.

     The particular terms of any series of Preferred Stock offered hereby will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series will be fixed or designated pursuant to a certificate of designation adopted by the Board of Directors or a duly authorized committee thereof. The description of the terms of a particular series of Preferred Stock that will be set forth in a Prospectus Supplement shall not purport to be complete and shall be qualified in its entirety by reference to the certificate of designation relating to such series.

DEPOSITARY SHARES

  GENERAL

     The Company may, at its option, elect to offer fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a depositary to be named by the Company in a Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Whenever particular sections or defined terms of the Deposit Agreement are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms shall be incorporated herein or therein by reference. Copies of the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to a Current Report on Form 8-K incorporated herein by reference to be filed prior to any offering of Depositary Shares.

  DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

  REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

  VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

  AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Stock, including in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

  RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointments. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

  CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of the Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as the Deposit Agreement expressly provides to be for their accounts.

  MISCELLANEOUS

     The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Company nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

RESTRICTIONS ON OWNERSHIP UNDER INSURANCE LAWS

     Although the Certificate of Incorporation and By-laws of the Company do not contain any provision restricting ownership of the Common Stock, under applicable state insurance laws and regulations, no person may acquire control of any of the insurance subsidiaries of the Company or any corporation controlling such subsidiaries unless such person has filed a statement containing specified information with appropriate regulatory authorities and approval for such acquisition is obtained from such authorities. For example, under the laws of the State of Connecticut, any person acquiring, directly by stock ownership or indirectly by revocable proxy or otherwise, 10% or more of the voting securities of any other person is presumed to have acquired control of such person, and, as a result, any person who beneficially acquires 10% or more of the voting securities of the Company's insurance company subsidiaries or the Company without obtaining the approval of the Connecticut Insurance Commissioner would be in violation of Connecticut's insurance holding company laws and may be subject to injunctive action requiring disposition or seizure of such shares of voting securities and prohibiting the voting of such shares, as well as other action determined by the applicable regulatory authority. The application of such state insurance laws may be a deterrent to any person proposing to acquire control of the Company, particularly in a hostile transaction.

                           CERTAIN PROVISIONS OF THE
                        CERTIFICATE OF INCORPORATION AND
                             BY-LAWS OF THE COMPANY

TRANSACTIONS WITH INTERESTED PARTIES

     The Company's Certificate of Incorporation includes certain provisions addressing potential conflicts of interest between the Company and The Hartford and regulating and defining the conduct of certain affairs of the Company as they may involve The Hartford and its subsidiaries, directors and officers. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) between the Company and The Hartford or any of its subsidiaries (other than the Company and its subsidiaries) or between the Company and any entity in which any of the Company's directors has a financial interest (a "Related Entity"), or between the Company and any director or officer of the Company, The Hartford or any subsidiary of the Company or The Hartford or any Related Entity will be void or voidable for the reason that The Hartford or any subsidiary thereof, Related Entity or any director or officer of the

Company, The Hartford or any subsidiary of the Company or The Hartford or any Related Entity is a party thereto, or because any such director or officer is present at, participates in or votes at a meeting of the Board of Directors or a committee thereof which authorizes such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof), if:

          (i) the material facts as to such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) are disclosed or are known to the Board of Directors or the committee thereof that authorizes such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) and the Board of Directors or such committee in good faith authorizes, approves or ratifies such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) by the affirmative vote of a majority of the Disinterested Directors (as defined below), even though the number of Disinterested Directors voting may be less than a quorum;

          (ii) the material facts as to such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) are disclosed or are known to the holders of Common Stock entitled to vote thereon, and the contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) is specifically approved or ratified in good faith by a majority of the votes entitled to be cast by all then outstanding shares of Common Stock present in person or represented by proxy and not owned by The Hartford or any subsidiary thereof or a Related Entity, as the case may be; or

          (iii) such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) is fair to the Company at the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Company.

     For purposes hereof, "Disinterested Directors" means the directors of the Company who are not (i) officers of either the Company or The Hartford or any of their respective subsidiaries or (ii) directors of The Hartford or any subsidiary thereof (other than the Company).

CORPORATE OPPORTUNITIES

     The Certificate of Incorporation further provides that, subject to any contract to which the Company is a party and subject to applicable law, The Hartford or any subsidiary thereof (other than the Company and any subsidiary thereof) will have the right to: (i) engage in the same or similar business activities or lines of business as the Company or any subsidiary thereof; (ii) do business with any client or customer of the Company or any subsidiary thereof; and (iii) employ or otherwise engage any officer or employee of the Company or any subsidiary thereof. In addition, in the event that The Hartford or any of its subsidiaries (other than the Company and its subsidiaries) or the Company or any of its subsidiaries acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both The Hartford and the Company, such person shall have no duty, other than pursuant to the laws of the State of Delaware, to communicate or present such corporate opportunity to the Company or The Hartford, as applicable.

CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     Until The Hartford ceases to beneficially own, directly or indirectly, more than 20% of the number of outstanding shares of Common Stock, the Certificate of Incorporation requires the affirmative vote of the holders of 80% or more of the combined voting power of the Common Stock then outstanding, voting together as a single class, to alter, amend or repeal, or adopt any provision of the Certificate of Incorporation which is inconsistent with, any provision of the Certificate of Incorporation (whether directly or indirectly through any merger of the Company with any other entity) relating to transactions with interested parties and corporate opportunities (each as described above), as well as the provision requiring such an 80% vote to effect such an alteration, amendment, repeal or adoption. Thereafter, under the General Corporation Law of the State of Delaware (the "DGCL"), an affirmative vote of 50% or more of the combined voting power of the Common Stock then outstanding would be required to effect such an alteration, amendment, repeal or adoption. Accordingly, so long as The Hartford beneficially owns more than 20% of the number of outstanding shares of Common Stock, it can prevent any such alteration, amendment, repeal or adoption.

     In addition, the Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the combined voting power of all the then outstanding shares of Common Stock, voting together as a single class, to alter, amend or repeal, or adopt any provision of the Certificate of Incorporation (whether directly or indirectly through any merger of the Company with any other entity) which is inconsistent with, any provision of the Certificate of Incorporation relating to the classification of the Board of Directors, the filling of vacancies on the Board of Directors, the prohibition on the taking of actions by stockholders by written consent in lieu of a meeting and the calling of a special meeting of stockholders, as well as the provision requiring such an 80% vote to effect such an alteration, amendment, repeal or adoption.

POTENTIAL LIMITS ON CHANGE OF CONTROL

     Certain provisions of the Certificate of Incorporation and By-laws may delay, defer or prevent a tender offer, proxy contest or other takeover attempt involving the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its stockholders. In addition, these provisions also are intended to ensure that the Board of Directors will have sufficient time to act in what the Board of Directors believes to be in the best interests of the Company and its stockholders. However, such provisions could have the effect of making it more difficult for a third party to undertake, or discouraging a third party from undertaking, an unsolicited takeover bid or otherwise attempting to obtain control of the Company or the Board of Directors, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions also may have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors. These provisions include (i) the availability of shares of Preferred Stock for issuance from time to time at the discretion of the Board of Directors; (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting; (iii) the classification of the Board of Directors into three classes, each of which will serve for different three-year periods; (iv) a requirement, pursuant to Section 141 of the DGCL, that, due to the classification of the Board of Directors, directors of the Company may only be removed for cause; (v) a requirement that certain provisions of the Certificate of Incorporation may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding;
(vi) requirements for advance notice for raising business or making nominations at stockholders' meetings; and (vii) the ability of the Board of Directors to increase the size of the board and to appoint directors to fill newly created directorships. The Hartford, as owner of more than 80% of the combined voting power of all classes of voting stock, could sell or otherwise dispose of a substantial portion of its holdings and still be able to block any tender offer, proxy contest or other takeover attempt by any third party and certain other material transactions and matters.

LIMITATION ON LIABILITY

     To the fullest extent permitted by applicable law as then in effect, no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation should have no effect on the availability of equitable remedies such as an injunction or recission based on a director's breach of his or her duty of care and does not eliminate or limit a director's liability arising in connection with causes of action brought under the federal securities laws. This provision, however, may discourage or deter stockholders or management from bringing a lawsuit against a director for a breach of his or her fiduciary duty, though such an action, if successful, might otherwise have benefited the Company and its stockholders.

     The By-laws provide that the Company, to the fullest extent permitted by applicable law as then in effect, will indemnify any person who was or is involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, by reason of the fact that such person was or is a director, officer, employee or agent of the Company or was or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such investigation, claim, action, suit or proceeding. To receive such indemnification under the DGCL as currently in effect, such a person must have been successful in such investigation, claim, action, suit or proceeding or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.

DELAWARE STATUTE

     The Company is a Delaware corporation subject to Section 203 of the DGCL.
Section 203 provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination, including mergers or consolidations or acquisitions of assets or additional shares of the corporation, with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder unless
(i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in
Section 203 of the DGCL, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the relevant date and (y) the affiliates and associates of any such person. Under certain circumstances,
Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for the above-referenced three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. By virtue of its beneficial ownership of the Class B Common Stock, The Hartford is in a position to elect to exclude the Company from the restrictions under Section 203 of the DGCL, although it currently has no intention to do so.

                              PLAN OF DISTRIBUTION

     The Company may sell any of the Offered Securities being offered hereby in any one or more of the following ways from time to time: (i) through agents;
(ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company to purchasers.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

     If Offered Securities are sold by means of an underwritten offering, the Company will execute an underwriting or pricing agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Offered Securities in respect of which this Prospectus is being delivered, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Offered Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting or pricing agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Offered Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sale will be described in the Prospectus Supplement relating thereto.

     Offered Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with the remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to delayed delivery contracts accepted by the Company.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of Offered Securities will be a new issue with no established trading market. The Company may elect to list any series of Offered Securities on an exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any of the Offered Securities.

     Agents, underwriters, dealers, and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of any Offered Securities offered hereby will be passed upon for the Company by Lynda Godkin, General Counsel of the Company, and for any underwriters or agents by counsel to be named in the applicable Prospectus Supplement.

                                    EXPERTS

     The audited consolidated financial statements and financial statement schedules of the Company and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein to the Company's Form 10, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference to the Company's Form 10 and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include an explanatory paragraph with respect to the change in the method of accounting for debt and equity securities as of January 1, 1994, as discussed in Note 2 of notes to consolidated financial statements.

=======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       -----
           PROSPECTUS SUPPLEMENT
Prospectus Summary...................    S-3
Certain Factors Affecting the Company
  and the Insurance Industry.........    S-9
Company Financing Plan...............   S-10
Capitalization.......................   S-11
Use of Proceeds......................   S-12
Selected Consolidated Financial
  Data...............................   S-13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   S-17
Business.............................   S-42
Certain Relationships and
  Transactions.......................   S-78
Description of the Securities........   S-87
Validity of Securities...............   S-88
Certain United States Federal Income
  Tax Considerations.................   S-89
Underwriting.........................   S-93
Glossary of Selected Insurance and
  Other Terms........................    G-1

                 PROSPECTUS
Available Information................      2
Incorporation of Certain Documents by
  Reference..........................      2
The Company..........................      3
Use of Proceeds......................      3
Ratio of Earnings to Fixed Charges
  and Combined Fixed Charges and
  Preferred Stock Dividends..........      4
Description of Debt Securities.......      4
Description of Capital Stock.........     14
Certain Provisions of the Certificate
  of Incorporation and By-Laws of the
  Company............................     18
Plan of Distribution.................     22
Legal Opinions.......................     23
Experts..............................     23


=======================================================
=======================================================
                                  $650,000,000

                              HARTFORD LIFE, INC.

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------


                            $200,000,000    % NOTES


                           DUE                , 2004


                              GOLDMAN, SACHS & CO.

                           A.G. EDWARDS & SONS, INC.


                       NATIONSBANC CAPITAL MARKETS, INC.


                            PAINEWEBBER INCORPORATED


                              SALOMON BROTHERS INC


                            $200,000,000    % NOTES
                           DUE                , 2007

                              GOLDMAN, SACHS & CO.

                          BANCAMERICA SECURITIES, INC.


                             CHASE SECURITIES INC.


                      FIRST CHICAGO CAPITAL MARKETS, INC.


                          $250,000,000    % DEBENTURES
                           DUE                , 2027

                              GOLDMAN, SACHS & CO.

                           CITICORP SECURITIES, INC.


                           CREDIT SUISSE FIRST BOSTON


                                LEHMAN BROTHERS

                               J.P. MORGAN & CO.
            =======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all the expenses in connection with the issuance and distribution of the Offered Securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the Commission registration fee.

    Commission Registration Fee.............................................  $  303,031
    Accounting Fees and Expenses............................................      30,000
    Legal Fees and Expenses.................................................     220,000
    Printing Expenses.......................................................     270,000
    Rating Agency Fees......................................................     280,000
    Trustee Fees and Expenses...............................................      60,000
    Miscellaneous...........................................................     236,969
                                                                                --------
              Total.........................................................  $1,400,000
                                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorney's fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of
Section 145 of the DGCL.

     Article 4 of the Company's Restated By-laws provides in terms similar to those of Section 145 of the DGCL that the Company shall have the power and shall be required to indemnify its officers and directors in accordance with such law.

     As permitted by Section 102(b)(7) of the DGCL, Article Eleventh of the Company's Restated Certificate of Incorporation states that:

          To the fullest extent permitted by applicable law as then in effect, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the

     General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of the Registrant and certain controlling persons under certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS

 1.1   Proposed form(s) of Underwriting Agreement(s).*

 4.1 Restated Certificate of Incorporation of Hartford Life, Inc. (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-21459)).

 4.2 By-Laws of Hartford Life, Inc. (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-21459)).


 4.3 Senior Indenture, dated as of May 19, 1997, between the Company and Citibank, N.A., as Trustee.


 4.4   Form of Subordinated Indenture.*

 4.5   Form of Depositary Receipt.*

 4.6   Form of Deposit Agreement.*


 5.1   Opinion of Lynda Godkin, Esq.



12.1   Statement re: Computation of Ratio of Earnings to Fixed Charges.**


23.1   Consent of Arthur Andersen LLP.


23.2   Consent of Lynda Godkin, Esq. (included in Exhibit 5.1).



23.3   Consent of Ramani Ayer.**



23.4   Consent of Donald R. Frahm.**



23.5   Consent of Paul G. Kirk, Jr.**



23.6   Consent of H. Patrick Swygert.**



23.7   Consent of DeRoy C. Thomas.**



23.8   Consent of Gordon I. Ulmer.**



23.9  Consent of David K. Zwiener.**


24.1   Powers of Attorney.**


25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A., as Trustee for the Senior Debt Securities.**

25.2 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Subordinated Trustee, as Trustee for the Subordinated Debt Securities.*
---------------
 * To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.
** Previously filed.

ITEM 17.  UNDERTAKINGS

     (a) Rule 415 offering.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Offered Securities (if the total dollar value of Offered Securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) Rule 430A registration statement.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (j) Qualification of trust indentures under the Trust Indenture Act of 1939 for delayed offerings.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

OTHER

     The Registrant hereby states that it reasonably believes that the Offered Securities being registered hereunder will be "investment grade securities" (as defined in General Instruction I.B.2. of Form S-3) by the time of sale of such securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simsbury, State of Connecticut, on May 22, 1997.


                                          HARTFORD LIFE, INC.


                                          By         /s/ LOWNDES A. SMITH

                                            ------------------------------------

                                            Name: Lowndes A. Smith


                                            Title:   Chief Executive Officer and
                                             President



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael S. Wilder, Michael O'Halloran and Lynda Godkin or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                TITLE                      DATE
           /s/ LOWNDES A. SMITH             Chief Executive Officer,            May 22, 1997
------------------------------------------  President and Director
                Lowndes A. Smith            (Principal Executive Officer)

           /s/ GREGORY A. BOYKO             Senior Vice President, Chief        May 22, 1997
------------------------------------------  Financial Officer and Treasurer
                Gregory A. Boyko            (Principal Financial and
                                            Accounting Officer)

             /s/ RAMANI AYER                Director                            May 22, 1997
------------------------------------------
                  Ramani Ayer

           /s/ DONALD R. FRAHM              Director                            May 22, 1997
------------------------------------------
                Donald R. Frahm

                SIGNATURE                                TITLE                      DATE
          /s/ PAUL G. KIRK, JR.             Director                            May 22, 1997
------------------------------------------
               Paul G. Kirk, Jr.

          /s/ H. PATRICK SWYGERT            Director                            May 22, 1997
------------------------------------------
               H. Patrick Swygert

           /s/ DEROY C. THOMAS              Director                            May 22, 1997
------------------------------------------
                DeRoy C. Thomas

           /s/ GORDON I. ULMER              Director                            May 22, 1997
------------------------------------------
                Gordon I. Ulmer

           /s/ DAVID K. ZWIENER             Director                            May 22, 1997
------------------------------------------
                David K. Zwiener

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                              DESCRIPTION

 1.1   Proposed form(s) of Underwriting Agreement(s).*

 4.1 Restated Certificate of Incorporation of Hartford Life, Inc. (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-21459)).

 4.2 By-Laws of Hartford Life, Inc. (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-21459)).


 4.3 Senior Indenture, dated as of May 19, 1997, between the Company and Citibank, N.A., as Trustee.


 4.4   Form of Subordinated Indenture.*

 4.5   Form of Depositary Receipt.*

 4.6   Form of Deposit Agreement.*


 5.1   Opinion of Lynda Godkin, Esq.



12.1   Statement re: Computation of Ratio of Earnings to Fixed Charges.**


23.1   Consent of Arthur Andersen LLP.


23.2   Consent of Lynda Godkin, Esq. (included in Exhibit 5.1).



23.3   Consent of Ramani Ayer.**



23.4   Consent of Donald R. Frahm.**



23.5   Consent of Paul G. Kirk, Jr.**



23.6   Consent of H. Patrick Swygert.**



23.7   Consent of DeRoy C. Thomas.**



23.8   Consent of Gordon I. Ulmer.**



23.9   Consent of David K. Zwiener.**


24.1   Powers of Attorney.**


25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A., as Trustee for the Senior Debt Securities.**


25.2 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Subordinated Trustee, as Trustee for the Subordinated Debt Securities.*
---------------
 * To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.
** Previously filed.